    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 10, 2003


                                                     REGISTRATION NO. 333-108769

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   ----------


                        PRE-EFFECTIVE AMENDMENT NO. 2 TO


                                    FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 ---------------

                                 ISOLAGEN, INC.
             (Exact name of registrant as specified in its charter)


                DELAWARE                                     2834                                    87-0458888
        (State or other jurisdiction)            (Primary Standard Industrial            (I.R.S. Employer of incorporation or
                                                         Code Number)                    organization Identification Number)

                            2500 WILCREST, 5TH FLOOR
                              HOUSTON, TEXAS 77042
                                 (713) 780-4754
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

                                 JEFFREY W. TOMZ
                      CHIEF FINANCIAL OFFICER AND SECRETARY
                                 ISOLAGEN, INC.
                            2500 WILCREST, 5TH FLOOR
                              HOUSTON, TEXAS 77042
                                 (713) 780-4754
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------

                                   COPIES TO:
                         SUSAN STRANAHAN CIALLELLA, ESQ.
                               DILWORTH PAXSON LLP
                             3200 MELLON BANK CENTER
                               1735 MARKET STREET
                      PHILADELPHIA, PENNSYLVANIA 19103-7595
                                 (215) 575-7075

                                   ----------

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

================================================================================

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act,
check the following box.                                                    [X]

    If this form is being filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number in the earlier
effective registration statement for the same offering.                     [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number in the earlier effective registration statement
for the same offering.                                                      [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number in the earlier effective registration statement
for the same offering.                                                      [ ]

    If delivery of the Prospectus is expected to be made pursuant to Rule 434,
check the following box.                                                    [ ]

                                   ----------

                         CALCULATION OF REGISTRATION FEE


                                                          PROPOSED MAXIMUM    PROPOSED MAXIMUM      AMOUNT OF
      TITLE OF EACH CLASS OF            AMOUNT TO          OFFERING PRICE        AGGREGATE         REGISTRATION
   SECURITIES TO BE REGISTERED        BE REGISTERED(1)        PER SHARE        OFFERING PRICE         FEE(2)
   ---------------------------        ----------------    ----------------    ----------------     ------------
Common Stock                            24,976,541            $  9.10           $ 227,286,523        $  18,104
TOTAL                                                                                                $  18,104*

*    Previously paid.

(1) This registration statement includes 23,890,872 shares of issued and outstanding Common Stock. The registration fee for those shares and the Shares of Common Stock underlying Common Stock Warrants is based on the closing market price for the Registrant's shares on September 11, 2003, pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act").

(2) Calculated at the rate of $80.90 per $1,000,000 pursuant to fee rate advisory #8 for fiscal year 2003. The registration fee is based on the closing market price for the Registrant's common stock on September 11, 2003, pursuant to Rule 457(c).

----------

         Pursuant to Rule 416 of the Securities Act of 1933, there are also being registered hereunder such additional shares as may be issued to the Selling Stockholders because of future dividends, stock distributions, stock splits, similar capital adjustments, or Penalty Shares. See "Shares Available for Future Sale, in Part I."

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

         The information in this Prospectus is not complete and is subject to compliance or amendment. Neither Isolagen nor the Selling Holders nor the holders of Common Stock Warrants may sell these securities until the Registration Statement filed with the Securities and Exchange Commission (the "SEC") is effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information contained in this Prospectus is correct only as of the date of this Prospectus, regardless of the time of the delivery of this Prospectus or any sale of these securities.


                  SUBJECT TO COMPLETION DATED NOVEMBER 10, 2003


                             PROSPECTUS DATED , 2003

                                 ISOLAGEN, INC.

                SECURITIES OFFERED FOR RESALE BY SELLING HOLDERS

                        23,890,872 Shares of Common Stock
                                       and
                        1,085,669 Shares of Common Stock
                 Issuable Upon Exercise of Common Stock Warrants

    This Prospectus relates to the Selling Holders' offer to sell 24,976,541 shares of our Common Stock that they hold and shares which were purchased in private transactions with us, and to the Selling Holders' offer to resell the shares of Common Stock issuable upon any exercise.


    Our Common Stock is traded on the American Stock Exchange, L.L.C. ("AMEX") under the symbol "ILE." On November 5, 2003, the reported closing transaction price of our Common Stock was $7.04 per share. The address of our principal executive offices is 2500 Wilcrest, 5th Floor, Houston, Texas 77042, and our telephone number is (713) 780-4754.


    INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. You should consider carefully the "Risk Factors" of this Prospectus before purchasing any Common Stock. You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with any different information.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS


Prospectus Summary..................................................................................     1
Risk Factors........................................................................................     2
Selected Consolidated Financial Data................................................................    12
Management's Discussion and Analysis of Financial Condition and Results of Operations...............    14
Securities Offered, The Selling Holders and the Plan of Distribution................................    22
Use of Proceeds.....................................................................................    30
Business............................................................................................    30
Management..........................................................................................    40
Certain Beneficial Holders and Management...........................................................    44
Compensation of Directors and Executive Officers....................................................    45
Certain Relationships and Related Transactions......................................................    49
Capital Stock.......................................................................................    50
Market For Common Equity and Related Stockholder Matters............................................    51
Shares Available for Future Sale....................................................................    52
Securities and Exchange Commission Position on Indemnification for Securities Act Liabilities.......    53
Experts.............................................................................................    53
Legal Matters.......................................................................................    53
How to Obtain Additional Information................................................................    53
Financial Statements................................................................................   F-1

                                   ----------

    Isolagen has not authorized anyone to give any information or make any representation about the offering that differs from, or adds to, the information in this Prospectus or the documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it. The delivery of this Prospectus does not mean that there have not been any changes in Isolagen's condition since the date of this Prospectus. If you are in a jurisdiction where it is unlawful to offer to purchase or exercise the securities offered by this Prospectus, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this Prospectus does not extend to you. This Prospectus speaks only as of its date except where it indicates that another date applies. Documents that are incorporated by reference in this Prospectus speak only as of their date, except where they specify that other dates apply. The information in this Prospectus may not be complete and may be changed. The Selling Holders may sell until the registration statement filed with the SEC is effective. This Prospectus is not an offer to purchase or exercise these securities and it is not soliciting an offer to purchase or exercise these securities in any state where the purchase or exercise is not permitted.

                               PROSPECTUS SUMMARY

    This summary presents selected information from this Prospectus and is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus, including the information under "Risk Factors". You should carefully read this entire Prospectus and the documents to which the Prospectus refers in order to understand this offering. See "How to Obtain Additional Information."

ISOLAGEN, INC.

    We are an emerging pharmaceutical bioscience company located in Houston, Texas that specializes in the development and commercialization of autologous cellular therapy for hard and soft tissue regeneration that has specific applications in cosmetic dermatology. We are also exploring applications for periodontal disease, reconstructive dentistry and other health-related markets. Autologous cellular therapy is a process whereby a patient's own cells are extracted, reproduced and then reintroduced to the patient for specific cosmetic and medical applications. Unlike other applications for the treatment of dermal defects, we utilize only the patient's unique, living cells to produce the patient's own collagen. There is no foreign substance utilized in this treatment protocol. We sometimes refer to our autologous cellular therapy as the Isolagen Process. We currently hold five patents relating to the Isolagen Process.

    Our goal is to become the industry leader in the research, development and commercialization of autologous cellular therapy which stimulate a patient's own collagen production. We have commenced Phase III trials for dermal defects pursuant to an effective Investigational New Drug Application for the treatment of wrinkles and scars. We have also commenced a Phase II dose ranging study relating to the treatment of wrinkles and scars and a Phase I clinical trial for dental applications addressing gingival recession. See "Business."

    We have commenced commercial operations in the United Kingdom and Australia, and are pursuing commercial operations through additional subsidiaries, joint ventures or license arrangements in South Korea, Hong Kong, Brazil and Mexico. We are investigating regulatory and other requirements in these countries and evaluating markets and potential joint venture partners and licensees. In July 2003, we received a license from the Therapeutic Goods Administration ("TGA"), in Australia, to begin the manufacture of autologous fibroblasts including the initiation of primary cultures of fibroblasts, the propagation of fibroblasts, the harvesting of cultured fibroblasts, the storage of cultured fibroblasts and release for supply of cultured fibroblasts. Fibroblast cells are cells that make the structural fibers and ground substance of connective tissues; these cells produce collagen, reticular and elastic fibers found in the extracellular matrix or ground substance. We are not in a position to predict, when or if licenses will be granted in any other jurisdiction. To date, we have been primarily engaged in developing our initial product technology, recruiting personnel, commencing our United Kingdom operations and raising capital. In the course of our development activities, we have sustained losses and we expect such losses to continue through 2004. We plan to finance our operations primarily through existing cash, future financing and revenues. Our ability to operate profitably is largely contingent upon our success in obtaining further sources of debt and equity capital, prompt regulatory approval to sell our products in various jurisdictions and upon continued expansion. We will require additional capital in the future to expand our operations. No assurance can be given that we will be able to obtain any such additional capital, either through equity or debt financing, on satisfactory terms or at all. Additionally, no assurance can be given that any such financing, if obtained, will be adequate to meet our capital needs and to support our growth. If adequate capital cannot be obtained on satisfactory terms, our operations could be negatively impacted.

    Our common stock, par value $0.001 per share ("Common Stock") is traded on AMEX under the symbol "ILE." The market for our stock has historically been characterized by low volume, and broad price and volume volatility.

    Our website address is www.isolagen.com. The address and telephone number of our principal executive offices are:

                          Isolagen, Inc.
                          2500 Wilcrest, 5th Floor
                          Houston, Texas 77042
                          Telephone Number: (713) 780-4754

    We currently conduct some of our operations through wholly owned-subsidiaries. Isolagen Technologies, Inc., a Delaware corporation, is our wholly-owned subsidiary ("Isolagen Technologies"). Isolagen Technologies is the parent company of Isolagen Europe Limited ("Isolagen Europe"), a company organized under the laws of the United Kingdom and wholly-owned subsidiary of Isolagen Technologies. Isolagen Technologies is also the parent company of Isolagen Technologies Pty Limited ("Isolagen Australia"), a company organized under the laws of the Australia and a wholly-owned subsidiary of Isolagen Technologies.

    We were formed as a Delaware corporation in 1995. On August 10, 2001, our predecessor company, known as American Financial Holding, Inc. ("AFH"), acquired Isolagen Technologies through the merger of its wholly-owned subsidiary, Isolagen Acquisition Corp., and an affiliated entity, Gemini IX, Inc. ("Gemini"), with and into Isolagen Technologies (the "Merger"). As a result of the Merger, Isolagen Technologies became a wholly-owned subsidiary of the surviving entity which on November 13, 2001 changed its name to "Isolagen, Inc." Simultaneously with the Merger, the Company raised over $2,000,000 in equity, at $1.50 per share, in a private placement of Common Stock and converted $1,450,000 principal amount of its debt and approximately $625,000 of accrued liabilities to equity. The transaction was equivalent to Isolagen Technologies issuing stock for the net assets of AFH and Gemini accompanied by a recapitalization. .

THE OFFERING BY THE SELLING HOLDERS

    This Prospectus relates to the sale to the public of up to:

         o 23,890,872 shares of our Common Stock issued to and held by the Selling Holders; and 1,085,669 shares issuable upon exercise of Common Stock Warrants held by certain Selling Holders including:

         o Warrants issued to Fordham Financial Management, Inc. or designees in connection with the Company's Series A Convertible Preferred Stock Offering;

         o Warrants issued to Fordham Financial Management, Inc. or designees in connection with the Company's Series B Convertible Preferred Stock Offering;

         o Warrants issued to Equipmed Pty. Ltd. in connection with the Company's Australian distribution agreement; and

         o Warrants issued to RCG Capital Markets Group, Inc. in connection with the Company's investor relations program.

    These securities were issued between August 2001 and August 2003, and are "restricted securities" as that term is defined in Rule 144 adopted by the SEC under the Securities Act. ("Rule 144")

                                  RISK FACTORS

    An investment in the shares offered by this Prospectus involve a high degree of risk. In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating our business, making a decision to purchase the shares. You should carefully consider the risks described below before deciding to invest in or continue to hold our common stock. If any of the contingencies discussed in the following paragraphs or other materially adverse events actually occurs, the business, financial condition and results of operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you could lose all or part of your investment. We have not authorized anyone to give you information or to make any representation other than those contained in this Prospectus.

WE WILL NEED TO RAISE SUBSTANTIAL ADDITIONAL CAPITAL TO FUND OUR OPERATIONS OVER THE COURSE OF THE NEXT TWO YEARS. NO ASSURANCE CAN BE GIVEN THAT ANY SUCH FINANCING, IF OBTAINED, WILL BE ADEQUATE TO MEET OUR ULTIMATE CAPITAL NEEDS AND TO SUPPORT OUR GROWTH.


    Although we believe our current cash resources will be sufficient to fund our planned operations for the next 12 months, we will require substantial additional capital to meet our long-term needs. Subsequent to 12 months, we will require approximately $20 million of additional capital to bring our product to market in the United States and expand operations in the United Kingdom and Australia. This estimate assumes that no further testing requirements are imposed by the FDA, that FDA approval is forthcoming and that FDA approval is received during 2005. The FDA approval process is extremely complicated and is dependent upon our study protocols and the results of our studies. In the event that the FDA requires additional studies or requires changes in our study protocols or in the event that the results of the studies are not consistent with our expectations, the process will be more expensive and time consuming. Due to the vagaries of the FDA approval process we are unable to predict what the cost of obtaining approval will be if FDA approval is not forthcoming in 2005. We recently commenced operations, are suffering losses from operations, have limited capital resources, do not have access to a line of credit or other debt facility, and will be unable to sustain operations absent substantial infusions of capital. We are actively assessing various financing opportunities. There can be no assurance that we will be successful in raising the necessary capital; or that we will be able to raise capital on acceptable terms. Additionally, no assurance can be given that any such financing, if obtained, will be adequate to meet our ultimate capital needs and to support our growth. If adequate capital cannot be obtained on satisfactory terms, our operations could be materially and adversely impacted.


THE NEED TO RAISE ADDITIONAL CAPITAL WILL EXPOSE EXISTING SHAREHOLDERS TO THE RISK OF SUBSTANTIAL DILUTION.



         The need to raise additional capital will expose existing shareholders to the risk of substantial dilution.



ISOLAGEN HAS NOT DEMONSTRATED AN ABILITY TO GENERATE SIGNIFICANT REVENUE, AND THERE IS NO ASSURANCE THAT WE WILL PRODUCE ANY MATERIAL REVENUES.


    Isolagen is a development stage company with a limited operating history and no significant revenues to date. Isolagen has not yet demonstrated its ability to generate significant revenue, and there is no assurance that we will produce any material revenues, or that we will ever operate on a profitable basis.


AS A RESULT OF OUR LIMITED OPERATING HISTORY AND BECAUSE OF THE EMERGING NATURE OF THE MARKETS IN WHICH WE WILL COMPETE, OUR FINANCIAL DATA IS OF LIMITED VALUE IN PLANNING FUTURE OPERATING EXPENSES. OUR OPERATING EXPENSES ARE DIFFICULT TO FORECAST ACCURATELY. TO THE EXTENT THAT SUCH EXPENSES PRECEDE OR ARE NOT RAPIDLY FOLLOWED BY INCREASED REVENUE, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION MAY BE MATERIALLY ADVERSELY AFFECTED.


    As a result of our limited operating history and because of the emerging nature of the markets in which we will compete, our financial data is of limited value in planning future operating expenses. Our expense levels will be based in part on our expectations concerning future revenues. A significant portion of our revenue is anticipated to be derived from the Isolagen Process; however, the size and extent of such revenues are wholly dependent upon the choices and demand of individuals, which are difficult to forecast accurately. We may be unable to adjust our operations in a timely manner to compensate for any unexpected shortfall in revenues. Accordingly, a significant shortfall in demand for the Isolagen Process could have an immediate and material adverse effect on our business, results of operations and financial condition. Further, business development and marketing expenses may increase significantly as we expand our operations. To the extent that such expenses precede or are not rapidly followed by increased revenue, our business, results of operations and financial condition may be materially adversely affected.


OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY IN THE FUTURE AS A RESULT OF A VARIETY OF FACTORS, MANY OF WHICH ARE OUTSIDE OF OUR CONTROL. OUR OPERATING RESULTS MAY FALL BELOW THE EXPECTATIONS OF SECURITIES ANALYSTS, STOCKHOLDERS AND INVESTORS IN ANY FUTURE PERIOD.


    Our operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. These factors include: the level of demand for the Isolagen Process and other services and products that we may develop; our ability to attract and retain personnel with the necessary strategic, technical and creative skills required for effective operations; the amount and timing of expenditures by customers; the amount and timing of capital expenditures and other costs relating to the expansion of our operations; government regulation and legal developments regarding the use of the Isolagen Process; and general economic conditions. As a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service, technology or marketing decisions or business or technology acquisitions that could have a material adverse effect on our quarterly results. Due to all of these factors, our operating results may fall below the expectations of securities analysts, stockholders and investors in any future period.


WE ANTICIPATE THAT LOSSES WILL CONTINUE TO INCREASE FROM CURRENT LEVELS AND THAT WE WILL EXPERIENCE NEGATIVE CASH FLOW, WHICH MAY LIMIT OR DELAY ABILITY TO BECOME PROFITABLE.


    We expect to expend significant resources on consultants, technology, advertising, hiring of personnel and startup costs. As a result, we have incurred losses since our inception and expect to experience operating losses and negative cash flow for the foreseeable future. We anticipate that losses will continue to increase from current levels because we expect to incur additional costs and expenses related to brand development, consulting costs, laboratory development costs, FDA clinical trials, marketing and other promotional activities, the addition of customer service personnel, the continued development of our website, our computer network, and development of relationships with strategic business partners, including but not limited to doctors who might use the Isolagen's therapy. For the years ending December 31, 2002, 2001 and 2000, we incurred losses of $5.4 million, $1.7 million and $0.8 million, respectively. For the six months ended June 30, 2003, we incurred losses of $4.6 million. Since inception, we incurred losses of $14.3 million.


OUR INABILITY TO REDUCE COSTS MAY LIMIT OR OUR DELAY ABILITY TO BECOME
PROFITABLE.


    We anticipate that improved manufacturing practices will allow our laboratories to have significantly greater capacity and to reduce many of our variable costs. We also expect to incur additional costs and expenses related to brand development, consulting costs, laboratory development costs, FDA clinical trials, marketing and other promotional activities, the addition of customer service personnel, the continued development of our website, our computer network, and development of relationships with strategic business partners, including but not limited to doctors who might use the Isolagen's therapy. If we cannot improve our manufacturing processes and reduce our costs and expenses, we may continue to experience operating losses and negative cash flow. Moreover, the costs of obtaining regulatory approvals could be considerable and the failure to obtain or delays in obtaining such approvals could materially adversely affect our business performance and financial results. We have spent approximately $200,000 for regulatory approvals in the United Kingdom and Australia. Research and development costs are composed primarily of costs related to the Company's efforts to gain FDA approval for the Isolagen Process in the United States. These costs include those personnel and laboratory costs related to the current FDA trials and certain consulting costs. This project is still under development. The total cost of research and development as of June 30, 2003 is $5.0 million. As of June 30, 2003, we believe at a minimum it will cost $3 million to complete this project. That estimate assumes that no further testing requirements are imposed by the FDA, that FDA approval is forthcoming and that FDA approval is received during 2005. The FDA approval process is extremely complicated and is dependent upon our study protocols and the results of our studies. In the event that the FDA requires additional studies or requires changes in our study protocols or in the event that the results of the studies are not consistent with our expectations the process will be more expensive and time consuming. Due to the vagaries of the FDA approval process we are unable to predict what the cost of obtaining approval will be if FDA approval is not forthcoming in 2005. Failure to substantially reduce the cost per patient will have a material adverse effect on the results of Isolagen's operations and financial condition.


THERE IS A LIMITED PUBLIC TRADING MARKET FOR THE COMMON STOCK THAT MAY LIMIT OR PRECLUDE YOUR ABILITY TO SELL SHARES OF COMMON STOCK.


    There is a limited public trading market for the Common Stock, and there is no assurance that any established public trading market will develop for any of the Company's securities. Without such an active or public trading market, there can be no assurance of any liquidity or resale value of the Common Stock. The Common Stock may be illiquid for indefinite periods of time.


OUR STOCK PRICE IS HIGHLY VOLATILE, AND REPRESENTS SIGNIFICANT MARKET RISK TO AN INVESTMENT IN OUR COMMON STOCK.



    The market price of the Common Stock is likely to be highly volatile due to risks and uncertainties described in this Prospectus, as well as other factors, including sales of substantial amounts of our stock by existing stockholders and price and volume fluctuations in the stock market which do not relate to our operating performance. During 2001, our common stock traded from $0.05 to $7.00. During 2002, our common stock traded from $2.20 to $7.25. During the period from January 1, 2003 through November 5, 2003, our common stock traded from $4.10 to $10.85.

OUR COMMON STOCK IS VULNERABLE TO PRICING AND PURCHASING ACTIONS THAT ARE BEYOND OUR CONTROL AND, THEREFORE, PERSONS ACQUIRING OUR SHARES MAY BE UNABLE TO RESELL THEIR SHARES AT A PROFIT AS A RESULT OF THIS VOLATILITY.

    The securities markets have from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. Announcements of delays in our testing, development or regulatory approval schedules, technological innovations or new products developed by us or our competitors and developments or disputes concerning patents or proprietary rights could have a significant and adverse impact on such market prices. Regulatory developments in the United States and foreign countries, economic and other external factors, all affect the market price of our securities. In addition, the realization of any of the risks described in these "Risk Factors" could have a significant and adverse impact on such market prices.


FUTURE SALES OF OUR COMMON STOCK MAY CAUSE OUR STOCK PRICE TO DECLINE. THEREFORE, PRESENT STOCK PRICES MAY NOT BE INDICATIVE OF THE PRICES AT WHICH YOU WILL BE ABLE TO SELL SHARES OF COMMON STOCK.



    Our stock price may decline by future sales of our shares or the perception that such sales may occur. As of November 5, 2003, approximately 23,890,872 shares of Common Stock held by existing stockholders constitute "restricted shares" as defined in Rule 144 under the Securities Act. The restricted shares may only be sold if they are registered under the Securities Act, or sold under Rule 144 promulgated under the Securities Act, or another exemption from registration under the Securities Act. Substantially all of the restricted shares of our common stock are either eligible for sale pursuant to Rule 144 or have been registered under the Securities Act for resale by the holders. We are unable to estimate the amount, timing, or nature of future sales of outstanding common stock. Sales of substantial amounts of our common stock in the public market may cause the stock's market price to decline. In addition, in connection with our August 2003 private placement, we are obligated to issue (and register the offer and sale of) additional shares of common stock. See "Shares Available for Future Sale".


THE DEVELOPMENT OF THE ISOLAGEN PROCESS AND ISOLAGEN'S OTHER PRODUCTS INVOLVES A LENGTHY AND COMPLEX PROCESS, AND WE MAY BE UNABLE TO COMMERCIALIZE THE ISOLAGEN PROCESS OR ANY OF OUR OTHER PROCESSES OR PRODUCTS CURRENTLY UNDER DEVELOPMENT.

    Before we can commercialize the Isolagen Process or any other of our development-stage products or processes in the U.S., we will need to conduct substantial research and development; to undertake preclinical and clinical testing; and to pursue regulatory approvals, including but not limited to approval of our Investigational New Drug Application ("IND") for the Isolagen Process filed with the United States Food and Drug Administration ("FDA"). This process involves a high degree of risk and takes several years. Our process and product development efforts may fail for many reasons, including: failure of the process or product in preclinical studies; clinical trial data that is insufficient to support the safety or effectiveness of the process or product; or the failure to obtain the required regulatory approvals. Specifically, the FDA may withhold approval of the IND for several years or reject the IND outright. For these and other reasons, we may not successfully commercialize the Isolagen Process or any of our other processes or products currently under development.


OBTAINING FDA AND OTHER REGULATORY APPROVALS IS TIME CONSUMING AND EXPENSIVE, AND THE RESPECTIVE OUTCOMES ARE UNCERTAIN.


    The process of obtaining FDA and other regulatory approvals is time consuming and expensive. Clinical trials are required and the marketing and manufacturing of our products and services are subject to rigorous testing procedures. We may not be able to obtain FDA approval or other regulatory approval to conduct clinical trials or to manufacture and market any of the products we develop, acquire or license. Moreover, the costs of obtaining approvals could be considerable and the failure to obtain or delays in obtaining an approval could significantly harm our business performance and financial results. Even if pre-marketing approval from the FDA is received, the FDA is authorized to impose post-marketing requirements such as: (i) testing and surveillance to monitor a product and its continued compliance with regulatory requirements; (ii) submitting products for inspection and, if any inspection reveals that the product is not in compliance, prohibiting the sale of all products; (iii) suspending manufacturing; and (iv) withdrawing marketing clearance. In their regulation of advertising, the FDA and Federal Trade Commission (the "FTC") from time to time issue correspondence alleging that some advertising or promotional practices are false, misleading or deceptive. The FDA has the power to impose a wide array of sanctions on companies for such advertising practices, and the receipt of correspondence from the FDA alleging these practices could result in any of the following: (i) incurring substantial expenses, including fines, penalties, legal fees and costs to comply with the FDA's requirements; (ii) changes in the methods of marketing and selling products; (iii) taking FDA-mandated corrective action, which may include placing advertisements or sending letters to physicians, rescinding previous advertisements or promotions; and (iv) disruption in the distribution of products and loss of sales until compliance with the FDA's position is obtained.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION THAT MAY SIGNIFICANTLY AFFECT OUR OPERATING RESULTS.


    Human healthcare products and services companies are subject to significant regulation by a number of national, state and local agencies in the U.S. The FDA has jurisdiction covering testing, manufacturing, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of our products. Failure to comply with applicable regulatory requirements could, among other things, result in: (i) fines; (ii) changes to advertising; (iii) suspensions of regulatory approvals of products; (iv) delays in product distribution, marketing and sale; and (iv) civil or criminal sanctions. Our products receive FDA review regarding their safety and effectiveness. However, the FDA is permitted to revisit and change its prior determinations. We cannot be sure that the FDA will not change its position with regard to the safety or effectiveness of our products. If the FDA's position changes, we may be required to change our labeling or cease to manufacture and market the challenged products. Even prior to any formal regulatory action, we could voluntarily decide to cease distribution and sale or recall any of our products if concerns about the safety or effectiveness develop.


WE ARE ALSO SUBJECT TO A VARIETY OF OTHER REGULATIONS IN VARIOUS FOREIGN MARKETS THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS IN A PARTICULAR MARKET OR IN GENERAL.


    We are also subject to a variety of other regulations in various foreign markets. We have commenced the sale and distribution of our therapy for the treatment of wrinkles and scars in the United Kingdom and will commence such operations in Australia shortly. Our failure to comply, or assertions that we fail to comply, with these regulations could have a material adverse effect on our business in a particular market or in general. To the extent we decide to commence, expand operations or introduce additional products in additional countries, government regulations in those countries may prevent or delay entry into or expansion of operations in those markets. However, government regulations in both our domestic and international markets can delay or prevent the introduction, or require the reformulation or withdrawal, of some of our products.

OUR FOREIGN OPERATIONS ARE EXPOSED TO RISKS ASSOCIATED WITH FOREIGN REGULATIONS, EXCHANGE RATE FLUCTUATIONS, TRADE RESTRICTIONS AND POLITICAL, ECONOMIC AND SOCIAL INSTABILITY.

    A foreign government may impose trade or foreign exchange restrictions or increased tariffs, which could adversely affect our operations. We are also exposed to risks associated with foreign currency fluctuations. Our operations in some markets also may be adversely affected by political, economic and social instability in foreign countries. As we continue to focus on expanding our existing international operations, these and other risks associated with international operations may increase. We are also subject to the risks of doing business abroad, including unexpected changes in regulatory requirements, export and import restrictions, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, potential adverse tax consequences, exchange rate fluctuations, increased risks of piracy, limits on our ability to enforce our intellectual property rights, , limits on repatriation of funds and political risks that may limit or disrupt international sales. Such limitations and interruptions could have a material adverse effect on our business, financial condition and results of operations. In addition, operations of our foreign subsidiaries are translated from local currency into U.S. dollars based on average monthly exchange rates. We currently do not hedge our foreign currency transactions and is therefore subject to the risk of changes in exchange rates.

TERRORIST ATTACKS OR ACTS OF WAR MAY SERIOUSLY HARM OUR BUSINESS.

    Terrorist attacks or acts of war may cause damage or disruption to our operations, our employees, our facilities and our customers, which could significantly impact our revenues, costs and expenses, and financial condition. The terrorist attacks that took place in the United States on September 11, 2001 were unprecedented events that have created many economic and political uncertainties, some of which may materially adversely affect our business, results of operations, and financial condition. The potential for future terrorist attacks, the national and international responses to terrorist attacks, and other acts of war or hostility have created many economic and political uncertainties, which could materially adversely affect our business, results of operations, and financial condition in ways that management currently cannot predict.

ANY MARKETABLE PROCESSES OR PRODUCTS THAT WE DEVELOP MAY NOT BE COMMERCIALLY SUCCESSFUL.

    Even if we obtain regulatory approval for the Isolagen Process or any of our other development-stage processes or products in the U.S. and other countries, those processes or products may not be accepted by the market. A number of factors may affect the rate and level of market acceptance of the Isolagen Process or these processes or products, including: regulation by the FDA and other government authorities; market acceptance by doctors and hospital administrators; the effectiveness of our sales force; the effectiveness of our production and marketing capabilities; the success of competitive products; and the availability and extent of reimbursement from third-party payers. If the Isolagen Process or any other processes or products developed by us fail to achieve market acceptance, our profitability and financial condition will suffer.

OUR COMPETITORS IN THE BIOTECHNOLOGY AND PHARMACEUTICAL INDUSTRIES MAY HAVE SUPERIOR PRODUCTS, MANUFACTURING CAPABILITIES OR MARKETING POSITION.

    The human healthcare products and services industry is extremely competitive. Our competitors include major pharmaceutical companies and other biotechnology companies. Most of these competitors have more extensive research and development, marketing and production capabilities and greater financial resources than we do. Our future success will depend on our ability to develop and market effectively our processes and products against those of our competitors. If our processes and products receive marketing approval but cannot compete effectively in the marketplace, our profitability and financial position will suffer.


DIFFICULTIES MANAGING GROWTH COULD ADVERSELY AFFECT OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION.


    If we achieve growth in our operations in the next few years, such growth could place a strain on our management, administrative, operational and financial infrastructure. Our ability to manage our operations and growth requires the continued improvement of operational, financial and management controls, reporting systems and procedures. In addition, we may find it necessary to hire additional management, financial and sales and marketing personnel to manage our operations. If we are unable to manage this growth effectively and successfully, our business, operating results and financial condition may be materially adversely affected.


WE ARE DEPENDENT ON OUR KEY OFFICERS AND EMPLOYEES.


    The Company is dependent on the efforts of Frank DeLape (Chairman of the Board of Directors), William K. Boss, Jr. (Vice Chairman of the Board of Directors), Michael Macaluso, (Chief Executive Officer, President and Director), Jeffrey Tomz, (Chief Financial Officer and Secretary), Olga Marko (Senior Vice President and Director of Research), and Vaughan Clift, (Vice President of Operations). The loss of any of these officers or employees or our inability to recruit and train additional key service personnel in a timely manner, could materially and adversely affect our business and our future prospects. While no assurances can be given that our current management resources will enable us to succeed as planned, a loss of one or more of our current officers or key employees could severely and negatively impact our operations. No assurances can be given that we will not suffer the loss of key human resources for one reason or another. We have employment agreements with most of our officers, but some of our key management personnel are employed "at-will" and may elect to pursue other opportunities at any time. We have no present intention of obtaining key man life insurance on any of the executive officers or management. Given our early stage of development, we depend on our ability to attract, train and retain qualified personnel, specifically those with management, research & development, technical and product development skills. Competition for such personnel is intense. We have had no difficulty hiring and retaining the necessary management and personnel in the recent past. To the best of our knowledge, none of our key officers or employees plan to leave or retire in the near future.


WE WILL NEED TO ATTRACT, TRAIN OR RETAIN ADDITIONAL HIGHLY QUALIFIED TECHNICAL AND MANAGERIAL PERSONNEL IN THE FUTURE. OUR INABILITY TO DO SO COULD HAVE A MATERIAL ADVERSE AFFECT ON OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION.


    There can be no assurance that we will be able to attract, train or retain additional highly qualified technical and managerial personnel in the future, which could have a material adverse effect on the our business, financial condition and results of operations.


OUR OFFICERS AND DIRECTORS HAVE EFFECTIVE VOTING CONTROL OF THE COMMON STOCK. THEREFORE, OUR OTHER STOCKHOLDERS WILL HAVE LIMITED PARTICIPATION IN OUR AFFAIRS.



    Our present executive officers, directors and controlling stockholders directly and beneficially hold 49.0% of the outstanding shares of Common Stock. Our officers, directors and controlling stockholders currently are, and in the foreseeable future will continue to be, in a position to control Isolagen by being able to nominate and elect a majority of our Board of Directors. The Board of Directors establishes corporate policies and has the sole authority to nominate and elect our officers to carry out those policies. Other stockholders therefore will have limited participation in our affairs.



WE HAVE NOT DECLARED ANY DIVIDENDS ON OUR COMMON STOCK TO DATE AND WE HAVE NO INTENTION OF DECLARING DIVIDENDS IN THE FORESEEABLE FUTURE. INVESTORS IN OUR COMMON STOCK CANNOT RELY ON DIVIDEND INCOME.


    The future payment of cash dividends on the Common Stock rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, our unencumbered cash, our capital requirements and our financial condition, as well as other relevant factors. We do not anticipate making any cash distributions on the Common Stock in the foreseeable future. Investors in our common stock cannot rely on dividend income.


IF WE ARE UNABLE TO EFFECTIVELY PROMOTE OUR BRAND AND ESTABLISH A LEADING POSITION IN THE BIOTECHNOLOGY MARKETPLACE, RESULTS OF OPERATION AND FINANCIAL CONDITION WILL SUFFER.


    Our brand name is new and unproven. If we are unable to effectively promote our brand and establish a leading position in the biotechnology marketplace, results of operation and financial condition will suffer. Our management believes that the importance of brand recognition will increase over time. In order to gain brand recognition, we may increase our marketing and advertising budgets to create and maintain brand loyalty.

WE MAY FAIL TO PROTECT ADEQUATELY OUR PROPRIETARY TECHNOLOGY, WHICH WOULD ALLOW COMPETITORS TO TAKE ADVANTAGE OF OUR RESEARCH AND DEVELOPMENT EFFORTS.

    Our long-term success largely depends on our ability to market technologically competitive processes and products. If we fail to obtain or maintain these protections we may not be able to prevent third parties from using our proprietary rights. Our currently pending or future patent applications may not result in issued patents. In the United States, patent applications are confidential until patents issue, and because third parties may have filed patent applications for technology covered by its pending patent applications without our being aware of those applications, our patent applications may not have priority over any patent applications of others. In addition, our issued patents may not contain claims sufficiently broad to protect us against third parties with similar technologies or products or provide us with any competitive advantage. If a third party initiates litigation regarding our patents, and is successful, a court could revoke our patents or limit the scope of coverage for those patents.

    The U.S. Patent and Trademark Office ("USPTO"), and the courts have not consistently treated the breadth of claims allowed in biotechnology patents. If the USPTO or the courts begin to allow broader claims, the incidence and cost of patent interference proceedings and the risk of infringement litigation will likely increase. On the other hand, if the USPTO or the courts begin to allow narrower claims, the value of our proprietary rights may be limited. Any changes in, or unexpected interpretations of, the patent laws may adversely affect our ability to enforce our patent position.

    We also rely upon trade secrets, proprietary know-how and continuing technological innovation to remain competitive. We protect this information with reasonable security measures, including the use of confidentiality agreements with our employees, consultants and corporate collaborators. It is possible that these individuals will breach these agreements and that any remedies for a breach will be insufficient to allow us to recover our costs. Furthermore, our trade secrets, know-how and other technology may otherwise become known or be independently discovered by our competitors.

WE MAY INCUR SUBSTANTIAL COSTS AS A RESULT OF LITIGATION OR OTHER PROCEEDINGS RELATING TO PATENT AND OTHER INTELLECTUAL PROPERTY RIGHTS.

    A third party may sue us, one of our subsidiaries or one of our strategic collaborators for infringing a third-party's patent rights. Likewise, we may need to resort to litigation to enforce our patent rights or to determine the scope and validity of third-party proprietary rights.

    The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, could be substantial, and the litigation would divert management's efforts. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. If we do not prevail in this type of litigation, we or our strategic collaborators may be required to: pay monetary damages; stop commercial activities relating to the affected products or services; obtain a license in order to continue manufacturing or marketing the affected products or services; or compete in the market with a substantially similar product.

    Uncertainties resulting from the initiation and continuation of any litigation could limit our ability to continue some of our operations. In addition, a court may require that we pay expenses or damages and litigation could disrupt our commercial activities.

WE MAY BE LIABLE FOR PRODUCT LIABILITY CLAIMS NOT COVERED BY INSURANCE.

    Doctors who use our processes and products, including but not limited to the Isolagen Process, and patients who have been treated by the Isolagen Process or any other process or products may bring product liability claims against us or our subsidiaries. While we have taken, and continue to take, what we believe are appropriate precautions, we may be unable to avoid significant liability exposure. We intend to obtain and keep in force product liability insurance sufficient to protect us from claims; however, we may be unable to obtain insurance in the future, or we may be unable to do so on acceptable terms. Any additional insurance we obtain may not provide adequate coverage against any asserted claims. In addition, regardless of merit or eventual outcome, product liability claims may result in: diversion of management's time and attention; expenditure of large amounts of cash on legal fees, expenses and payment of damages; decreased demand for our products and services; and injury to our reputation. At present, we believe we carry reasonably adequate insurance coverage against product liability claims.


IF WE ARE UNABLE TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGES, OUR PROCESSES, PRODUCTS OR SERVICES MAY BECOME OBSOLETE AND UNMARKETABLE.


    The field of biotechnology is characterized by significant and rapid technological change. Although we attempt to expand our technological capabilities in order to remain competitive, research and discoveries by others may make our processes, products or services obsolete. If we cannot compete effectively in the marketplace, our potential for profitability and financial position will suffer.


OUR ACQUISITIONS OF COMPANIES OR TECHNOLOGIES MAY RESULT IN DISRUPTIONS IN BUSINESS AND DIVERSION OF MANAGEMENT ATTENTION, ADVERSELY IMPACTING OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.


    In the near future, we may make acquisitions of complementary companies, products or technologies. Any acquisitions will require the assimilation of the operations, products and personnel of the acquired businesses and the training and motivation of these individuals. Management may be unable to maintain and improve upon the uniform standards, controls, procedures and policies if we fail in this integration. Acquisitions may cause disruptions in operations and divert management's attention from day-to-day operations, which could impair our relationships with current employees, customers and strategic partners. We may also have to, or choose to, incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities for an acquisition could be substantially dilutive to our stockholders' holdings. In addition, our profitability may suffer because of such acquisition-related costs or amortization costs for acquired goodwill and other intangible assets. If management is unable to fully integrate acquired businesses, products, technologies or personnel with existing operations, we may not receive the intended benefits of such acquisitions. We are not party to any agreements, written or oral, for the acquisition of any company, product or technology.

PROVISIONS IN OUR CHARTER DOCUMENTS COULD PREVENT OR FRUSTRATE SHAREHOLDERS' ATTEMPTS TO REPLACE OR REMOVE CURRENT MANAGEMENT.

    Our Certificate of Incorporation, as amended, provides for staggered terms for the members of the Board of Directors. The Certificate provides that the Board of Directors shall be divided into three staggered classes, each such class to be as nearly as possible equal in number of directors to each other class. Each director shall serve a term of three years. At shareholders' meetings only those directors comprising one of the three classes shall have completed their term and be subject to re-election or replacement.

    In addition, our Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights, and preferences, as may be determined by our Board of Directors. Accordingly, the Board of Directors may, without shareholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our Common Stock. "Blank check" preferred stock could also be issued to discourage, delay, or prevent a change in our control, although we do not currently intend to issue any additional series of our preferred stock.

    Classifying the Board of Directors and the issuance of "blank check" preferred stock are traditional anti-takeover measures installed to present obstacles to takeovers. These provisions of our Certificate of Incorporation make it difficult for a majority shareholder to gain control of the Board of Directors and of the Company because, for instance, classification of the Board would delay the time within which a majority shareholder could obtain effective control of the Board. Such provisions may be beneficial to the Company's management and its Board in a hostile tender offer and may have an adverse impact on shareholders who may want to participate in such a tender offer, or who may want to replace the Board of Directors.

PROVISIONS IN OUR BYLAWS PROVIDE FOR INDEMNIFICATION OF OFFICERS AND DIRECTORS, WHICH COULD REQUIRE US TO DIRECT FUNDS AWAY FROM OUR BUSINESS AND PRODUCTS.

    Our Bylaws provide for indemnification of officers and directors. We may be required to pay judgments, fines, and expenses incurred by an officer or director, including reasonable attorneys' fees, as a result of actions or proceedings in which such officers and directors are involved by reason of being or having been an officer or director. Funds paid in satisfaction of judgments, fines and expenses may be funds we need for the operation of our business and the development of our products, thereby affecting our ability to attain profitability. This could cause our stock price to drop.

A NOTE ABOUT FORWARD-LOOKING STATEMENTS

    In our effort to make the information in this Prospectus more meaningful, this Prospectus contains both historical and forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and information relating to Isolagen that is based on management's exercise of business judgment as well as assumptions made by and information currently available to management. All statements other than statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements frequently, but not always, use the words "anticipate," "believe," "estimate," "expect," and "intend" and words of similar import, to identify any forward-looking statements and may include statements concerning our strategies, goals and plans. You should not place undue reliance on these forward-looking statements. These statements reflect our current view of future events and are subject to certain risks and uncertainties as noted below. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results could differ materially from those anticipated in these forward-looking statements. Actual events, transactions and results may materially differ from the anticipated events, transactions or results described in such statements. The discovery and development of applications for autologous cellular therapy are subject to substantial risks and uncertainties. There can be no assurance that our trials relating to autologous cellular therapy applications for the treatment of dermal defects or gingival recession can be conducted within the timeframe that we expect, that such trials will yield positive results, or that additional applications for the commercialization of autologous cellular therapy can be identified and advanced into human clinical trials. These and other factors, some of which are described below, could cause future results to differ materially from the expectations expressed in this report. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements. Several of these factors include, without limitation:

         o our ability to develop autologous cellular therapies that have specific applications in cosmetic dermatology, and our ability to explore (and possibly develop) applications for periodontal disease, reconstructive dentistry and other health-related markets;

         o whether our clinical human trials relating to autologous cellular therapy applications for the treatment of dermal defects or gingival recession can be conducted within the timeframe that we expect, whether such trials will yield positive results, or whether additional applications for the commercialization of autologous cellular therapy can be identified by us and advanced into human clinical trials;

         o our ability to provide and deliver any autologous cellular therapies that we may develop, on a basis is that is cost competitive with other therapies, drugs and treatments that may be provided by our competitors;

         o    our ability to finance our business;

         o    our ability to maintain our current pricing model;

         o    our ability to decrease our cost of goods sold;

         o a stable interest rate market in the world, and specifically the countries we are doing business in or plan to do business in;

         o management's best estimate on the patient data including patients started and patients completed;

         o a stable currency rate environment in the world, and specifically the countries we are doing business in or plan to do business in;

         o our ability to receive requisite regulatory approvals in the United States, European Community, Australia, South Korea, Hong Kong, Mexico and other countries, and our ability to retain the licenses that we may obtain in such jurisdictions; and the absence of adverse regulatory developments in the United States, European Community, Australia, South Korea,

              Hong Kong, Mexico or any other country, in which we plan to conduct commercial operations;

         o    continued availability of supplies at the current prices;

         o    no new entrance of competitive products in our markets;

         o    no adverse publicity related to our products or Isolagen itself;

         o    no adverse claims relating to our intellectual property;

         o the adoption of new, or changes in, accounting principles; and/or legal proceedings;

         o our ability to maintain compliance with the AMEX requirements for continued listing of our common stock;

         o the costs inherent in complying with new laws and regulations applicable to public reporting companies, such as the Sarbanes-Oxley Act of 2002;

         o    our ability to integrate efficiently future acquisitions, if any;

         o other new lines of business that the company may enter in the future; and

         o other risks referenced from time to time elsewhere in this report and in our filings with the SEC.

    These factors are not necessarily all of the important factors that could cause actual results of operations to differ materially from those expressed in the forward-looking statements in this Prospectus. Other unknown or unpredictable factors also could have material adverse effects on our future results. The forward-looking statements in this Prospectus are made only as of the date of this Prospectus and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. We cannot assure you that projected results will be achieved.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    Our selected historical consolidated financial information presented as of December 31, 1998, 1999, 2000, 2001 and 2002 and for each of the five years ended was derived from our audited consolidated financial statements. Our selected historical consolidated financial information presented as of June 30, 2002 and 2003 and for the six month periods ended June 30, 2002 and 2003 are unaudited. Operating results for the six months ended June 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for fair presentation have been included.

This information should be read in conjunction with the historical financial statements and related notes included herein, and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                                                  SIX MONTHS ENDED JUNE 30,
                                                                               ------------------------------
                                                                                  2003               2002
                                                                               ------------      ------------
                                                                                (UNAUDITED)       (UNAUDITED)
                                                                               (AS RESTATED)     (AS RESTATED)
Consolidated Statement of Operations Data                                      $     79,796      $      2,518
   Revenues
   License fees                                                                          --            40,000
                                                                               ------------      ------------
    Total revenues                                                                   79,796            42,518
Cost of sales                                                                        48,861                --
                                                                               ------------      ------------
    Gross profit                                                                     30,935            42,518
Selling, general and administrative expenses                                      3,523,056         1,474,109
Research and development                                                          1,204,538           647,354
                                                                               ------------      ------------
    Operating loss                                                               (4,696,659)       (2,078,945)
Other income (expense)
  Interest income                                                                    10,620            19,063
  Other income                                                                       55,663            32,421
  Loss on disposal of asset                                                              --                --
  Interest expense                                                                       --                --
                                                                               ------------      ------------
    Net loss                                                                   $ (4,630,376)     $ (2,027,461)
                                                                               ------------      ------------
  Deemed dividend associated with beneficial conversion of preferred stock       (1,244,880)       (9,594,052)
  Preferred stock dividends                                                        (411,189)          (94,906)
                                                                               ------------      ------------
  Net loss attributable to common stockholders                                 $ (6,286,445)     $(11,716,419)
  Per share information Net
   loss - basic and diluted                                                    $       (.30)     $       (.13)
Deemed dividend associated with beneficial conversion of preferred stock
                                                                                       (.08)             (.63)
Preferred stock dividends                                                              (.03)             (.01)
                                                                               ------------      ------------
  Net loss attributable to common stockholders                                 $       (.41)     $       (.77)
   Shares outstanding                                                            15,348,709        15,189,563


                                                                       FOR THE YEAR ENDED DECEMBER 31,
                                                 ----------------------------------------------------------------------------
                                                    2002            2001             2000            1999             1998
                                                 ------------    ------------    ------------    ------------    ------------
                                                 (AS RESTATED)   (AS RESTATED)   (AS RESTATED)   (AS RESTATED)   (AS RESTATED)
                                                 ------------    ------------    ------------    ------------    ------------
Consolidated Statement of Operations Data        $     50,991    $     25,482    $      6,584    $    121,931    $    687,965
   Revenues
   License fees                                        40,000          80,000          40,000              --              --
                                                 ------------    ------------    ------------    ------------    ------------
    Total revenues                                     90,991         105,482          46,584         121,931         687,965
Cost of sales                                          35,133          17,891          10,846          84,862         140,695
                                                 ------------    ------------    ------------    ------------    ------------
    Gross profit                                       55,858          87,591          35,738          37,069         547,270
Selling, general and administrative expenses        3,994,782         715,468         265,075       1,079,356         688,491
Research and development                            1,735,244         933,907         463,304         186,178          34,000
                                                 ------------    ------------    ------------    ------------    ------------
    Operating loss                                 (5,674,168)     (1,561,784)       (692,641)     (1,228,465)       (175,221)
Other income (expense)
  Interest income                                     208,692              17           4,891           5,902           9,936
  Other income                                         32,421              --              --              --           1,237
  Loss on disposal of asset                                --          (8,222)             --              --              --
  Interest expense                                         --         (82,015)       (119,326)        (84,215)        (19,628)
                                                 ------------    ------------    ------------    ------------    ------------
    Net loss                                     $ (5,433,055)   $ (1,652,004)   $   (807,076)   $ (1,306,778)   $   (183,676)
                                                 ------------    ------------    ------------    ------------    ------------
  Deemed dividend associated with beneficial
   conversion of preferred stock                  (10,178,944)             --              --              --              --
  Preferred stock dividends                          (502,661)             --              --              --              --
                                                 ------------    ------------    ------------    ------------    ------------
  Net loss attributable to common stockholders   $(16,114,660)   $ (1,652,004)   $   (807,076)   $ (1,306,778)   $   (183,676)
  Per share information

   Net loss - basic and diluted                  $       (.36)   $       (.14)   $       (.08)   $       (.13)   $       (.02)
Deemed dividend associated with beneficial
 conversion of preferred stock                           (.67)             --              --              --              --
Preferred stock dividends                                (.03)             --              --              --              --
                                                 ------------    ------------    ------------    ------------    ------------
  Net loss attributable to common stockholders   $      (1.06)   $       (.14)   $       (.08)   $       (.13)           (.02)
   Shares outstanding                              15,205,554      12,206,106      10,364,054      10,198,548      10,182,437


                              SIX MONTHS ENDED JUNE 30,                                DECEMBER 31,
                            -----------------------------------------------------------------------------------------------------
                                2003            2002           2002          2001           2000           1999           1998
                            -----------     -----------    -----------    -----------   -----------    -----------    -----------
                            (UNAUDITED)     (UNAUDITED)
                           (AS RESTATED)   (AS RESTATED)  (AS RESTATED)  (AS RESTATED)
Consolidated Balance
  Sheet Data
Cash and cash equivalents   $ 3,292,242     $ 8,437,492    $ 4,244,640    $ 1,380,824   $     2,574    $    60,994    $   461,544
Working capital (deficit)     1,481,110       7,675,370      2,811,160        870,377    (1,435,834)      (651,340)       546,704
Total assets                  7,502,690       8,705,253      7,257,664      1,563,914        62,296        166,703        693,580
Total liabilities             2,553,510         795,581      2,050,734        511,514     2,290,763      1,590,052        948,151
Total stockholders
    Equity (deficit)          4,949,180       7,909,672      5,206,930      1,052,400    (2,228,467)    (1,423,349)      (254,570)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                   OF FINANCIAL CONDITION OR PLAN OF OPERATION

    Certain statements contained herein are not based on historical facts, but are forward-looking statements that are based upon numerous assumptions about future conditions that could prove not to be accurate. "Forward looking statements" include statements regarding our expectations, hopes, intentions, or strategies regarding the future. Forward looking statements include: statements regarding future products or products or product development; statements regarding future selling, general and administrative costs and research and development spending, and our product development strategy; statements regarding future capital expenditures and financing requirements; and similar forward looking statements. Actual events, transactions and results may materially differ from the anticipated events, transactions or results described in such statements. Our ability to consummate such transactions and achieve such events or results is subject to numerous risks and uncertainties. Such risks and uncertainties include, but are not limited to, the existence of demand for and acceptance of our products and services, regulatory approvals and developments, economic conditions, the impact of competition and pricing, results of financing efforts and other factors affecting our business that are beyond our control.

    Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors including those contained in "Risk Factors" could cause actual results to differ materially from our forward looking statements.

CRITICAL ACCOUNTING POLICIES.

    The following discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures. On an on-going basis, we evaluate our estimates and assumptions, including but not limited to those related to the impairment of long-lived assets, reserves for doubtful accounts, revenue recognition and certain accrued liabilities. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

    Revenue Recognition: We recognize revenue from product sales when goods are shipped and the risk of loss transfers to the customer. Revenue from licenses and other up-front fees are recognized on a ratable basis over the term of the respective agreement. Milestone payments are recognized upon successful completion of a performance milestone event. Any amounts received in advance of performance are recorded as deferred revenue. We recognize revenue over the period the service is performed in accordance with SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 requires that four basic criteria must be met before revenue can be recognized:
(1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services rendered, (3) the fee is fixed and determinable, and (4) collectibility is reasonably assured. We believe that all of these conditions are met at the time of shipment. Currently, three injections are recommended, although the decision to utilize one, two or three injections is between the attending physician and his/her patient. The amount invoiced is fixed and determinable and only varies among customers depending upon the number of injections requested. There is no performance provision under any arrangement with any doctor and there is no right to refund, or returns for unused injections.

    Currently the Isologen Process is delivered through an attending physician to each patient in the Company's recommended regimen of up to three injections. Each injection has stand alone value to the patient. The Company invoices the attending physician upon that physician submitting his/her patient's tissue sample to the Company; thus the contractual arrangement is between the Company and the medical professional. The amount invoiced varies directly with the number of injections requested. All orders are paid in advance by the physician and are not refundable. Revenue is deferred until shipment, provided no significant obligations remain, and is recognized in installments corresponding to the number of injections shipped to the attending physician. Due to the short shelf life, each injection is cultured on an as needed basis and shipped prior to the individual injection being administered by the physician. The amount of the revenue deferral represents the fair value of the remaining undelivered injections defined in accordance with EITF 00-21, which addresses the issue of accounting for arrangements that involve the delivery of multiple products or services. Should the physician discontinue the regimen prematurely all remaining deferred revenue is recognized.

    Research and development expenses: Research and development include direct costs, research-related overhead, and costs associated with improved process science, manufacturing and cost reduction are charged to operations as incurred.

    Stock-based compensation: We account for our stock-based compensation under the provisions of SFAS No. 123 - "Accounting for Stock Based Compensation." Under SFAS No. 123, we are permitted to either record expenses for stock options and other employee compensation plans based on their fair value at the date of grant or to continue to apply our current accounting policy under Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees," ("APB NO. 25"), and recognize compensation expense, if any, based on the intrinsic value of the equity instrument at the measurement date. We elected to continue following the provisions of APB No. 25.

    In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure. This statement provides guidance for those companies wishing to voluntarily change to the fair value based method of accounting for stock-based compensation. The statement also amends the disclosure requirements of Statement 123, requiring prominent disclosure in annual and interim financial statements regarding a company's method for accounting for stock-based employee compensation and the effect of the method on reported results. While Isolagen continues to utilize the disclosure-only provisions of Statement 123, we have modified our disclosures to comply with the new statement.

RESULTS OF OPERATIONS - COMPARISON OF THE SIX MONTHS ENDING JUNE 30, 2003 AND 2002.

    REVENUES. Revenues increased $37,278, to $79,796 for the six months ended June 30, 2003 compared to $42,518 for the six months ended June 30, 2002. The increase in revenues is primarily attributable to the commencement of operations in the United Kingdom. Included in the six months ended June 30, 2002 was $40,000 in license fees recognized which did not recur in the six months ended June 30, 2003.

    The Isolagen Process involves a patient's doctor obtaining an approximately 3 mm punch skin sample from the patient. The skin sample is packed in a container provided by us and shipped overnight to our laboratory. The specimen is then cultured utilizing our patented Isolagen Process. This process separates the cell, called a fibroblast, from the rest of the tissue then multiplies these fibroblasts. Approximately six (6) weeks later, approximately 1 ml of the patient's cells is also sent to the doctor for treatment. Additional amounts of approximately 1 ml are available for re-injection every two (2) to three (3) weeks. We recognize one-third of the revenue associated with each treatment upon the shipment of the first injection to the patient's doctor, an additional one-third of revenue associated with each treatment is recognized upon shipment of the second injection to the patient's doctor, and the remaining one-third is recognized upon the shipment of the last injection to the patient's doctor.

    In addition, those revenues which we did recognize during the first six months of 2003 from our United Kingdom operations were in part reduced by promotional incentives provided to doctors utilizing the Isolagen Process. We expect to continue providing such promotional incentives to doctor's during the introduction phase of the Isolagen Process in the United Kingdom.

    COST OF SALES. Costs of sales increased to $48,861 for the six months ended June 30, 2003 compared to $0 for the six months ended June 30, 2002. The increase in cost of sales is primarily related to the commencement of operations in the United Kingdom.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 139%, or $2,048,947, to $3,523,056 for the six months ended June 30, 2003 compared to $1,474,109 for the six months ended June 30, 2002. The major components of the approximately $2.0 million increase in selling, general and administrative expense are as follows: a) consulting expense increased by approximately $0.1 million to $0.6 million for the six months ended June 30, 2003 compared to $0.5 million for the six months ended June 30, 2002; b) salaries increased by approximately $0.3 million to $0.5 million for the six months ended June 30, 2003 compared to $0.2 million for the six months ended June 30, 2002 (these amounts include an imputed expense of $200,000 in each period relating to the fair market value of services provided by certain officers by which they were not compensated); c) travel expense increased by approximately $0.3 million to $0.4 million for the six months ended June 30, 2003 compared to $0.1 million for the six months ended June 30, 2002;
d) legal expense increased by approximately $0.1 million to $0.3 million for the six months ended June 30, 2003 compared to $0.2 million for the six months ended June 30, 2002; e) promotional expense increased by approximately $0.2 million to $0.3 million for the six months ended June 30, 2003 compared to $0.1 million for the six months ended June 30, 2002; and f) depreciation and amortization increased by approximately $0.4 million to $0.4 million for the six months ended June 30, 2003 compared to $0.0 million for the six months ended June 30, 2002. The increase in selling, general and administrative expenses is attributed primarily to: a) higher salaries expense due to an increase in the number of employees; b) increased travel expenses related to our expansion into the United Kingdom and Australia; c) higher legal fees related to patent and business development issues; d) increased marketing and promotion efforts related to the commencement of operations in the United Kingdom; and e) depreciation and amortization of assets placed into service during 2003 with the commencement of operations in the United Kingdom and the completion of the U.S laboratory.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased by approximately $0.6 million during the six months ended June 30, 2003 to $1.2 million as compared to $0.6 million for the same period of 2002. Research and development costs are composed primarily of costs related to the Company's efforts to gain FDA approval for the Isolagen Process in the United States. These costs include those personnel and laboratory costs related to the current FDA trials and certain consulting costs. This project is still under development. The total cost of research and development as of June 30, 2003 is $5.0 million. As of June 30, 2003, we believe at a minimum it will cost $3 million to complete this project. That estimate assumes that no further testing requirements are imposed by the FDA, that FDA approval is forthcoming and that FDA approval is received during 2005. The FDA approval process is extremely complicated and is dependent upon our study protocols and the results of our studies. In the event that the FDA requires additional studies or requires changes in our study protocols or in the event that the results of the studies are not consistent with our expectations the process will be more expensive and time consuming. Due to the vagaries of the FDA approval process we are unable to predict what the cost of obtaining approval will be if FDA approval is not forthcoming in 2005. The Company has other research projects currently underway, including those related to repairing damaged nerves and therapies to regrow hair and to heal burned skin. However, research and development costs related to these projects were not material during the 2003 or 2002 periods. The major components of the approximately $0.6 million increase in research and development expense are as follows: a) salaries increased by approximately $0.4 million to $0.7 million for the six months ended June 30, 2003 compared to $0.3 million for the six months ended June 30, 2002; and b) laboratory expense increased by approximately $0.1 million to $0.2 million for the six months ended June 30, 2003 compared to $0.1 million for the six months ended June 30, 2002.

    INTEREST INCOME. Interest income decreased 44%, or $8,443, to $10,620 for the six months ended June 30, 2003 compared to $19,063 for the six months ended June 30, 2002. The decrease in interest income resulted from, among other things, a decrease in the amount of cash on hand, and a decrease in interest rates paid on our deposits.

    OTHER INCOME. Other income of $55,663 for the six months ended June 30, 2003 represents gains realized on the sale of certain interest bearing securities denominated in Australian dollars and British pounds held to mitigate a portion of the foreign currency exposure related to our international activity. As of June 30, 2003, we hold no such securities.

    NET LOSS. Net loss for the six months ended June 30, 2003 was $4,630,376, as compared to a net loss of $2,027,461 for the six months ended June 30, 2002. This increase in net loss is attributed primarily to salaries, travel, consulting, legal, and promotional expenses. Net loss attributable to common stockholders for the six months ended June 30, 2003 was $6,286,445, as compared to a net loss of $11,716,419 for the six months ended June 30, 2002. These amounts include $1.2 million and $9.6 million of deemed dividend associated with beneficial conversion of preferred stock for the six months ended June 30, 2003 and June 30, 2002, respectively. These amounts include $0.4 million and $0.1 million of preferred stock dividends for the six months ended June 30, 2003 and June 30, 2002, respectively.

RESULTS OF OPERATIONS - COMPARISON OF THE THREE MONTHS ENDING JUNE 30, 2003 AND 2002.

    REVENUES. Revenues increased $59,425, to $79,425 for the three months ended June 30, 2003 compared to $20,000 for the three months ended June 30, 2002. The increase in revenues is primarily attributable to the commencement of operations in the United Kingdom. Included in the three months ended June 30, 2002 was $20,000 in license fees recognized which did not recur in the three months ended June 30, 2003.

    Those revenues which we did recognize during the three months ended June 30, 2003 from our United Kingdom operations were in part reduced by promotional incentives provided to doctors utilizing the Isolagen Process. We expect to continue providing such promotional incentives to doctor's during the introduction phase of the Isolagen Process in the United Kingdom.

    COST OF SALES. Costs of sales increased to $47,867 for the three months ended June 30, 2003 compared to $0 for the three months ended June 30, 2002. The increase in cost of sales is primarily related to the commencement of operations in the United Kingdom.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 101%, or $936,969, to $1,862,566 for the three months ended June 30, 2003 compared to $925,597 for the three months ended June 30, 2002. The major components of the approximately $1.0 million increase in selling, general and administrative expense are as follows: a) consulting expense decreased by approximately $0.1 million to $0.3 million for the three months ended June 30, 2003 compared to $0.4 million for the three months ended June 30, 2002; b) salaries increased by approximately $0.2 million to $0.3 million for the three months ended June 30, 2003 compared to $0.1 million for the three months ended June 30, 2002 (these amounts include an imputed expense of $100,000 in each period relating to the fair market value of services provided by certain officers by which they were not compensated); c) travel expense increased by approximately $0.1 million to $0.2 million for the three months ended June 30, 2003 compared to $0.1 million for the three months ended June 30, 2002; d) legal expense increased by approximately $0.1 million to $0.2 million for the three months ended June 30, 2003 compared to $0.1 million for the three months ended June 30, 2002; e) promotional expense increased by approximately $0.1 million to $0.1 million for the three months ended June 30, 2003 compared to $0.0 million for the three months ended June 30, 2002; and f) depreciation and amortization increased by approximately $0.2 million to $0.2 million for the three months ended June 30, 2003 compared to $0.0 million for the three months ended June 30, 2002. The increase in selling, general and administrative expenses is attributed primarily to: a) higher salaries expense due to an increase in the number of employees; b) increased travel expenses related to our expansion into the United Kingdom and Australia; c) higher legal fees related to patent and business development issues; d) increased marketing and promotion efforts related to the commencement of operations in the United Kingdom; and e) depreciation and amortization of assets placed into service during 2003 with the commencement of operations in the United Kingdom and the completion of the U.S laboratory.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased by approximately $0.2 million during the three months ended June 30, 2003 to $0.6 million as compared to $0.4 million for the same period of 2002. Research and development costs are composed primarily of costs related to the Company's efforts to gain FDA approval for the Isolagen Process in the United States. These costs include those personnel and laboratory costs related to the current FDA trials and certain consulting costs. This project is still under development. The total cost of research and development as of June 30, 2003 is $5.0 million. As of June 30, 2003, we believe at a minimum it will cost $3 million to complete this project. That estimate assumes that no further testing requirements are imposed by the FDA, that FDA approval is forthcoming and that FDA approval is received during 2005. The FDA approval process is extremely complicated and is dependent upon our study protocols and the results of our studies. In the event that the FDA requires additional studies or requires changes in our study protocols or in the event that the results of the studies are not consistent with our expectations the process will be more expensive and time consuming. Due to the vagaries of the FDA approval process we are unable to predict what the cost of obtaining approval will be if FDA approval is not forthcoming in 2005. The Company has other research projects currently underway, including those related to repairing damaged nerves and therapies to regrow hair and to heal burned skin. However, research and development costs related to these projects were not material during the 2003 or 2002 periods. The major components of the approximately $0.2 million increase in research and development expense are as follows: a) salaries increased by approximately $0.1 million to $0.4 million for the three months ended June 30, 2003 compared to $0.3 million for the three months ended June 30, 2002; and b) laboratory expense increased by approximately $0.1 million to $0.1 million for the three months ended June 30, 2003 compared to $0.0 million for the three months ended June 30, 2002.

    INTEREST INCOME. Interest income decreased 78%, or $11,335, to $3,190 for the three months ended June 30, 2003 compared to $14,525 for the three months ended June 30, 2002. The decrease in interest income may be attributed to, among other things, a decrease in the amount of cash on hand, and a decrease in interest rates paid on our deposits.

    OTHER INCOME. Other income of $32,421 for the three months ended June 30, 2002 represents gains realized on the sale of certain interest bearing securities denominated in Australian dollars and British pounds held to mitigate a portion of the foreign currency exposure related to our international activity. As of June 30, 2003, we hold no such securities.

    NET LOSS. Net loss for the three months ended June 30, 2003 was $2,441,275, as compared to a net loss of $1,280,923 for the three months ended June 30, 2002. This increase in net loss is attributed primarily to salaries, travel, consulting, legal, and promotional expenses. Net loss attributable to common stockholders for the three months ended June 30, 2003 was $3,887,605, as compared to a net loss of $10,869,481 for the three months ended June 30, 2002. These amounts include $1.2 million and $9.6 million of deemed dividend associated with beneficial conversion of preferred stock for the three months ended June 30, 2003 and June 30, 2002, respectively. These amounts include $0.2 million and $0.1 million of preferred stock dividends for the three months ended June 30, 2003 and June 30, 2002, respectively.

LIQUIDITY AND CAPITAL RESOURCES - COMPARISON OF JUNE 30, 2003 WITH JUNE 30,
2002.

    OPERATING ACTIVITIES. Cash used in operating activities during the six months ended June 30, 2003, amounted to $3,951,085, as compared to the $1,636,244 of cash used in operating activities during the six months ended June 30, 2002. The increase is attributed primarily to salaries, travel, consulting, legal, and promotional expenses.

    INVESTING ACTIVITIES. Cash used by investing activities during the six months ended June 30, 2003, amounted to $1,045,170 as compared to cash used by investing activities of $86,327 during the six months ended June 30, 2002. This increase in cash used is due to the purchase of property and equipment for the Houston, Texas, London, England, and Sydney, Australia laboratories.

    FINANCING ACTIVITIES. Cash provided by financing activities during the six months ended June 30, 2003, amounted to $4,011,478 consisting of $3,919,078 raised from the issuance of preferred stock and $92,400 raised from the issuance of common stock as compared to cash provided by financing activities of $8,778,762 during the six months ended June 30, 2002 which consisted entirely of proceeds from the issuance of preferred stock. In May 2003, the Company sold in a private offering 155,750 shares of Series B Convertible Preferred Stock, par value $0.001 per share, at an offering price of $28 per share. Each share of Series B preferred stock was convertible into 8 shares of common stock at any time after issuance and accrues dividends at 6% per annum payable in cash or additional shares of Series B Preferred Stock. After deducting the costs and expenses associated with the sale, the Company received cash totaling $3,919,078. In conjunction with the private offering, the Company issued to the placement agent warrants to purchase 124,600 shares of common stock with an exercise price of $3.50 per share. The warrants are exercisable immediately after grant and expire five years thereafter. The fair value of the warrants granted to the placement agent, based on the Black-Scholes valuation model is estimated to be $2.77 per warrant. The value of the warrants granted has been offset from the proceeds received from the sale of the Series B Preferred Stock and recorded as additional paid in capital.


    The price of the Series B Preferred Stock sold was $28 per share. The market value of the Company's common stock sold on the dates that the preferred stock was sold had a range of $4.40 - $4.54 per common share. In accordance with EITF 00-27 this created a beneficial conversion to the holders of the preferred stock and a deemed dividend to the preferred stockholders totaling $1,244,880 was recorded by the Company with a corresponding amount recorded as additional paid-in capital. The deemed dividend associated with the beneficial conversion is calculated as the difference between the fair value of the underlying common stock less the proceeds that have been received for the Series B Preferred Stock limited to the value of the proceeds received.



    WORKING CAPITAL. As of June 30, 2003, we had a cash balance of $3,292,242. We do not have any credit facilities with which to fund ongoing working capital needs. Our long-term viability is dependent upon successful operation of our business and the ability to raise additional debt and equity. Subsequent to the completion of our August 2003 private placement, as of November 10, 2003, we had a cash balance of $17.7 million. See "Subsequent Equity Transactions" below. Our capital resources are adequate to finance our operations for the next twelve months. We will require substantial additional capital to continue our operations and to attain profitability, neither of which can be assessed. We are actively assessing various financing opportunities.


    Inflation did not have a significant impact on our results during the six months ended June 30, 2003.

SUBSEQUENT EQUITY TRANSACTIONS.

    In August 2003, we completed a private placement of 3,359,331 shares of our Common Stock to a group of predominately institutional investors at an offering price of $6.00 per share. We received net proceeds from that offering of $18,553,062. The offer and resale of the shares of Common Stock have been registered in the registration statement of which the Prospectus forms a part. In connection with this transaction, all of the Holders of the Series A and Series B Preferred Stock converted their preferred shares into common stock. We have a dividend obligation of $1,083,280 to the holders of Series A and Series B Preferred Stock who converted their preferred shares into common stock.


    As of November 10, 2003, our cash balance is $17.7 million.


RESULTS OF OPERATIONS - COMPARISON OF FISCAL YEARS ENDING DECEMBER 31, 2002 AND 2001.

    REVENUES. Revenues decreased 14% or $14,491, to $90,991 for the year ended December 31, 2002 ("Fiscal 2002") compared to $105,482 for the year ended December 31, 2001 ("Fiscal 2001"). The decrease in revenues is primarily attributable a decrease of $40,000 in license fees recognized in Fiscal 2002, partially offset by an increase of $48,473 relating to Isolagen Process revenue in the UK.

    COST OF SALES. Costs of sales increased 96%, or $17,242, to $35,133 in Fiscal 2002, compared to $17,891 in Fiscal 2001. The increase in cost of sales is primarily related to the increase in revenues generated from the commencement of operations in the UK.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 458%, or $3,279,314 to $3,994,782 in Fiscal 2002, compared to $715,468 in Fiscal 2001. The major components of the approximately $3.3 million increase in selling, general and administrative expense are as follows: a) salaries increased by approximately $0.6 million to $0.7 million in Fiscal 2002 compared to $0.1 million in Fiscal 2001 (these amounts include an imputed expense of $400,000 in Fiscal 2002 and $155,556 in Fiscal 2001 relating to the fair market value of services provided by certain officers by which they were not compensated); b) consulting expense increased by approximately $0.6 million to $0.7 million in Fiscal 2002 compared to $0.1 million in Fiscal 2001; c) travel expense increased by approximately $0.3 million to $0.4 million in Fiscal 2002 compared to $0.1 million in Fiscal 2001; d) legal expense increased by approximately $0.2 million to $0.3 million in Fiscal 2002 compared to $0.1 million in Fiscal 2001; e) promotional expense increased by approximately $0.2 million to $0.2 million in Fiscal 2002 compared to $0.0 million in Fiscal 2001; and f) various other expenses, including rent, insurance and other office expense increased by approximately $1.0 million to $1.3 million in Fiscal 2002 compared to $0.3 million in Fiscal 2001. The increase in selling, general and administrative expenses is attributed primarily to: a) higher salaries due to an increase in the number of employees; b) increased travel expenses related to our expansion into the UK and Australia; c) higher legal fees related to patent and business development issues; d) increased marketing and promotion efforts related to the commencement of operations in the UK; and
e) increase in office locations due to expansion into the United Kingdom and Australia.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased by $0.8 million during the twelve months ended December 31, 2002 to $1.7 million as compared to $0.9 million for the same period of 2001. Research and development costs are composed primarily of costs related to the Company's efforts to gain FDA approval for the Isolagen Process in the United States. These costs include those personnel and laboratory costs related to the current FDA trials and certain consulting costs. This project is still under development. The total cost of research and development as of December 31, 2002 is $3.8 million. As of December 31, 2002, we believe at a minimum it will cost $4.2 million to complete this project. That estimate assumes that no further testing requirements are imposed by the FDA, that FDA approval is forthcoming and that FDA approval is received during 2005. The FDA approval process is extremely complicated and is dependent upon our study protocols and the results of our studies. In the event that the FDA requires additional studies or requires changes in our study protocols or in the event that the results of the studies are not consistent with our expectations the process will be more expensive and time consuming. Due to the vagaries of the FDA approval process we are unable to predict what the cost of obtaining approval will be if FDA approval is not forthcoming in 2005. The Company has other research projects currently underway, including those related to repairing damaged nerves and therapies to regrow hair and to heal burned skin. However, research and development costs related to these projects were not material during the 2002 or 2001 periods. The major components of the approximately $0.8 million increase in research and development expense are as follows: a) consulting expense increased by approximately $0.1 million to $0.7 million in Fiscal 2002 compared to $0.6 million in Fiscal 2001. In Fiscal 2001, the Company incurred a non-cash consulting expense of $450,000 which represents the issuance of 300,000 common shares as payment for consulting services relating to a potential development of a dental product; b) salaries increased by approximately $0.5 million to $0.9 million in Fiscal 2002 compared to $0.4 million in Fiscal 2001; and c) laboratory expense increased by approximately $0.2 million to $0.2 million in Fiscal 2002 compared to $0.0 million in Fiscal 2001.

    INTEREST EXPENSE. Interest expense decreased $82,015, to $0 in Fiscal 2002, compared to $82,015 in Fiscal 2001. The decrease results from conversion of all of our convertible debt to equity in Fiscal 2001.

    INTEREST INCOME. Interest income increased $208,675 to $208,692 in Fiscal 2002, compared to $17 in Fiscal 2001. The increase is primarily due to an increase in the amount of investable assets representing the net proceeds from the issuance of Series A Preferred Stock.

    NET LOSS. Net loss in Fiscal 2002, was $5,433,055, as compared to a net loss of $1,652,004 in Fiscal 2001. This increase in net loss is attributed primarily to salaries, travel, consulting, legal, promotional expenses, and bonuses paid to key personnel. Net loss attributable to common stockholders in Fiscal 2002 was $16,114,660, as compared to a net loss of $1,652,004 in Fiscal 2001. These amounts include $10.2 million and $0.0 million of deemed dividend associated with beneficial conversion of preferred stock in Fiscal 2002 and Fiscal 2001, respectively. These amounts include $0.5 million and $0.0 million of preferred stock dividends in Fiscal 2002 and Fiscal 2001, respectively.

LIQUIDITY AND CAPITAL RESOURCES.

    OPERATING ACTIVITIES. Cash used in operating activities during the year ended December 31, 2002, amounted to $3,968,013, as compared to the $664,203 of cash used in operating activities during fiscal 2001. The increase is attributed primarily to salaries, travel, consulting, legal, promotional expenses, bonuses paid to key personnel, write-off of deferred revenue, and increase in accounts payable.

    INVESTING ACTIVITIES. Cash used by investing activities during Fiscal 2002, amounted to $2,252,368, as compared to cash provided by investing activities of $1,000 in Fiscal 2001. This increase in cash used is due to the purchase in Fiscal 2002 of property and equipment for the Houston, Texas, London, England, and Sydney, Australia laboratories.

    FINANCING ACTIVITIES. Cash provided by financing activities increased to $9,070,322 in Fiscal 2002 from $2,041,453 in Fiscal 2001. During Fiscal 2002, we received net proceeds of $9,012,722 from the issuance of Series A Preferred Stock and $57,600 from sales of common stock. During Fiscal 2001, we received $2,060,000 from sales of Common Stock.

    EQUITY TRANSACTIONS. In July 2002, we completed a private offering of 2,895,000 shares of Series A Convertible Preferred Stock, par value $0.001 per share, at an offering price of $3.50 per share. Each share of Series A Preferred Stock was convertible into two shares of common stock at any time after issuance and accrues dividends at 8% per annum payable in cash or additional shares of Series A Preferred Stock. In conjunction with the private offering, we issued to the placement agent warrants to purchase 1,158,000 shares of common stock with an exercise price of $1.93 per share. The warrants are exercisable immediately after grant and expire five years thereafter. The fair market of the warrants granted to the placement agent, based on the Black-Scholes valuation model, is estimated to be $1.57 per warrant, assuming the following: no dividend yield, a risk-free interest rate of 4%, an expanded term of the warrants of 2 years, and an expected volatility of 129%. The value of the warrants granted has been offset against the proceeds received from the sale of the Series A Preferred Stock.

    During the year ended December 31, 2002, we issued an additional 143,507 shares of Series A Preferred Stock in lieu of cash for payment of dividends on the Series A Preferred Stock totaling $502,661. As of the date of this Prospectus, all shares of the Series A Convertible Preferred Stock issued in the private placement, together with the shares issued as a dividend thereon, have been converted into an aggregate of 6,089,855 shares of Common Stock.

    The price of the preferred stock sold was $3.50 per share. The market value of the Company's common stock sold on the dates that the preferred stock sold or was issued as a dividend had a range of $2.30 - $5.40 per common share. In accordance with EITF 00-27 this created a beneficial conversion to the holders of the preferred stock and a deemed dividend to the preferred stockholders totaling $10,178,944 was recorded by the Company with a corresponding amount recorded as additional paid-in capital. The deemed dividend associated with the beneficial conversion is calculated as the difference between the fair value of the underlying common stock less the proceeds that have been received for the Series A Preferred Stock limited to the value of the proceeds received.

WORKING CAPITAL.

    As of December 31, 2002, we had a cash balance of $4,244,640.

    Inflation did not have a significant impact on the Company's results during the year ended December 31, 2002.

RESULTS OF OPERATIONS - COMPARISON OF FISCAL YEARS ENDING DECEMBER 31, 2001 AND 2000.

    REVENUES. Revenues increased 126% or $58,858, to $105,482 for the year ended December 31, 2001, compared to $46,584 in fiscal 2000. The increase in revenues is primarily attributable to license fees earned for the entire year in 2001 and an increase in sales of Isolagen cream.

    COST OF SALES. Costs of sales increased 65%, or $7,045, to $17,891 for the year ended December 31, 2001, compared to $10,846 in fiscal 2000. The increase in cost of sales is primarily related to the increase in sales of Isolagen cream.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 170%, or $450,393, to $715,468 in Fiscal 2001 compared to $265,075 in Fiscal 2000. The major components of the approximately $0.5 million increase in selling, general and administrative expense are as follows: a) salaries increased by approximately $0.2 million to $0.2 million in Fiscal 2001 compared to $0.0 million in Fiscal 2000 (this amount consists of $155,556 in Fiscal 2001 relating to the fair market value of services provided by certain officers by which they were not compensated); b) consulting expense increased by approximately $0.1 million to $0.1 million in Fiscal 2001 compared to $0.0 million in Fiscal 2000; and c) travel expense increased by approximately $0.1 million to $0.1 million in Fiscal 2001 compared to $0.0 million in Fiscal 2000 in connection with the Company beginning the process of relocating the Company's corporate headquarter from Paramus, NJ to Houston, TX.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased by $0.5 million during the twelve months ended December 31, 2001 to $1.0 million as compared to $0.5 million for the same period of 2001. Research and development costs are composed primarily of costs related to the Company's efforts to gain FDA approval for the Isolagen Process in the United States. These costs include those personnel and laboratory costs related to the current FDA trials and certain consulting costs. This project is still under development. The total cost of research and development as of December 31, 2001 is $2.0 million. As of December 31, 2001, we believe at a minimum it will cost $5.1 million to complete this project. That estimate assumes that no further testing requirements are imposed by the FDA, that FDA approval is forthcoming and that FDA approval is received during 2005. The FDA approval process is extremely complicated and is dependent upon our study protocols and the results of our studies. In the event that the FDA requires additional studies or requires changes in our study protocols or in the event that the results of the studies are not consistent with our expectations the process will be more expensive and time consuming. Due to the vagaries of the FDA approval process we are unable to predict what the cost of obtaining approval will be if FDA approval is not forthcoming in 2005. The Company has other research projects currently underway, including those related to repairing damaged nerves and therapies to regrow hair and to heal burned skin. However, research and development costs related to these projects were not material during the 2001 or 2000 periods. The major components of the approximately $0.5 million increase in research and development expense are as follows: a) consulting expense increased by approximately $0.5 million to $0.5 million in Fiscal 2001 compared to $0.0 million in Fiscal 2000. In Fiscal 2001, the Company incurred a non-cash consulting expense of $450,000 which represents the issuance of 300,000 common shares as payment for consulting services relating to a potential development of a dental product; and b) salaries decreased by approximately $0.1 million to $0.3 million in Fiscal 2001 compared to $0.4 million in Fiscal 2000.

    INTEREST EXPENSE. Interest expense decreased 31%, or $37,311, to $82,015 for the year ended December 31, 2001, compared to $119,326 in fiscal 2000. The decrease is primarily attributable to convertible debt converting to equity in 2001.

    NET LOSS. Net loss and Net loss attributable to common stockholders for the year ended December 31, 2001, was $1,652,004, as compared to a net loss of $807,076 for the year ended December 31, 2000. This increase in net loss is attributed primarily to increased consulting expenses.

LIQUIDITY AND CAPITAL RESOURCES.

    OPERATING ACTIVITIES. Cash used in operating activities during the year ended December 31, 2001, amounted to $664,203, an increase of 155%, or $403,860 over the $260,343 of cash used in operating activities during fiscal 2000. The increase is primarily due to decreases in deferred revenue and an increase in accrued expenses.

    INVESTING ACTIVITIES. Cash provided by investing activities during the year ended December 31, 2001, amounted to $1,000, as compared to $0 of cash provided by investing activities during fiscal 2000.

    FINANCING ACTIVITIES. Isolagen has financed its operating and investing activities primarily from the proceeds of private placements of its common stock. During the year December 31, 2001, the Company received $2,060,000 from cash sales of its common stock, an increase of $2,058,077, as compared to the $1,923 received from cash sales of common stock during fiscal 2000.

WORKING CAPITAL.

    As of December 31, 2001, Isolagen, Inc. had a cash balance of $1,380,824.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    We are exposed to foreign currency exchange rates market risk. Market risk is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange rates. We do not enter into derivatives or other financial instruments for trading or speculative purposes.

    Substantially all of our revenues for the year ended December 31, 2002 were derived from operations in the UK. In addition, during 2003 we expect to commence operations in Australia. The results of operations and financial position of our foreign operations were principally measured in their respective currencies and translated into U.S. dollars. The effect of U.S. dollar/U.K pound foreign currency fluctuations in these countries is somewhat mitigated by the fact that expenses are generally incurred in the same currencies in which the revenue is generated. The reported income of these subsidiaries will be higher or lower depending on the weakening or strengthening of the U.S. dollar against the respective foreign currency. Additionally 32% of our assets at December 31, 2002 were based in our foreign operations and translated into U.S. dollars at the foreign currency exchange rate in effect as of the end of each accounting period, with the effect of such translation reflected as a separate component of consolidated shareholders' equity. Accordingly, our consolidated shareholders' equity will fluctuate depending on the weakening or strengthening of the U.S. dollar against the respective foreign currency.

                     SECURITIES OFFERED, THE SELLING HOLDERS
                          AND THE PLAN OF DISTRIBUTION

    This Prospectus includes the Selling Holders' securities and the securities that are underlying outstanding Common Stock Warrants. The securities being offered by the Selling Holders are described below:

    THE SELLING HOLDERS. This Prospectus includes the securities that are being offered by the Selling Holders that were issued to them upon conversion of their Series A and Series B Convertible Preferred Stock, respectively. The Series A Convertible Preferred Stock was acquired in private placements made to accredited investors only between April and July 2002. The Series B Convertible Preferred Stock was acquired in private placements made to accredited investors only in May 2003. The securities that are being offered by the Selling Holders that were issued upon conversion of the Series A and Series B Convertible Preferred Stock were issued in August, 2003. All of those shares of Series A and Series B Convertible Preferred Stock (as well as all in-kind dividends distributed with respect to the Series A Convertible Preferred Stock) have been converted into Common Stock. In addition, this Prospectus includes securities that are being offered by other Selling Holders that purchased common stock in the August 2003 private placement or who were issued securities in August 2001 as a result of negotiations between Isolagen and the Selling Holders completed in August 2001 relating to the Agreement and Plan of Merger by and among Isolagen Technologies and AFH:

    -    23,890,872 shares of Common Stock which are already outstanding; and

    - 1,085,669 shares of Common Stock issuable upon exercise of the Common Stock Warrants.


    We have set forth in the following table information relative to the Selling Holders as of November 10, 2003. We calculated beneficial ownership based on SEC requirements, and the information we included regarding beneficial ownership is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, each person identified in the table has sole voting and investment power with respect to all shares he, she, or it beneficially owns, subject to applicable community property laws. We have based the percentage calculated for each Selling Holder upon the sum of the "common stock" and "common stock issuable upon exercise of warrants" columns. We do not know when or in what amounts the Selling Holders may offer the shares described in this Prospectus for sale. The Selling Holders may decide not to sell all or any of the shares that this Prospectus covers. Selling Holders of 11,600,484 shares have entered into a lock-up agreement whereby such holders have agreed not to sell or otherwise transfer any shares of commons stock until 180 days from the date that the resale registration statement is declared effective by the SEC without the consent of Legg Mason Wood Walker Incorporated; provided, however, that shares of common stock may be sold as follows: (a) 25% of the common stock may be transferred commencing on the effective date of the resale registration statement; and (b) 25% of the common stock may be sold 90 days following the effective date of the resale registration statement. Selling Holders of additional 8,931,057 shares have entered into a lock-up agreement whereby such holders have agreed not to sell or otherwise transfer any shares of common stock until April 26, 2003 without the consent of Fordham Financial Management, Inc. Because the Selling Holders may offer all or some of the shares pursuant to this offering, and because, except for the lock-up agreement referenced in this paragraph, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that the Selling Holders will hold after completion of the offering, we cannot estimate the number of the shares that the Selling Holders will hold after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, the Selling Holders will hold none of the securities that this Prospectus covers.


                                                                            COMMON STOCK INCLUDING         (a) COMMON STOCK TO BE
                                             (a) COMMON STOCK AND (b)          SHARES UNDERLYING           BENEFICIALLY OWNED AFTER
                                              COMMON STOCK WARRANTS          COMMON STOCK WARRANTS       OFFERING AND (b) PERCENTAGE
                                                      OWNED                    BEING OFFERED BY            BENEFICIALLY OWNED AFTER
                                              PRIOR TO THIS OFFERING        THE SELLING HOLDERS(1)                 OFFERING
NAME OF SELLING HOLDER                              (a)         (b)                                             (a)        (b)
----------------------                        -----------------------       ----------------------       ---------------------------
Symmetry Capital Partners, L.P.(2)                 20,630                              20,630                    0          0%
Symmetry Capital Qualified                         13,990                              13,990                    0          0%
Partners, L.P.(2)
Symmetry Capital Offshore                           9,660                               9,660                    0          0%
Fund, LTD(2)
Symmetry Parallax Partners, L.P.(2)                 5,720                               5,720                    0          0%
SF Capital Partners Ltd.(2)                       333,334                             333,334                    0          0%
Clarion Partners, L.P.(2)                          16,667                              16,667                    0          0%
Clarion Offshore Fund, Ltd.(2)                     16,667                              16,667                    0          0%
Dynamic Equity Hedge Fund(2)                       16,666                              16,666                    0          0%
John D. Nardone(2)                                 16,666                              16,666                    0          0%
Birchwood Resources(2)                             83,333                              83,333                    0          0%
Vertical Ventures Investments                      83,333                              83,333                    0          0%
LLC(2)
Paul E. Orrson(2) (22)                             16,666                              16,666                    0          0%
Rawleigh H. Ralls(2)                               50,000                              50,000                    0          0%
United Capital Management, Inc.(2)                 58,333                              58,333                    0          0%
Hayman Partners, LP(2) (22)                        30,000                              30,000                    0          0%
Agger Fund, LP(2)                                   3,665                               3,665                    0          0%
Agger Institutional Fund, LP(2)                    21,335                              21,335                    0          0%
Perceptive Life Sciences Master                   500,000                             500,000                    0          0%
Fund, Ltd.(2)
John S. Lemak(2)                                   17,000                              17,000                    0          0%
Sandor Capital Master Fund, L.P.(2)                34,000                              34,000                    0          0%
Gryphon Master Fund, LP(2)                         50,000                              50,000                    0          0%
Little Wing, L.P.(2)                               65,650                              65,650                    0          0%
Tradewinds Fund Ltd.(2)                            17,683                              17,683                    0          0%
Endeavor LP(2)                                      6,500                               6,500                    0          0%
First American Insurance
Small Cap Growth Fund(2)                            4,630                               4,630                    0          0%
John J. Frautschi Life Trust(2)                    35,780                              35,780                    0          0%
First American Small Cap
Growth Opportunities(2)                           695,983                             695,983                    0          0%
Lyndhurst Associates(2)                            11,290                              11,290                    0          0%
Greater Milwaukee Foundation MC(2)                 11,210                              11,210                    0          0%
Oregon Retail Employees                            18,010                              18,010                    0          0%
Pension Trust(2)
Henry Posner III Agency(2)                          2,950                               2,950                    0          0%
Posner Partners Microcap(2)                        12,610                              12,610                    0          0%
Paul M. Posner Agency(2)                            3,330                               3,330                    0          0%
St. Paul Electrical Construction                    5,950                               5,950                    0          0%
Pension SC(2)
St. Paul Electrical Construction                    6,800                               6,800                    0          0%
Supply SC(2)
E.S. Tallmadge Residuary Trust 2(2)                 2,370                               2,370                    0          0%
Richard D. Waterfield SC(2)                         4,080                               4,080                    0          0%
W.M. Chester - Chester                              1,430                               1,430                    0          0%
Children SC(2)
Milwaukee Jewish Federation(2)                     10,410                              10,410                    0          0%
U.S. Bank, N.A., FBO                            1,045,000                           1,045,000                    0          0%
Heartland Value Fund(2)
T.E. Staahl(3)                                    252,291                             252,291                    0          0%
John J. Machado(3)                                 63,274                              63,274                    0          0%
Geoffrey Adams(3)                                  31,637                              31,637                    0          0%
Ian Michael White(3)                               31,637                              31,637                    0          0%
Ronald E. Furrow(3)                                31,637                              31,637                    0          0%
Robert F. Sagarino(3)                             363,630                             363,630                    0          0%
David P.A. Dundas(3)                               15,818                              15,818                    0          0%
Frank Discipio(3)                                  31,637                              31,637                    0          0%
Jean Melki(3)                                      31,637                              31,637                    0          0%
George Bingham(3)                                  15,818                              15,818                    0          0%
Bruce P. Inglis(3)                                 31,637                              31,637                    0          0%
Stanley Keith Klein IV(3)                          31,637                              31,637                    0          0%


                                                                            COMMON STOCK INCLUDING         (a) COMMON STOCK TO BE
                                             (a) COMMON STOCK AND (b)          SHARES UNDERLYING           BENEFICIALLY OWNED AFTER
                                              COMMON STOCK WARRANTS          COMMON STOCK WARRANTS       OFFERING AND (b) PERCENTAGE
                                                      OWNED                    BEING OFFERED BY            BENEFICIALLY OWNED AFTER
                                              PRIOR TO THIS OFFERING        THE SELLING HOLDERS(1)                 OFFERING
NAME OF SELLING HOLDER                              (a)         (b)                                             (a)        (b)
----------------------                        -----------------------       ----------------------       ---------------------------
Matthew John Milburn Thompson(3)                  31,637                          31,637                     0            0%
Ron Shelton, MD(3)                                31,637                          31,637                     0            0%
James Malcolm Sylph(3)                            31,637                          31,637                     0            0%
Jonathan Meyers(3)                                31,637                          31,637                     0            0%
Fred Meyers(3)                                    31,637                          31,637                     0            0%
Fred Meyers, Money Purchase IRA(3)                31,637                          31,637                     0            0%
Lindsey Meyers(3)                                 31,637                          31,637                     0            0%
Mervyn Peter Childs(3)                            15,818                          15,818                     0            0%
Rees V. Bartlett(3)                               15,818                          15,818                     0            0%
Robert Soloway TTEE(3)                            15,818                          15,818                     0            0%
M.J. Derrick(3)                                   31,637                          31,637                     0            0%
Andrew Fox(3)                                     31,637                          31,637                     0            0%
Keith Stanley Parkins(3)                          15,818                          15,818                     0            0%
Richard Weatherly(3)                              31,637                          31,637                     0            0%
Gordon M. Burns(3)                                63,044                          63,044                     0            0%
R.S. Bushell(3)                                   15,818                          15,818                     0            0%
Super-Tek, Inc.(3)                                47,340                          47,340                     0            0%
Nader Akhavan-Zanjani(3)                          31,637                          31,637                     0            0%
Susan Baquet(3)                                   15,818                          15,818                     0            0%
Samuel D. Gaby, MD(3)                             15,818                          15,818                     0            0%
MRM Life Ltd.(3)                                 126,549                         126,549                     0            0%
Dr. Ravi Kant Agarwal and                         31,637                          31,637                     0            0%
Mrs. Vinita Agarwal(3)
CPCL Associates(3)                                15,818                          15,818                     0            0%
Anthony Mitra(3)                                  15,818                          15,818                     0            0%
Neil Robert Harris(3)                            157,772                         157,772                     0            0%
Rees V. Bartlett(3)                               15,818                          15,818                     0            0%
David Forbes(3)                                   15,818                          15,818                     0            0%
Bess Rhea Popp(3)                                 31,505                          31,505                     0            0%
Agil Hypothek Ltd.(3)                             31,505                          31,505                     0            0%
T.A. Morgan(3)                                    31,455                          31,455                     0            0%
John and Barbara Curcio(3)                        15,752                          15,752                     0            0%
Buechel Family Ltd. Partnership(3)             1,575,287                       1,575,287                     0            0%
(13)
BASR Partnership(3)                               89,791                          89,791                     0            0%
Michael Lusk(3)                                   15,752                          15,752                     0            0%
Nicholas Frank Scholes(3)                         31,505                          31,505                     0            0%
Loannis Alexandridis(3)                           31,407                          31,407                     0            0%
Stephen A. Kepniss(3)                             31,407                          31,407                     0            0%
Ronald E. Furrow or Anna C                        15,703                          15,703                     0            0%
Furrow(3)
Samuel D. Gaby, M.D.(3)                           15,703                          15,703                     0            0%
Brian Cunningham & Cathy M                        15,703                          15,703                     0            0%
Cunningham(3)
Sung Soo Kim(3)                                   62,814                          62,814                     0            0%
James M. Fenton(3)                                31,407                          31,407                     0            0%
Noboru Muto & Sumiko Muto(3)                      62,814                          62,814                     0            0%
Clive Maurice Beetlestone(3)                      31,407                          31,407                     0            0%
George Bingham(3)                                 15,703                          15,703                     0            0%
John B. Ellor, Jr.(3)                             15,703                          15,703                     0            0%
Frank DiScipio(3)                                 31,407                          31,407                     0            0%
Raymond Cincotti(3)                               31,407                          31,407                     0            0%
Buechel Patient Care,                            942,213                         942,213                     0            0%
Research & Education Fund,
Inc.(3) (13)
William Bongiorno(3)                              31,407                          31,407                     0            0%
Mark Freeman(3)                                   31,407                          31,407                     0            0%
Kevin E. Brehmer Living Trust(3)                  15,703                          15,703                     0            0%
Walter Macor(3)                                   15,703                          15,703                     0            0%
Joseph P. Santiamo MD(3)                          15,611                          15,611                     0            0%
The Silverburg Trust(3)                           15,611                          15,611                     0            0%
Reginald Patrick Joseph O'Neill(3)                15,611                          15,611                     0            0%
Vincent Polito Jr.(3)                             15,611                          15,611                     0            0%
Munirali Haji(3)                                  31,223                          31,223                     0            0%
Diderica M.A. Wiersema(3)                         15,611                          15,611                     0            0%


                                                                            COMMON STOCK INCLUDING         (a) COMMON STOCK TO BE
                                             (a) COMMON STOCK AND (b)          SHARES UNDERLYING           BENEFICIALLY OWNED AFTER
                                              COMMON STOCK WARRANTS          COMMON STOCK WARRANTS       OFFERING AND (b) PERCENTAGE
                                                      OWNED                    BEING OFFERED BY            BENEFICIALLY OWNED AFTER
                                              PRIOR TO THIS OFFERING        THE SELLING HOLDERS(1)                 OFFERING
NAME OF SELLING HOLDER                              (a)         (b)                                             (a)        (b)
----------------------                        -----------------------       ----------------------       ---------------------------
NAME OF SELLING HOLDER                              (a)         (b)                                         (a)          (b)
Hiroshi Kondo(3)                                  15,611                           15,611                    0            0%
Michael James Lane(3)                             62,446                           62,446                    0            0%
Jeffrey C. Friedman(3)                            62,446                           62,446                    0            0%
Carol J. Kahn(3)                                  15,611                           15,611                    0            0%
Takashi Sugiyama(3)                               31,223                           31,223                    0            0%
Haruhisa Tsuchitani(3)                            31,223                           31,223                    0            0%
Daniel M. Rochester(3)                            31,223                           31,223                    0            0%
Tim Zeller(3)                                      9,662                            9,662                    0            0%
Robert Sagarino(3)                                15,611                           15,611                    0            0%
Robert Mazurek Money Purchase                     15,611                           15,611                    0            0%
Plan(3)
Kevin E. Brehmer Living Trust(3)                  15,611                           15,611                    0            0%
Walid Younis Al-Ali(3)                            93,557                           93,557                    0            0%
Anthony R.M. Rowland(3)                           15,555                           15,555                    0            0%
David Cherry(3)                                   15,555                           15,555                    0            0%
Victor Alvarez(4)                                 49,000                           49,000                    0            0%
Dennis Cardino(4)                                  7,000                            7,000                    0            0%
Lalji Premji Vekaria(4)                           42,000                           42,000                    0            0%
Alexis Family Limited                             42,000                           42,000                    0            0%
Partnership(4)
Gordon M. Burns(4)                                98,000                           98,000                    0            0%
Alan Roger Zebedee(4)                             14,000                           14,000                    0            0%
Humphrey Johnson(4)                               42,000                           42,000                    0            0%
Kyoko Mori(4)                                     14,000                           14,000                    0            0%
Bruce Gibbard(4)                                  14,000                           14,000                    0            0%
Michael Botting(4)                                 7,000                            7,000                    0            0%
Richard Shiring(4)                                 7,000                            7,000                    0            0%
William Pratt(4)                                  14,000                           14,000                    0            0%
Junko Morikawa(4)                                  7,000                            7,000                    0            0%
Stephen M. Karlya(4)                              14,000                           14,000                    0            0%
Kyoko Kubota(4)                                    7,000                            7,000                    0            0%
Daniel E. Bush(4)                                  7,000                            7,000                    0            0%
David Cherry(4)                                   42,000                           42,000                    0            0%
Alphonso Russ/Shirley Russ(4)                     14,000                           14,000                    0            0%
Richard J. Binnie(4)                               7,000                            7,000                    0            0%
Michael T. Munch(4)                                7,000                            7,000                    0            0%
Geoffrey Adams(4)                                 14,000                           14,000                    0            0%
Kenneth James Logue(4)                             7,000                            7,000                    0            0%
Yoshiaki Sugiyama(4)                              28,000                           28,000                    0            0%
Morgan J. Wilbur III(4)                           14,000                           14,000                    0            0%
Stanley Keith Klein IV(4)                         14,000                           14,000                    0            0%
Makoto Akahane(4)                                 14,000                           14,000                    0            0%
Steve Carothers(4)                                14,000                           14,000                    0            0%
Leybrand Investments Ltd.(4)                       7,000                            7,000                    0            0%
Donald W. Anderson(4)                              7,000                            7,000                    0            0%
Cell Share Consortium(4)                          14,000                           14,000                    0            0%
John Boulton(4)                                    7,000                            7,000                    0            0%
Joe Murphy(4)                                     14,000                           14,000                    0            0%
Paul Regent(4)                                    14,000                           14,000                    0            0%
Alpha-Rowen Treatments, Ltd(4)                     7,000                            7,000                    0            0%
Anthony & Margaret Rowland(4)                      7,000                            7,000                    0            0%
Clive Howard Kennedy(4)                            7,000                            7,000                    0            0%
David Turner(4)                                    7,000                            7,000                    0            0%
Peter John Edmonds(4)                             14,000                           14,000                    0            0%
Dennis George Bunning(4)                          14,000                           14,000                    0            0%
Kevin O'Brien(4)                                   7,000                            7,000                    0            0%
Isamu Dekiya(4)                                    7,000                            7,000                    0            0%
Christopher A. James(4)                            7,000                            7,000                    0            0%
Richard Barbiera(4)                               14,000                           14,000                    0            0%
Bernard Pallut(4)                                 21,000                           21,000                    0            0%
Stuart Fitton(4)                                   7,000                            7,000                    0            0%
James H. Atwell(4)                                 7,000                            7,000                    0            0%
Peter Andrew Hilton(4)                             7,000                            7,000                    0            0%
Jonathan & Lisa Weatherly(4)                       7,000                            7,000                    0            0%


                                                                            COMMON STOCK INCLUDING         (a) COMMON STOCK TO BE
                                             (a) COMMON STOCK AND (b)          SHARES UNDERLYING           BENEFICIALLY OWNED AFTER
                                              COMMON STOCK WARRANTS          COMMON STOCK WARRANTS       OFFERING AND (b) PERCENTAGE
                                                      OWNED                    BEING OFFERED BY            BENEFICIALLY OWNED AFTER
                                              PRIOR TO THIS OFFERING        THE SELLING HOLDERS(1)                 OFFERING
NAME OF SELLING HOLDER                              (a)         (b)                                             (a)        (b)
----------------------                        -----------------------       ----------------------       ---------------------------
James W. Hulme(4)                                  7,000                             7,000                   0            0%
Leonard Longo(4)                                   7,000                             7,000                   0            0%
Robert Peter Simpson(4)                            7,000                             7,000                   0            0%
The Silverberg Trust(4)                            7,000                             7,000                   0            0%
Akira Edward Shimada(4)                           14,000                            14,000                   0            0%
Kevin & Elaine Reid(4)                             7,000                             7,000                   0            0%
Jes Johansen(4)                                    7,000                             7,000                   0            0%
Robert M. Galley(4)                                7,000                             7,000                   0            0%
Perviz Aran(4)                                    42,000                            42,000                   0            0%
David Forbes(4)                                    7,000                             7,000                   0            0%
Simon Mordzynski(4)                                7,000                             7,000                   0            0%
Agil Hypothek, Ltd.(4)                            14,000                            14,000                   0            0%
John Durham(4)                                    14,000                            14,000                   0            0%
Jiu Ping Zhang(4)                                 14,000                            14,000                   0            0%
Christopher John Vickery(4)                        7,000                             7,000                   0            0%
John Gramegna(4)                                   7,000                             7,000                   0            0%
David Olson(4)                                     7,000                             7,000                   0            0%
Philip Marino(4)                                  14,000                            14,000                   0            0%
Jack Edward Busselle(4)                           14,000                            14,000                   0            0%
Homewave Ltd.(4)                                   7,000                             7,000                   0            0%
Patrick Frostad(4)                                14,000                            14,000                   0            0%
Neil Harris(4)                                    28,000                            28,000                   0            0%
Peter Cook(4)                                      7,000                             7,000                   0            0%
John L. Hardwick(4)                                7,000                             7,000                   0            0%
David R. Gust(4)                                  14,000                            14,000                   0            0%
Arnold O. Boyle(4)                                 7,000                             7,000                   0            0%
Michael J. Derrick(4)                              7,000                             7,000                   0            0%
Graham Ball(4)                                    14,000                            14,000                   0            0%
M.J. Thomas(4)                                     7,000                             7,000                   0            0%
Yasuo Hayashi(4)                                   7,000                             7,000                   0            0%
Thomas Howard Martin(4)                            7,000                             7,000                   0            0%
Munirali Haji(4)                                 140,000                           140,000                   0            0%
Peter Bourrelly(4)                                 7,000                             7,000                   0            0%
Benchmark Equity Group, Inc.(5)                1,355,000                         1,355,000                   0            0%
(14)
William K. Boss, Jr.(5) (15)                   1,614,055                         1,614,055                   0            0%
Michael Avignon(5) (16)                          775,734                           775,734                   0            0%
Laura Lee Avignon(5) (17)                      1,000,000                         1,000,000                   0            0%
Michael Macaluso(5) (18)                         775,734                           775,734                   0            0%
Alyda Berryman Macaluso(5) (19)                1,000,000                         1,000,000                   0            0%
Olga Marko(5) (20)                             1,050,000                         1,050,000                   0            0%
Jeffrey W. Tomz(5) (21)                          227,200                           227,200                   0            0%
Timothy J. Till(5)                             1,133,334                         1,133,334                   0            0%
Lighthouse Capital Insurance Co.(6)              600,000                           600,000                   0            0%
Steve Schilling(6)                               672,147                           672,147                   0            0%
BASR Partnership(6)                              346,667                           346,667                   0            0%
Nicolas Elian(6)                                 214,999                           214,999                   0            0%
Clifton Family Limited                            78,334                            78,334                   0            0%
Partnership(6)
Henry A. Mentz III(6)                             16,667                            16,667                   0            0%
Wendell M. Wilson(6)                              10,000                            10,000                   0            0%
Stephen Hodson(6)                                 30,000                            30,000                   0            0%
Helen Pal(6)                                      10,000                            10,000                   0            0%
Trident III, LLC(6)                              261,800                           261,800                   0            0%
Pound Capital Corporation(6)                     252,800                           252,800                   0            0%
Founders Equity Group Inc.(6)                    200,000                           200,000                   0            0%
Dennis H McGill(6)                               249,749                           249,749                   0            0%
William R Peeples(6)                             235,379                           235,379                   0            0%
Frederick F. Buechel(6)                          200,000                           200,000                   0            0%
Theodore Staahl(6)                               155,690                           155,690                   0            0%
Seacrest Partners I Limited                      112,090                           112,090                   0            0%
Part(6)
Pacgen Partners(6)                               100,000                           100,000                   0            0%
Robert E Tompkins(6)                             100,000                           100,000                   0            0%
William Adams(6)                                  90,331                            90,331                   0            0%


                                                                            COMMON STOCK INCLUDING         (a) COMMON STOCK TO BE
                                             (a) COMMON STOCK AND (b)          SHARES UNDERLYING           BENEFICIALLY OWNED AFTER
                                              COMMON STOCK WARRANTS          COMMON STOCK WARRANTS       OFFERING AND (b) PERCENTAGE
                                                      OWNED                    BEING OFFERED BY            BENEFICIALLY OWNED AFTER
                                              PRIOR TO THIS OFFERING        THE SELLING HOLDERS(1)                 OFFERING
NAME OF SELLING HOLDER                              (a)         (b)                                             (a)        (b)
----------------------                        -----------------------       ----------------------       ---------------------------
YKA Partners Ltd(6)                               88,631                           88,631                        0        0%
Scott S Monroe(6)                                 80,000                           80,000                        0        0%
Paula Fenton(6)                                   78,038                           78,038                        0        0%
Gregory S Keller(6)                               77,258                           77,258                        0        0%
Foresight Capital Corporation(6)                  56,017                           56,017                        0        0%
Robert Mazurek(6)                                 53,593                           53,593                        0        0%
Schalk Van Rensburg(6)                            48,670                           48,670                        0        0%
Foresight Bridge Strategies LP(6)                 40,000                           40,000                        0        0%
Sharyl Bancroft(6)                                35,000                           35,000                        0        0%
Henry A Mentz III(6)                              33,334                           33,334                        0        0%
S. Keith Klein IV(6)                              26,667                           26,667                        0        0%
Alan A. Robb(6)                                   23,300                           23,300                        0        0%
Michael K Wilhelm(6)                              21,681                           21,681                        0        0%
Ion Pal(6)                                        20,000                           20,000                        0        0%
Theodore M Staahl(6)                              18,500                           18,500                        0        0%
David Marko(6)                                    16,000                           16,000                        0        0%
Richard M. Everhart, Jr.(6)                       14,862                           14,862                        0        0%
Rena D'Souza(6)                                   10,000                           10,000                        0        0%
James Newman(6)                                    3,000                            3,000                        0        0%
Adrienne Tande Riner(6)                                           850                 850                        0        0%
Karen Farrell(7)                                                3,790               3,790                        0        0%
Joseph Ingarra(7)                                              69,480              69,480                        0        0%
Mio Lum(7)                                                      5,790               5,790                        0        0%
Mac Lutz(7) (23)                                               11,580              11,580                        0        0%
Fred Meyers(7)                                                 17,000              17,000                        0        0%
Robert Sagarino(7)                                             69,480              69,480                        0        0%
Vace Partners(7)                                               72,640              72,640                        0        0%
Eustace Conway(7)                                              11,580              11,580                        0        0%
Janzig Demirkan(7)                                             11,580              11,580                        0        0%
Fordham Holding Group(7) (11)(23)                              79,524              79,524                        0        0%
Robert Sagarino(7) (23)                                        11,580              11,580                        0        0%
Carmine DeSantis, Jr.(7)                                       10,102              10,102                        0        0%
Charles Giordano, Sr.(7) (23)                                  50,000              50,000                        0        0%
Dean Kajouras(7) (23)                                          25,000              25,000                        0        0%
William Baquet(7)(11) (23)                                    286,943             286,943                        0        0%
Fordham Financial Management,                                 124,600             124,600                        0        0%
Inc.(8) (11) (23)
Equipmed Pty. Ltd.(9)                                         150,000             150,000                        0        0%
RCG Capital Markets Group, Inc.(10)                            75,000              75,000                        0        0%
TOTAL                                          23,890,872   1,085,669          24,976,541                        0        0%

----------

  1. The Selling Holders are offering all of their shares of Common Stock and all of the shares of Common Stock underlying their Common Stock Warrants.

  2.   Issued in connection with the August 2003 Common Stock private placement.

  3. Issued in connection with the July 2002 Series A Convertible Preferred Stock private placement.

  4. Issued in connection with the May 2003 Series B Convertible Preferred Stock private placement.

  5. Issued in connection with the August 2001 acquisition of Isolagen Technologies, Inc.

  6. Primarily issued in connection with the August 2001 acquisition of Isolagen Technologies, Inc.

  7. Common stock underlying warrants issued in connection with the July 2002 Series A Convertible Preferred Stock private placement.

    8. Common stock underlying warrants issued in connection with the May 2003 Series B Convertible Preferred Stock private placement.

    9. Common stock underlying warrants issued in connection with the April 2003 Equipmed Distribution Agreement.

    10. Common stock underlying warrants issued in connection with the February 2003 RCG Capital Markets Group, Inc. Agreement.

    11.  These entities are under the common control of William Baquet.

    12. For additional disclosure relating to relationships by and between certain of the Selling Holders, refer to the beneficial ownership table and notes thereto set forth in this Prospectus.

    13.  Dr. Frederick F. Buechel is a 5% beneficial shareholder.

    14.  Controlled by Frank DeLape who is Chairman of the Company.

    15.  Vice Chairman of the Company.

    16.  Director of the Company.

    17.  Wife of Michael Avignon.

    18.  Chief Executive Officer and President of the Company.

    19.  Wife of Michael Macaluso.

    20.  Senior Vice President and Director of Research of the Company.

    21.  Chief Financial Officer and Secretary of the Company.

    22. Affiliated with Legg Mason Wood Walker, Inc., a broker dealer. This selling shareholder purchased securities in the ordinary course of business, and at the time of purchase of the securities to be resold, the selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

    23. Affiliated with Fordham Financial Management, Inc., a broker dealer. This selling shareholder purchased securities in the ordinary course of business, and at the time of purchase of the securities to be resold, the selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

    PLAN OF DISTRIBUTION. The Selling Holders have advised us that they may, from time to time, offer and sell the shares included in this Prospectus; and that they may exercise their Common Stock Warrants, and offer and sell the underlying shares of Common Stock under this Prospectus. The term "Selling Holders" includes pledgees, donees, transferees or other successors in interest selling shares that they acquired after the date of this Prospectus from the Selling Holders as a pledge, gift or other non-sale related transfer. To the extent required, we may amend and supplement this Prospectus from time to time to describe a specific plan of distribution.

    Each Selling Holder has advised us that he, she or it will act independently in making decisions with respect to the timing, manner, and size of each sale. Each Selling Holder has advised us that they may make these sales at prices and under terms then prevailing or at prices related to the then current market price. The Selling Holders have advised us that they may also make sales in negotiated transactions, including pursuant to one or more of the following methods:

    o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus;

    o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

    o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; and

    o    in privately negotiated transactions.

    In connection with distributions of the shares or otherwise, the Selling Holders have advised us that each may:

    o enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

    o sell the shares short and redeliver the shares to close out such short positions;

    o enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares that this Prospectus offers, which they may in turn resell; and

    o pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

    In addition, the Selling Holders may sell any shares that qualify for sale pursuant to Rule 144, rather than pursuant to this Prospectus.

    In effecting sales, broker-dealers or agents that the Selling Holders engage may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Holders, in amounts that the parties may negotiate immediately prior to the sale.

    In offering shares that this Prospectus covers, the Selling Holders, and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Holders, may qualify as "underwriters" within the meaning of the Securities Act in connection with these sales. Any profits that the Selling Holders realize, and the compensation that they pay to any broker-dealer, may qualify as underwriting discounts and commissions.

    In order to comply with the securities laws of some states, the Selling Holders must sell the shares in those states only through registered or licensed brokers or dealers. In addition, in some states the Selling Holders must sell the shares only if we have registered or qualified those shares for sale in the applicable state or an exemption from the registration or qualification requirement is available and the Selling Holder complies with the exemption.

    We have advised the Selling Holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Holders and their affiliates. In addition, we will make copies of this Prospectus available to the Selling Holders for the purpose of satisfying the Prospectus delivery requirements of the Securities Act. The Selling Holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against liabilities, including liabilities arising under the Securities Act.

    At the time a Selling Holder makes a particular offer of shares we will, if required, distribute a Prospectus supplement that will set forth:

    o    the number of shares that the Selling Holder is offering;

    o the terms of the offering, including the name of any underwriter, dealer or agent;

    o    the purchase price paid by any underwriter;

    o    any discount, commission and other underwriter compensation;

    o any discount, commission or concession allowed or reallowed or paid to any dealer; and

    o    the proposed selling price to the public.

    We have agreed to indemnify certain of the Selling Holders against claims and losses due to material misstatements or omissions made by the Company (and not by the Selling Holders) in this Prospectus. Certain Selling Holders have agreed to indemnify us against claims and losses due to material misstatements or omissions made by them.

                                 USE OF PROCEEDS

    Isolagen will receive no proceeds from the sale by the Selling Holders shares of common stock.

                                    BUSINESS

    IN ORDER TO PROVIDE YOU WITH MEANINGFUL AND USEFUL INFORMATION, THIS PROSPECTUS CONTAINS CERTAIN "FORWARD-LOOKING STATEMENTS" (AS SUCH TERM IS DEFINED IN SECTION 21e OF THE EXCHANGE ACT). THESE STATEMENTS REFLECT OUR CURRENT EXPECTATIONS REGARDING OUR POSSIBLE FUTURE RESULTS OF OPERATIONS, PERFORMANCE, AND ACHIEVEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

    WHEREVER POSSIBLE, WE HAVE TRIED TO IDENTIFY THESE FORWARD-LOOKING STATEMENTS BY USING WORDS SUCH AS "ANTICIPATE," "BELIEVE," "ESTIMATE," "EXPECT," "PLAN," "INTEND," AND SIMILAR EXPRESSIONS. THESE STATEMENTS REFLECT OUR CURRENT BELIEFS AND ARE BASED ON INFORMATION CURRENTLY AVAILABLE TO US. ACCORDINGLY, THESE STATEMENTS ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES, AND CONTINGENCIES, WHICH COULD CAUSE OUR ACTUAL RESULTS, PERFORMANCE, OR ACHIEVEMENTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN, OR IMPLIED BY, SUCH STATEMENTS. WE HAVE DESCRIBED THESE RISKS, UNCERTAINTIES AND CONTINGENCIES UNDER "RISK FACTORS" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OR PLAN OF OPERATION." WE HAVE NO OBLIGATION TO UPDATE OR REVISE ANY SUCH FORWARD-LOOKING STATEMENTS THAT MAY BE MADE TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE OF THIS REPORT.

OVERVIEW

    We are an emerging pharmaceutical bioscience company located in Houston, Texas that specializes in the development and commercialization of autologous cellular therapy for hard and soft tissue regeneration that has specific applications in cosmetic dermatology. We are also exploring applications for periodontal disease, reconstructive dentistry and other health-related markets. We currently holds five patents. Autologous cellular therapy is a process whereby a patient's own cells are extracted, reproduced and then reintroduced to the patient for specific cosmetic and medical applications. Unlike other applications for the treatment of dermal defects, we utilizes only the patient's unique, living cells to produce the patient's own collagen. There is no foreign substance utilized in this treatment protocol. We have commenced Phase III trials for dermal defects pursuant to an effective Investigational New Drug Application for the treatment of wrinkles and scars. We have also commenced a Phase II dose ranging study and a Phase I clinical trial for dental applications addressing gingival recession.

    Our goal is to become the industry leader in the research, development and commercialization of autologous cellular therapy which stimulate a patient's own collagen production. We sometimes refer to our autologous cellular therapy as the Isolagen Process.

    Autologous cells are a patient's own cells taken from a small skin sample. From such sample, millions of cells can be grown and then injected into the patient to correct and reduce the normal effects of aging like wrinkles, laugh lines, smokers lines, fine lines and all types of depressed scars. The procedure is minimally invasive and non-surgical. Currently, there are multiple competitive alternatives to reduce the signs of aging, but we believe they offer short term and often painful solutions. Their solutions often involve substitute products or fillers, such as human cadaver or animal collagen or synthetic chemicals. A well known example is Botox, which uses diluted, liquid toxin to attain a correction through muscle paralysis.

    In contrast, the Isolagen Process (as described in more detail below) is a self healing protein repair system that uses only the patient's own (autologous) cells. Since these cells belong only to the patient and house his or her own deoxyribonucleic acid ("DNA"), there is a reduced chance for rejection or allergic reaction. It is important to note that the cells are grown individually. There is no batch manufacturing and our Laboratory Information Management System ("LIMS") keeps the cells separate.


    The Isolagen Process is designed to replenish deficiencies caused through the loss of fibroblast cells as the body ages. The body losses approximately 1% of the body's fibroblast cells per year. The fibroblast cell is the cell responsible for producing collagen, "the structural matrix," that supports the skin and also produces elastin. By the time a person is 40 years old, the average person's body has depleted approximately 40% of its fibroblast cells, thus causing dermal depressions and wrinkles. The Isolagen Process reduces dermal depressions and wrinkles by replenishing the area of deficiency with millions of the patient's own new living fibroblast cells. Within weeks after the injection, the millions of new fibroblast cells will produce new collagen and elastin and will help diminish wrinkles.

    In the early 1990s, Olga Marko, currently Senior Vice President and Director of Research, was researching a way to identify autologous cellular systems ("ACS") which could stimulate a patient's own collagen production. Ms. Marko developed a process of extracting a patient's own cells (dermal fibroblasts), growing and expanding those cells in a controlled environment, and then re-introducing such cells into the skin of the patient's face, thereby stimulating the growth of the patient's collagen resulting in the repair of dermal defects (the "Isolagen Process"). With the support of William K. Boss, Jr., M.D., currently a director of the Company, a board certified plastic surgeon, Isolagen Technologies was formed on December 28, 1995 with the purpose of researching, marketing and commercializing the Isolagen Process for cosmetic applications.

    In 1995, Dr. Boss began treating a small percentage of his patients with the Isolagen Process to correct defects (e.g., wrinkles, depressions and scarring) in the patient's face. Dr. Boss and Ms. Marko solicited the clinical support of Gregory Keller, M.D., Associate Chief of Head and Neck Plastic Surgery at the University of California at Los Angeles Medical School, and W. Gregory Chernoff, M.D., a plastic surgeon with practices in California and Indiana. Between 1995 and 1999, Drs. Boss, Keller and Chernoff, together with approximately 200 other doctors, utilized the Isolagen Process on approximately 963 patients with positive results. The use of the Isolagen Process on such patients provided evidence to Isolagen Technologies that the Isolagen Process could effectively grow and re-introduce a patient's own cells with beneficial results. Of the 963 patients treated with the Isolagen Process, totaling approximately 3,000 procedures, the participating physicians documented no significant adverse reactions. Although all these procedures were at least three (3) years ago and some as long as seven (7) years ago the majority of patients still report satisfaction with results of the procedures to their physicians. We believe that since the Isolagen Process involves a patient's own cells, the possibility of allergic reaction is reduced and the therapeutic correction appears to be long lasting with the patients experiencing gradual and continued improvement as a result of the natural activity of the patient's own re-introduced cell structure.

    In 1997, the FDA began regulating the science of biologic products. Biologic products like ACS, in contrast to drugs that are chemically synthesized, are derived from living sources (such as humans, animals, and microorganisms). From 1995 to 1999, management of Isolagen Technologies believed that FDA approvals were not required for use of the Isolagen Process. In 1999, the FDA advised Isolagen Technologies that use of the Isolagen Process would require FDA approval, and Isolagen Technologies filed an investigational new drug application ("IND") covering the Isolagen Process with the FDA. An IND is a request for authorization from the FDA to administer an investigational drug or biologic product to humans. Such authorization must be secured prior to commercialization of any new drug or biological product. After its review of Isolagen Technologies' IND on December 9, 1999, the FDA placed the IND on clinical hold until the manufacturing processes and procedures of Isolagen Technologies were changed to meet these new standards, and FDA approval was obtained. The use of the Isolagen Process was discontinued after the FDA placed the IND on hold.


    Earlier this year, we commenced a Phase III/Exploratory trial for dermal defects pursuant to an IND for the treatment of wrinkles and scars. The
Phase III/Exploratory trial, being conducted in ten sites, involves physicians who are either plastic surgeons or dermatologists with practices that emphasize aesthetic procedures. The patients' enrollment has been completed and totals one hundred fifty-two patients. To date, 100% of patients have had their first consultation. The final patient injection are scheduled for November 2003. This Phase III/Exploratory trial is a double-blind study with 75% of the patients receiving the therapeutic dosage and the remaining 25% receiving a placebo. In addition, in January of 2003, we commenced a double-blind Phase II trial under the IND, which is a two-site dose ranging study of forty patients. We are completing our analysis of the data from the Phase II trial. We have also commenced a Phase I clinical trial of twenty-one patients for dental applications addressing gingival recession. We expect to complete this study in the first quarter of 2004.



    We received a letter from the FDA dated October 28, 2003, from the Office of Cellular, Tissue, and Gene Therapics. The letter is in response to our request for clarification of study design comments that the FDA alluded to previously. We believe that we will be able to respond to all comments in the letter and will be doing so in a face to face meeting with the FDA at the end of 2003. The majority of issues relate to comments that have already been addressed and are the subject of submissions which we will make in preparation for our upcoming meeting with the FDA. At that time, we will attempt to resolve any remaining study design issues. Successful resolution of these issues with the FDA may permit us to use the study data from the Phase III/Exploratory study for license application or to supplement this data with well controlled additional studies. However, there can be no assurance that we will be able to satisfy the study design issues presented by the FDA.


    While we are hopeful that we will receive FDA approval of our IND for the treatment of wrinkles and scars by the end of 2004, there can be no assurance that FDA approval will be forthcoming or when any such approval might be granted.

    In August 2001, we formed Isolagen Europe Limited, our subsidiary organized under the law of the United Kingdom for the purpose of exploring the utilization of the Isolagen Process on patients located in the United Kingdom. Our management has made inquiry to the Medicines Control Agency with respect to our proposed use of the Isolagen Process in cosmetic applications in the United Kingdom. Based on the written responses received from the Medicines Control Agency, management believes that the proposed use of the Isolagen Process in cosmetic applications in the United Kingdom will not require regulatory approval. In August 2003, we received a license from the Therapeutic Goods Administration ("TGA") in Australia to begin the manufacture of autologous fibroblast cells including the initiation of primary cultures of fibroblasts, the propagation of fibroblasts, the harvesting of cultured fibroblasts, the storage of cultured fibroblasts and release for supply of cultured fibroblasts. Consequently, we are commencing commercialization in Australia as of the date of this Prospectus. We are also investigating commercialization in the following countries: South Korea, Hong Kong, Italy and Mexico. However, due to the unpredictability of regulatory approval in these countries, we can give no assurance that any of these countries will approve such use or the time period for any such approval.

    In September 2002, we opened our London cellular laboratory to serve the U.
K. market, and the balance of the European market if required regulatory approvals are obtained. The new cellular facility, located at 59/61 Park Royal, London, NW10 7JJ, England began operations in the 4th quarter of 2002.

    In August 2003, we opened our Australia cellular laboratory in the city of Sydney to serve the Australian market, and various markets in the Pacific Rim if required regulatory approvals are received. The new cellular facility, located at 2 Lincoln Street, Lane Cove, New South Wales, Australia, 2066, began operations in August 2003.

STRATEGY AND VISION

    On August 10, 2001, the Company, then known as American Financial Holding, Inc., acquired Isolagen Technologies through the merger of its wholly-owned subsidiary, Isolagen Acquisition Corp., and an affiliated entity, Gemini IX, Inc., with and into Isolagen Technologies (the "Merger"). As a result of the Merger, Isolagen Technologies became a wholly-owned subsidiary of the Company. On November 13, 2001, the Company changed its name to Isolagen, Inc. Simultaneously with the Merger, the Company raised over $2,000,000 in equity, at $1.50 per share, in a private placement of Common Stock and converted $1,450,000 principal amount of Company debt and approximately $625,000 of accrued liabilities of the Company to equity.

    Our goal is to become the industry leader in the research, development and commercialization of autologous cellular, although there can be no assurance that we will be successful. We are pursuing, through Isolagen Europe, commercial operations in the United Kingdom and, we are pursuing commercial operations through our subsidiaries, joint ventures or license arrangements in Australia. We are also assessing the commencement of operations in South Korea, Hong Kong, Brazil, and Mexico. We are investigating regulatory and other requirements in these countries and evaluating markets and potential joint venture partners and licensees. In the future, we will endeavor to increase and strengthen our market position in the following ways:

    o Expanding and solidifying our relationship with the approximately 200 physicians who have used the Isolagen Process with their patients, as well as marketing our processes and products to other doctors (i.e., plastic surgeons, facial plastic surgeons, dermatologists and aestheticians).

    o Continuing our current research into the science of autologous cellular therapy.

    o Working with regulatory agencies, country by country, to attempt to obtain the approval of the Isolagen Process and our future products.

    o Investigating foreign markets for the Isolagen Process and future products.

    o Developing new applications for the Isolagen Process beyond cosmetic facial rejuvenation, such as dental applications.

    o    Designing and developing new laboratory facilities.

    Our business plan is focused on the following major steps:

    o ESTABLISHING AND FORMALIZING STRATEGIC PARTNERING RELATIONSHIPS. We are conducting discussions with potential strategic partners in the pharmaceutical and medical device industries for application-specific sales and distribution of our techniques and products. Our aim is to establish relationships with industry leaders, both domestic and international, which represent the broadest market appeal for our products and techniques.

    o ACCELERATING CURRENT RESEARCH EFFORTS. The research capability that has produced the Isolagen Process could be applicable to other processes stimulated by our technology such as gum rejuvenation and other dental applications, urology, bone marrow and other pigment-related maladies.

    o EXPANDING SALES, PRODUCTION AND ADMINISTRATIVE RESOURCES. Increased sales, research, and foreign affiliations will require more resources. We will seek to obtain these resources through third party relationships and increases to staff as necessary.

MARKET SIZE AND CHARACTERISTICS

    The Isolagen Process of tissue regeneration is directed primarily at the dermatological and plastic surgery markets. According to the American Society of Plastic Surgeons ("ASPS") and the Plastic Surgery Educational Foundation ("PSEF"):

    o    6.6 million people had cosmetic plastic surgery in 2002;

    o    Approximately 1.1 million Botox injections were performed in 2002;

    o More than 4.9 million people had non-surgical cosmetic procedures in 2002;

    o In 2002, 37% of all cosmetic plastic surgery patients were repeat patients.

    ASPS and PSEF statistics represent patients having procedures performed by member surgeons certified by the American Board of Plastic Surgery as well as other physicians certified by the American Board of Medical Specialties.

FACIAL REJUVENATION

    The first application of the Isolagen Process is for facial rejuvenation, which we intend to market as a "Natural Collagen Supplementation System." ("NCSS") The primary benefits of the NCSS are three-fold:

    o Since this is an autologous system (exclusively using a patient's own cells), we believe there is a reduced possibility of allergic reaction as compared to bovine collagen and non-natural fillers.

    o The therapeutic correction received is lasting longer because the patient's immune system recognizes the injected cells as the patient's own and does not reabsorb or reject them as it does with foreign materials and proteins.

    o Patients experience gradual and continued improvement as a result of the natural activity of the re-introduced cells.

    These three benefits represent substantial advances in facial rejuvenation since the standard until now has been bovine collagen, a foreign protein derived from cows which, is generally fully reabsorbed by a patient's body within a few months after application, leaving the patient with no visible signs of correction. As additional treatments with bovine collagen are performed, there is a gradual build-up of the body's antibodies and the development of enzymes that compromise the treatment's effectiveness. Combined with the expense and the continued intrusiveness of ongoing treatments, the value and benefit of bovine collagen injections is diminished.

    We believe that the benefits of the proposed NCSS counter the drawbacks to bovine collagen treatments, thereby extending the market potential for soft tissue regeneration to a broader population of patients. This broader population includes those who have tried and discontinued use of bovine collagen and those that never considered treatments due to potential drawbacks.

THE ISOLAGEN PROCESS IN DETAIL

    First a 3 mm punch skin sample is obtained in the scalp area behind the patient's ear. This area is chosen because of its vascularity, lack of sun exposure and invisibility of any scar. The skin sample specimen is packed in a container provided by us and shipped overnight to our laboratory. The specimen is then cultured utilizing the Isolagen Process. This process separates the cell, called a fibroblast, from the rest of the tissue then multiplies these fibroblasts. Approximately six (6) weeks later, 1 ml is returned to the patient's doctor for an intradermal test in the patient. Two (2) weeks later, 1 to 1.5 ml of the patient's cells are also sent to the doctor for treatment. Additional amounts of 1 to 1.5 ml are available for re-injection every two (2) to three (3) weeks. A fibroblast culture from a patient may also be cryogenically stored by the patient for future use.

    Fibroblasts stimulate collagen production. Fibroblasts have a finite lifespan and finite ability to repair damage. "Younger" fibroblasts are more effective than "older" fibroblasts from older or more photodamaged patients. The amount of correction a patient would see depends on a variety of factors, including the type of facial line, type of scar, age of the patient and the intrinsic ability of each patient's fibroblasts to create more collagen. Our product is the only product on the market that utilizes a patient's own cells or is autologous. There is no foreign substance utilized in our treatment. We are currently charging physicians approximately $1,800 for three injections. Alternative products include Zyderm/Zyplast, Hlyaform, Fibrel, Autologen, Demolagen Lypocytic Dermal

Augmentation, Alloderm, Artecoll, Softform, Silicon Droplets, Botox, Ablative Lasers, Non-Ablative Lasers, Microdermabrasion and Chemical Peels. These products will cost in the range of $400 to $1,250 per procedure, and last in the range of three months to one year.

REGULATORY PROCESS AND CLINICAL TRIALS

    Our technologies are subject to extensive government regulation principally by the FDA and state and local authorities in the United States and by comparable agencies in certain foreign countries. Products for human treatment are subject to rigorous pre-clinical and clinical testing procedures as a condition for approval by the FDA and by similar authorities in foreign countries. These regulations apply to the testing, manufacturing, labeling, storage, record keeping, approval, advertising and promotion of our products. The FDA does not apply a single regulatory scheme to human tissues and the products derived from human tissue. On a case-by-case basis, the FDA may choose to regulate such products as transplanted human tissue, medical devices or biologics. A fundamental difference in the treatment of products under these classifications is that the FDA generally permits human tissue for transplantation to be commercially distributed without premarket approval. In contract, products regulated as medical devices or biologics usually require such approval. The process of obtaining premarket approval for a biologic is often expensive, lengthy and uncertain. The steps required before a biologic may be marketed in the United States include (i) preclinical laboratory and testing,
(ii) submission to the FDA of an IND application, which must become effective before clinical trials may commence, (iii) adequate and well-controlled clinical trials to establish the safety and efficacy of the drug, (iv) submission to the FDA of a New Drug Application ("NDA") and (v) FDA approval of the NDA prior to any commercial sale or shipment of the biologic. In addition to obtaining FDA approval for each product, each domestic drug-manufacturing establishment must be registered with, and approved by, the FDA.

    In 1997, the FDA began regulating the science of biologics. Biologics, in contrast to drugs that are chemically synthesized, are derived from living sources (such as humans, animals, and microorganisms) like the Isolagen Process. For the regulation of biologics, the FDA imposes a special additional licensing requirement known as a Biologic License. The license imposes very specific requirements upon the facility and the manufacturing and marketing of licensed products to assure their safety, purity, and potency. Before conducting the required clinical testing of a biological product, an applicant must submit an IND to the FDA, containing preclinical data demonstrating the safety of the product for human investigational use, information about the manufacturing processes and procedures and the proposed clinical protocol. In 1999, Isolagen Technologies filed such an IND on the Isolagen Process with the FDA. Clinical trials of biological products typically are conducted in three sequential phases, but may overlap. Phase I trials test the product in a small number of health subjects, primarily to determine its safety and tolerance at one or more doses. In Phase II, in addition to safety, the efficacy, optimal dose and side effects of the product are evaluated in a patient population somewhat larger than the Phase I trials. Phase III involves further safety and efficacy testing on an expanded patient population at geographically dispersed test sites. All clinical studies must be conducted in accordance with FDA approved protocols and are subject to the approval and monitoring of one or more institutional review boards. In addition, clinical investigations must adhere to good clinical practices. Completion of all three phases of clinical studies may take several years and the FDA may temporarily or permanently suspend a clinical study at any time. Upon completion and analysis of clinical trials, the applicant assembles and submits a Biologic License Application containing, among other things, a complete description of the manufacturing process. Before the license can be granted, the applicant must also undergo a successful establishment inspection.

    In 1995, when Isolagen Technologies began operations, the FDA had no regulations governing the area of biologics. New regulations were promulgated by the FDA in 1997. After reviewing the new regulations and seeking the advice of consultants, Isolagen Technologies concluded that the use of the Isolagen Process in cosmetic applications did not require the approval of the FDA. The FDA disagreed. Isolagen Technologies filed an IND which was placed on clinical hold until our manufacturing processes and procedures were changed to meet these new standards, and FDA approval is obtained.


    Prior to the Merger, Isolagen Technologies did not have the financial resources to complete the FDA process. Following the Merger, we provided such financing and in April 2002, the FDA released Isolagen Technologies' IND and clinical trial negotiations began. As a result, a 397 patient retrospective study has been completed. The results demonstrated both safety and efficacy as Phase II data. Using Isolagen Technologies recently completed cGMP laboratory facility in Houston, Texas, several studies are taking place. We have commenced a Phase III/Exploratory trail for dermal defects pursuant to an IND for the treatment of wrinkles and scars. The Phase III/Exploratory trial, being conducted in ten sites, involves physicians who are either plastic surgeons or dermatologists with practices that emphasize aesthetic procedures. The patients' enrollment has been completed and totals one hundred fifty-two patients. To date, 100% of patients have had their first consultation. The final patient injection are scheduled for November 2003. This Phase III/Exploratory trial is a double-blind study with 75% of the patients receiving the therapeutic dosage and the remaining 25% receiving a placebo. In addition, in January of 2003, we commenced a double-blind Phase II trial under the IND, which is a two-site dose ranging study of forty patients. We are completing our analysis of the data from the

Phase II trial. We have also commenced a Phase I clinical trial of twenty-one patients for dental applications addressing gingival recession. We expect to complete this study in the first quarter of 2004.



    We received a letter from the FDA dated October 28, 2003, from the Office of Cellular, Tissue, and Gene Therapics. The letter is in response to our request for clarification of study design comments that the FDA alluded to previously. We believe that we will be able to respond to all comments in the letter and will be doing so in a face to face meeting with the FDA at the end of 2003. The majority of issues relate to comments that have already been addressed and are the subject of submissions which we will make in preparation for our upcoming meeting with the FDA. At that time, we will attempt to resolve any remaining study design issues. Successful resolution of these issues with the FDA may permit us to use the study data from the Phase III/Exploratory study for license application or to supplement this data with well controlled additional studies. However, there can be no assurance that we will be able to satisfy the study design issues presented by the FDA.


    While we are hopeful that we will receive FDA approval of our IND for the treatment of wrinkles and scars by the end of 2004, there can be no assurance that FDA approval will be forthcoming or when any such approval might be granted.

    We have developed rigorous internal standards for testing and compiling the data necessary for our FDA filings. We conduct feasibility studies for all the medical conditions it proposes to treat prior to filing applications with the FDA for pivotal trials. This process has allowed us to submit more precise protocols to the FDA, clearly defining the clinical objectives that we wish to support in the pivotal trial phase.

INTERNATIONAL REGULATION

    The regulation of our products, including the Isolagen Process, outside of the United States varies by country. Certain countries regulate human tissue products as a pharmaceutical product, which would require us to make extensive filings and obtain regulatory approvals before selling our products. Certain countries classify our products, including the Isolagen Process, as human tissue for transplantation but may restrict our import or sale. Other countries have no application regulations regarding the import or sale of products similar to our products, creating uncertainty as to what standards we may be required to meet. Management has made inquiry to the Medicines Control Agency with respect to our proposed use of the Isolagen Process in cosmetic applications in the United Kingdom. Based on the written responses received from the Medicines Control Agency, management believes that the proposed use of the Isolagen Process in cosmetic applications in the United Kingdom will not require regulatory approval. In August 2003, we received a license from the Therapeutic Goods Administration, the agency that regulates medical drugs and devices in Australia, to begin the manufacture of autologous fibroblasts including the initiation of primary cultures of fibroblasts, the propagation of fibroblasts, the harvesting of cultured fibroblasts, the storage of cultured fibroblasts and release for supply of cultured fibroblasts. We expect to commence commercialization in Australia by the end of 2003. In addition, we are assessing commercialization in the following countries: South Korea, Hong Kong, Italy and Mexico. We believe that our products are not regulated as pharmaceutical products in South Korea, Hong Kong, Italy and Mexico, although there is substantial uncertainty regarding the regulation of our products under the laws of those foreign countries. However, due to the unpredictability of regulatory approval in these and other countries, we can give no assurance that we will receive any necessary regulatory approval for the sale of our products. Failure to comply with any country's regulatory requirements could result in material adverse consequences on the results of our operations. See "Risk Factors."

ISOLAGEN DENTAL PRODUCT

    Papilla recession, also known as black triangle disease, is the number one cause of periodontal disease and there has been no effective treatment. In cases where the recession of the gum has progressed to an advanced stage, the accepted approach has been to take a graft from the palate, which creates in some cases, donor side defects and is extremely painful. This drastic and complex surgical procedure has provided varying results which are not fully embraced by periodontists due to the donor site morbidity associated with the taking of such a large piece of the palate. Papilla recession is the receding of the triangular piece of gum tissue between two teeth. We believe that fibroblasts from the oral cavity could stimulate collagen production in the mouth. If this premise is correct, the Isolagen Process could enhance the oral tissue which should result in the prevention of black triangle disease. The Isolagen Dental Product has been used in research and development in treating varying degrees of papilla recession; by injecting cells created through the Isolagen Process treats small areas of recession. In cases where the disease creates greater recession, Isolagen has developed a graft which entails applying the Isolagen Process technology to a matrix or carrier. In cases where teeth are removed, problems may develop such as dry socket or contracted sockets. These problems frequently require follow-up surgical procedures for correction and to prevent additional soft tissue problems. The traditional approach by oral surgeons has been to implant a cellular material to prevent these defects. The Isolagen Dental Product provides potential as a solution for this problem as well.

    We have commenced a Phase I clinical trail of twenty-one patients for dental applications addressing gingival recession. We expect to complete this study in the first quarter of 2004. We are unable to determine what the outcome of this trial will be, whether or when the Isolagen Dental Process will prove to be medically effective or commercially viable, and whether or when FDA approval will be forthcoming.

COMPETITION

    Tissue regeneration companies compete in the dermatology and plastic surgery markets with substantially different treatments. These include silicone injections, laser procedures, facial surgical procedures (e.g., facelifts and eyelid surgeries), fat injections, dermabrasion, collagen injections, and botulisum toxin injections. Indirect competition comes from facial care treatment products. Items catering to the growing demand for therapeutic skin care products are facial scrubs, anti-aging treatments, tonics, astringents and skin-restoration formulas. Patients who might consider using the Isolagen Process could also consider the following products (information included under Key Points is provided by our management):


           PRODUCT                  DESCRIPTION             PRODUCT TYPE                  KEY POINTS
           -------                  -----------             ------------                  ----------
   Zyderm/Zyplast           Collagen from cowhides     Collagen implant     Reabsorbs in 3 to 6 months in 95+% of patients.
  (Inamed Aesthetics)       of a closed herd
                                                                            Allergic reaction in approx. 3% of patients.

                                                                            Immediate esthetic effect.

                                                                            $400-$500 per treatment.
----------------------------------------------------------------------------------------------------------------------------
  Hylaform                  Crosslinked derivative     Hyaluronan implant   Reabsorbs in approx. 1 year.
                            of hyaluronan
  (Biomatrix)                                                               $550 per injection, approx.
----------------------------------------------------------------------------------------------------------------------------
  Fibrel                    Collagen from pigs         Collagen Implant     Difficult for physician to use;
                                                                            requires mixing with patients blood and
                                                                            special equipment.

  (Mentor)                                                                  Reabsorbs in 4 to 6 months.

                                                                            $400 per treatment.
----------------------------------------------------------------------------------------------------------------------------
  Autologen                 Skin from patient          Collagen Implant     Requires large piece of skin 3"x3" to make 3cc for
                                                                            each treatment.
  (Collagenesis Corp)
                                                                            Reabsorbs in 6 to 12 months.

                                                                            $650-$850 treatment.
----------------------------------------------------------------------------------------------------------------------------
  Dermolagen                Skin from cadavers         Collagen Implant     Source of product limits market appeal significantly.

  (Collagenesis Corp)                                                       Requires large piece of skin 3"x3" to
                                                                            make 3cc for each treatment.

                                                                            Reabsorbs in 6 to 12 months.

                                                                            $1,000 for three treatments.
----------------------------------------------------------------------------------------------------------------------------
  Lypocytic Dermal          Fat from patient           Fat implant          Reabsorbs in 6 to 12 months; not a viable correction.
  Augmentation

                                                                            Requires harvesting of fat, preparation, and
  (manufactured by                                                          reintroduction into treatment areas.
  physician)

                                                                            Subcutaneous atrophy requires
                                                                            microlipoinjection overlaid with
                                                                            lypocytic dermal augmentation.

                                                                            Autologous nature avoids allergic reaction.

                                                                            $550 to $1,250 per treatment.
----------------------------------------------------------------------------------------------------------------------------
  Alloderm                  Acellular human            Allograft            Treats only deep depressions (subcutaneous tissue).
                                                                            Dissolves in 1 to 3 years.
  (Lifecell Corp)           dermal graft

                                                                            Requires surgery to implant.

                                                                            Potential for complications higher: infection,
                                                                            migration, scarring.
----------------------------------------------------------------------------------------------------------------------------


           PRODUCT                  DESCRIPTION             PRODUCT TYPE                  KEY POINTS
           -------                  -----------             ------------                  ----------
  Artecoll                  Polymethylmethacrylate     Artificial implant   Treats only deep depressions (subcutaneous tissue).
                            suspension with collagen
  (Rofil Medical)                                                           Non reversible; implant technique
                                                                            errors are long lasting.

                                                                            Potential for complications higher: infection,
                                                                            beading.
----------------------------------------------------------------------------------------------------------------------------
  Softform                  Expanded polytetra-        Artificial implant   Requires surgery to implant.
                            flouroetheylene
  (Collagen Corp)                                                           Potential for complications: infection, rejection,
                                                                            and malpositioning.

                                                                            Used only for subcutaneous tissue
                                                                            augmentation.
----------------------------------------------------------------------------------------------------------------------------
  Silicone Droplets         Synthetic oil              Artificial implant   Controversy over safety of human use of silicone.
  (Dow Corning)

                                                                            Potential for adulterated product is
                                                                            high due to availability of non-medical
                                                                            grades of silicone.
----------------------------------------------------------------------------------------------------------------------------
  Botox                     Botulinum A exotoxin       Muscle paralysis     Effect reverses in 3 to 6 months.

  (Allergan)                                                                Physician technique very important.

                                                                            2% to 3% of patients experience drooping eyelid.

                                                                            $450 to $750 per injection.
----------------------------------------------------------------------------------------------------------------------------
  Ablative Lasers           Mechanical device          Tissue vaporization  Long healing period; open sores for 5 to 14 days;
                                                       causing new tissue   redness up to six months.
  e.g. CO(2) & Erbium                                  to form
                                                                            Requires surgery and anesthesia.
  (Coherent or
  Luminesse)                                                                Potential for complications: hypopigmentation,
                                                                            scars, non-healing wounds.
----------------------------------------------------------------------------------------------------------------------------
  Non-Ablative Lasers       Mechanical device          Stimulated dermis    Multiple treatments 4 to 6.
                                                       to form collagen
  e.g. Nd 1032, Q                                                           Takes up to six months to realize improvements.
  Switched 1064 YAG

  (Coherent or Luminesse)
----------------------------------------------------------------------------------------------------------------------------
  Microdermabrasion         Mechanical device          Tissue abridement    Minimal efficacy on scars and wrinkles.
                                                       causing new tissue
  (Microdermex,                                        to form              Good epidermal effect.
  Parisian Peel or
  Dermaglow)                                                                Requires 6 to 10 treatments.
----------------------------------------------------------------------------------------------------------------------------
  Chemical peels            Carbolic acid, TCA, alpha  Chemical tissue      Long healing period; open sores for 5 to 14 days;
                            hydroxy acids              removal causing new
  (TCA, Phenol                                         tissue to form       Redness up to six months.
  chemicals are
  formulated by a                                                           Laser applications are replacing this technology.
  pharmacist)
----------------------------------------------------------------------------------------------------------------------------

    We believe that many of our competitors have greater financial and other resources than do we. Although we are not aware of any similar products to the Isolagen Process that have received pre-market approval from the FDA, there may be other companies having greater financial resources than we do that are developing or may develop similar products in the future.

INTELLECTUAL PROPERTY

    Protecting our proprietary technology is vitally important to our competitive position. We currently hold the following patents:


    NUMBER           BUSINESS LINE                    TITLE                             FILING DATE       PATENT DATE        TERM
    ------           -------------                    -----                             -----------       -----------        ----
     5,665,372          Cosmetic       Autologous dermal fibroblasts for the repair     June 6, 1996     Sept. 9, 1997     20 Years
                                       of skin and soft tissue defects
   United States
-----------------------------------------------------------------------------------------------------------------------------------
     5,660,850          Cosmetic       Use of autologous dermal fibroblasts for the     June 6, 1996     Aug. 26, 1997     20 Years
                                       repair of skin and soft tissue defects
   United States
-----------------------------------------------------------------------------------------------------------------------------------
     5,858,390          Cosmetic       Use of autologous undifferentiated               Sept. 8, 1997    Jan. 12, 1999     20 Years
                                       mesenchylmal cells for the repair of skin and
   United States                       soft tissue defects
-----------------------------------------------------------------------------------------------------------------------------------
     5,591,444          Cosmetic       Use of autologous dermal fibroblasts for the     July 28, 1995    Jan. 7, 1997      20 Years
                                       repair of skin and soft tissue Defects
   United States
-----------------------------------------------------------------------------------------------------------------------------------
      312548            Cosmetic       Use of autologous dermal fibroblasts for the     July 3, 1996     March 9, 2000     20 Years
                                       repair of skin and soft tissue defects
    New Zealand
-----------------------------------------------------------------------------------------------------------------------------------
      698440            Cosmetic       Use of autologous dermal fibroblasts for the     July 28, 1995    Feb. 11, 1999     20 Years
                                       repair of skin and soft tissue defects
     Australia
-----------------------------------------------------------------------------------------------------------------------------------
     9,083,618          Dental         Compositions for regenerating tissue that has    May 2, 1998      Aug. 13, 2002     20 Years
                                       deteriorated and methods for using such
   United States                       compositions
-----------------------------------------------------------------------------------------------------------------------------------

    In the 1st quarter of 2003, we entered into an Intellectual Property Purchase Agreement with Gregory M. Keller, M.D. and Pacgen Partners to acquire two patent applications: a) to repair vocal cord tissue defects and b) to promote healing of wounds and fistulas. As consideration, we issued the seller 100,000 shares of Common Stock and agreed to pay a royalty equal to (a) 5% of all revenues recognized by us or our affiliates from commercial application of the Intellectual Property made, provided, distributed, sold or manufactured directly by us or our affiliates, or (b) 25% of all revenues recognized by us or our affiliates from licensing, sublicensing, transferring or selling the Intellectual Property to a third party, without offset or deduction for general and administrative or operating costs, subject to a total maximum royalty of $2 million.

    We are working on several other patent applications. We continue to seek ways to protect our proprietary technology and trade secrets, including entering into confidentiality or license agreements with our employees, consultants and corporate partners, and controlling access to and distribution of our technologies and other proprietary information.

RESEARCH AND DEVELOPMENT

    Our research and development focus is not principally on new product development, but on improved process science, manufacturing and cost reduction. Though our research and development focuses on improved process and manufacturing, we continue to explore applications for the Isolagen Process like therapies to regrow hair, to repair damaged nerves, and to heal burned skin. We expense research and development costs as they are incurred. For the years ending December 31, 2002, 2001 and 2000, we incurred research and development expenses of $1.7 million, $0.9 million, and $0.5 million, respectively. For the six months ended June 30, 2003, we incurred research and development expenses of $1.2 million.

EMPLOYEES

    We presently employ forty-nine (49) people on a full-time basis including, twenty-eight (28) in Houston, Texas, fifteen (15) in London, England, and six
(6) in Sydney, Australia. We anticipate hiring additional employees in the areas of quality assurance, manufacturing, marketing and research and development as the need arises. None of these individuals are covered by a collective bargaining agreement and management considers its relations with the company's employees to be good. We may also employ consultants on an as needed basis to supplement existing staff.

DESCRIPTION OF PROPERTY

    We currently lease facilities in three (3) locations: (a) Houston, Texas,
(b) London, England, and (c) Sydney, Australia. The Houston, Texas facility is located at 2500 Wilcrest, 5th Floor, Houston, TX 77042 and houses the corporate headquarters as well as laboratory space used for research and development and as the U.S. processing laboratory for cosmetic and dental trials. The London, England facility is located at 59/61 Park Royal, London, NW10 7JJ and houses our European production facility. The Sydney Australia facility is located at 2 Lincoln Street, Lane Cove, New South Wales, Australia, 2066 and houses our Australian production facility.

    Our laboratories are designed as cGMP laboratories to process autologous cultured fibroblasts for the therapeutic injections during our procedures and clinical and pivotal trials. We believe that our laboratories meet FDA facilities' requirements under Center for Biologics Evaluation and Research ("CBER"). The following table summarizes the approximate amount of space in square feet utilized by us at each location:


                ADMINISTRATIVE         WAREHOUSE    LABORATORY          TOTAL
                --------------         ---------    ----------          -----
Houston             4,900       (1)          --        3,900    (2)      8,797
London              1,300                 2,900        5,200             9,400  (3)
Sydney              1,100                 1,100        4,900             7,100  (4)
                    -----                 -----       ------            ------
                    7,300                 4,000       14,000            25,297

    1. Certain officers granted us the use of this office space at no charge until August 2003. Beginning in September 2003, the lease rate is approximately $105,840 annually. We have a month to month lease that may be terminated at our option. The lease is with Axces, Inc., a Delaware corporation, which is owned by Michael Avignon, Michael Macaluso and Timothy Till. Management believes that the leased premises have been made available to us on terms that are superior to those available from arms-length providers of lease space. "See Certain Relationships and Related Transactions."

    2. The lease rate is approximately $60,840 annually and the term of the lease expires on March 31, 2005.

    3. The lease rate is approximately $146,640 annually and the term of the lease expires on March 24, 2010 and we have the option to cancel after March 24, 2005.

    4. The lease rate is approximately $102,240 annually and the term of the lease expires on November 19, 2004 and we have an option to renew for an additional one year.

LEGAL PROCEEDINGS

    We are not currently subject to any legal proceedings, threatened or pending. We may from time to time become a party to various legal proceedings arising in the ordinary course of our business.

                                   MANAGEMENT


    The following table sets forth the names and ages of all of the directors and executive officers of Isolagen and the positions held by each such person as of November 10, 2003. Officers are appointed by, and serve at the pleasure of, the Board of Directors.



           NAME                    AGE                  TITLE
           ----                    ---                  -----
Frank DeLape                       49        Chairman of the Board of Directors
William K. Boss, Jr.               53        Vice Chairman of the Board of Directors
Michael Macaluso                   51        Chief Executive Officer, President, and Director
Jeffrey W. Tomz                    32        Chief Financial Officer and Secretary
Michael Avignon                    49        Director
Steven Morrell                     47        Director(1)
E. Ashley Smith                    57        Director(1)
Ralph V. De Martino                48        Director(1)
Olga Marko                         60        Senior Vice President and Director of Research
Vaughan Clift                      42        Vice President of Operations
Nelson Haight                      38        Controller

(1) Messrs. Morrell, Smith and De Martino are members of the Audit and Compensation Committees.

    Our Certificate of Incorporation, as amended, provides that the Board of Directors shall be divided into three classes, each such class to be as nearly as possible equal in number of directors to each other class. Each director shall serve a term of three years. The first term of office of directors of the first class shall expire at the first annual meeting after their election, and thereafter such terms shall expire on each three (3) year anniversary of such date; the term of office of the directors of the second class shall expire on the one (1) year anniversary of the first annual meeting after their election, and thereafter such terms shall expire on each three (3) year anniversary of such one (1) year anniversary; and the term of office of the directors of the third class shall expire on the two (2) year anniversary of the first annual meeting after their election, and thereafter such terms shall expire on each three (3) year anniversary of such two (2) year anniversary. At each succeeding annual meeting, the stockholders shall elect directors for a full term or the remainder thereof, as the case may be, to succeed those whose terms have expired. Each director shall hold office for the term for which elected and until his successor shall be elected and qualify. The Board of Directors currently consists of seven members, including Michael Macaluso, Michael Avignon, Frank DeLape, William K. Boss, Jr., Steve Morrell, E. Ashley Smith, and Ralph De Martino. Dr. Boss' and Mr. Morrell's term expires at the 2004 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified. Mr. Smith's and Mr. De Martino's term expires at the 2005 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified. Mr. Macaluso's, Mr. Avignon's and Mr. DeLape's term expires at the 2006 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified.

    Biographical information with respect to the executive officers and directors of Isolagen is provided below. There are no family relationships between any present executive officers and/or directors.

    Frank DeLape. Mr. DeLape was appointed as a director to the Board of Directors on June 18, 2001. He was elected Vice President on August 10, 2001. On August 24, 2001, Mr. DeLape resigned as Vice President and was elected Chairman of the Board. Mr. DeLape is also the Chief Executive Officer at Benchmark Equity Group, Inc., a position he has held since 1994. Benchmark is a boutique merchant banking firm that focuses as facilitators and financial managers for emerging companies. Mr. DeLape is also the Managing Partner of Gemini Growth Fund, LP. Gemini Growth Fund, LP is a Small Business Investment Company licensed by the United States government.

    William K. Boss, Jr. Mr. Boss was appointed to the Board of Directors on August 10, 2001. He was elected Vice Chairman of the Board of Directors on August 24, 2001. Dr. Boss has been the founder, Chief Executive Officer and Chairman of the Board of Isolagen Technologies since its inception in 1995. Dr. Boss is a Board Certified Plastic Surgeon and serves the Hackensack Medical Center as Vice Chairman of Plastic Surgery. Dr. Boss also serves as an Assistant Clinical Professor at the University of Medicine and Dentistry in New Jersey.

    Michael Macaluso. Mr. Macaluso was appointed to the Board of Directors on June 18, 2001. He was elected President of the Company on June 21, 2001. On August 24, 2001, Mr. Macaluso resigned as President of the Company and he was appointed Chief Executive Officer. On June 18, 2003, Mr. Macaluso was appointed and President. Mr. Macaluso is a founder and principal of International Printing and Publishing ("IPP"), a position Mr. Macaluso has held since 1990. Over the past seventeen (17) years, Mr. Macaluso has bought, managed and sold numerous companies. In 1990, he was instrumental in the financial transaction with

Touche Ross' venture fund to acquire three companies, resulting in the creation of IPP. As a result of the merger of Touche Ross and Deloitte, Mr. Macaluso became a partner with Deloitte Touche. Subsequent to the merger, Mr. Macaluso negotiated the buyout of Deloitte Touche's interest and subsequently sold IPP to a large consolidator.

    Jeffrey W. Tomz. Mr. Tomz was appointed Secretary and Treasurer of the Company on June 21, 2001. He was appointed Chief Financial Officer on August 24, 2001. Mr. Tomz is also a Principal at Benchmark Equity Group, Inc. Benchmark is a boutique merchant banking firm that focuses as facilitators and financial managers for emerging companies. Mr. Tomz has served and/or is currently serving on the board of directors of investee companies, as well as Trident III, L.L.C. and Trident II, L.L.C. which are private investment funds. Mr. Tomz was a Director of InfoHighway Communication Corp., a private communication company from September 1998 to September 2000. Prior to joining Benchmark in the fall of 1997, Mr. Tomz began his career as a certified public accountant with Arthur Andersen Worldwide.

    Michael Avignon. Mr. Avignon was appointed to the Board of Directors on June 18, 2001. He was elected Vice President of the Company on August 10, 2001, and he was appointed President on August 24, 2001. Mr. Avignon resigned as President on January 16, 2003. Mr. Avignon is the founder, Chief Executive Officer and Chairman of the Board of Axces, Inc., a position he has held since 1994. Axces, Inc. is a telecommunications company, which includes international marketing and a state-of-the-art call center. Mr. Avignon is also Chairman and Chief Executive Officer of MTM Holdings Corp. and Managing Member of Capali, L.L.C., a private investment company.

    Steven Morrell. Mr. Morrell was appointed to the Board of Directors on May 22, 2002. Since January 2001, Mr. Morrell is a Partner at Teknoinvest Management AS, which is the oldest and largest Norwegian venture capital firm investing in Scandinavia and the US in the Life Science and Information Technology sectors with $150 million under management. From February 1999 to January 2001, he was the Managing Director of a Teknoinvest portfolio company, Aquasmart International AS. From January 1998 to February 1999, he was the General Director of Veropharm Co., Ltd. Mr. Morrell has held numerous positions over the previous fourteen years including Managing Director for Merck & Co., Inc.'s subsidiary in Russia, Central Asia and Caucasia; General Director of Veropharm Co., Ltd (Russia) which is one of the largest Russian pharmaceutical companies; President of Hafslund Nycomed Pharma AG (Austria) and management consultant in McKinsey & Co., Inc. (Scandinavia). Mr. Morrell has extensive experience in pharmaceutical company management including licensing technology and products; marketing and sales; production and quality control management; as well as mergers and acquisitions. Mr. Morrell also served in the U.S. Air Force as an officer and an F-15 fighter pilot (Japan). He also currently serves as a Member of the Board of AKVAsmart ASA (Norway), Marical, Inc. (USA), Optinel Systems, Inc. (USA), and OAO Pharmacy Chain 36.6 (Russia) as well as an Observer to the Board of Cidra Corporation (USA). Mr. Morrell is fluent in English, Norwegian and German as well as conversational in Russian, and holds an MBA (with Honors) from IMD, Switzerland and a B.Sc. degree with a major in Mathematics and a minor in Aerospace Studies from Brigham Young University, USA.

    E. Ashley Smith. Mr. Smith was appointed to the Board in November 2002. Mr. Smith is an attorney with a JD and LLM and was of counsel to the law firm of Hutcheson and Grundy. He has a healthcare background with the rehabilitation center, TIRR Systems, serving as Executive Vice President and Chief Administrative Officer. Mr. Smith was elected President of TIRR Systems in January 1999, and in November 1999, Mr. Smith was elected President and Chief Executive Officer of TIRR Systems. While a member of the Texas House of Representatives (1980 to 1994), Mr. Smith served as Chairman of the Committee on Higher Education, the Committee on Science and Technology, Committee on Financial Institutions, Committee on Government Organizations and the Calendars Committee. In 1991/2, Mr. Smith was named National Legislator of the Year in Science and Technology. In July 1990, Mr. Smith served as general counsel to President Bush's Group of Seven Economic Summit in Houston. In 1998, Mr. Smith was appointed by Texas Governor Bush as Chairman of the Board of the Texas Underground Facilities Notification Corporation. He subsequently served as Senior Advisor to Texas Governor Perry and Chaired Governor Perry's statewide Council on Science and Biotechnology Development. In Houston, Mr. Smith has served as the Chairman of the Southeast Biotech Research Park and was the Founding Chairman of BioHouston, Inc. in 2001/2. Mr. Smith has also served as a member of the boards of directors of the West Houston Chamber of Commerce, the American Red Cross of Houston, and the End Hunger Network.

    Ralph V. De Martino. Mr. De Martino was appointed to the Board in December 2002. Since January 2003, Mr. De Martino is the managing partner of the Washington, DC office of the law firm Dilworth Paxson, LLP. From 1983 to December 2002, Mr. De Martino served as the managing principal of the law firm of De Martino Finkelstein Rosen & Virga. Mr. De Martino attended Bucknell University (Bachelor of Science in Business Administration, cum laude, 1976, Accounting, with departmental honors) and the George Washington University National Law Center (Juris Doctor, with honors, 1979). Mr. De Martino practices in the areas of securities and corporate law. From 1999 through 2001, Mr. De Martino served on the Board of Directors and Audit Committee of Commodore Cruise Lines.

    Olga Marko. Ms. Marko was appointed Vice President of the Company on August 10, 2001. She assumed the role of Senior Vice President and Director of Research on August 24, 2001. Ms. Marko has served as Vice President and Director of Research at Isolagen Technologies since its inception in 1995. Prior to incorporating Isolagen Technologies with Dr. Boss, Ms. Marko worked for Merck and Company in the Department of Molecular Pharmacology, Memorial Sloan Kettering and Advanced Tissue Sciences. Her focus, at Merck, involved new drug development, as well as mentoring a group of more than 45 scientists, in the area of tissue culture. During this time, she developed a number of new techniques which improved transfections and receptor expression. In addition, she also developed unique stem cell lines from bone marrow, which were related to animal and human origin. While at Advanced Tissue Sciences, she was instrumental in developing "in vitro", full thickness skin. She was the first to successfully cultivate melanocytes in culture while she was at Memorial Sloan Kettering research institution in New York. Ms. Marko's basic research in academic institutions included cancer research, onco-virology, metastatic involvement, skin cells biology, and wound/burn treatment. The research in wound/burn treatment was done in collaboration with the Cornell University Burn Unit and Rockefeller University. Her industrial experience also included validating the effect of drugs for AIDS treatment and its immuno responses. Ms. Marko established a number of very unique cell lines and holds a number of patents as a result of her work. Ms. Marko has been published in such prestigious, internationally, multi-faceted journals as Science, Nature and the Proceedings of the National Academy, as well as many "niche" publications. She has also co-authored a number of chapters in books relating to tissue culture and medical sciences. Ms. Marko has over thirty-six (36) years in basic research uncovering numerous opportunities for the development of cell lines for specific applications. Ms. Marko has a BS in Biochemistry/Microbiology with graduate work and extensive commercial experience in cell biology. Her experience involves diverse, yet related, fields including cell biology, transplantation, immunology, biochemistry, molecular biology and virology.

    Vaughan L Clift, M.D. Dr. Clift was appointed Vice President of Operations on May 28, 2002. He is in charge of the science aspects, regulatory affairs and manufacturing performance of the Company for all products. From January 2001 to May 2002, Dr. Clift did various research on Home Oxygen Therapy Systems while developing an oxygen system for NASA. From July 1997 to January 2001, he was Chief Scientist of DBCD, Inc., a NASA spin-off medical device company that mass-produced a range of blood diagnostic products for the human and veterinary market. From May 1992 to June 1997, Dr. Clift was Chief Scientist for Lockheed Martin's Human Spaceflight SPDEO contract. Dr. Clift has received a number of international and federal awards, served as keynote speaker at several international clinical biochemistry conferences, addressed the first combined International Red Cross and WHO meeting in Geneva, was recognized as one of NASA's top ten scientists and was the subject of a television documentary "NASA Man". He has clinical, manufacturing and FDA experience in integrating automated scaled manufacturing processes.

    Nelson Haight. Mr. Haight was appointed Controller of the Company on January 8, 2003. Prior to joining the Company, Mr. Haight held various finance and accounting positions with Petroleum Geo-Services ASA, a Norwegian oilfield services company, from November 1996 to May 2002, as well as Copano Field Services LLC, an independent oil and gas exploration company from January 1995 to November 1996. He began his career as a certified public accountant with Arthur Andersen Worldwide.

    No director is related to any other director or executive officer of the Company or its subsidiaries, and there are no arrangements or understandings by and among directors. Except as set forth hereinabove, none of our directors is also a director of another company which has a class of securities registered under Section 12 of the Exchange Act, or which is subject to the reporting requirements of Section 15(d) of that act.

    There are no material proceedings to which any director, officer or affiliate of Isolagen, any owner of record or beneficially of more than five percent of any class of voting securities of Isolagen, or any associate of any such director, officer, affiliate or security holder is a party adverse to Isolagen or any of its subsidiaries or has a material interest adverse to Isolagen or any of its subsidiaries.

    No director, officer or affiliate of Isolagen, any owner of record or beneficially of more than five percent of any class of voting securities of Isolagen has, during the last five years (i) been convicted of any criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, United States federal or state securities laws or finding any violations with respect to such laws.

COMMITTEES OF THE BOARD OF DIRECTORS

    The board of directors has established two standing committees, namely, an Audit Committee and a Compensation Committee. There is no nominating committee or executive committee or any committee serving a similar function.

Audit Committee

    The duties and responsibilities of the Audit Committee are to recommend the selection of the independent public accountants for the Company to the Board of Directors, to review the scope and cost of the audit, to review the performance and procedures of the auditors, to review the final report of the independent auditors, to be available for consultation with the independent auditors, to review with the Company's Chief Financial Officer and independent auditors corporate accounting practices and policies and financial controls and to perform all other duties as the Board of Directors may from time to time designate. Ralph De Martino (Chairman), Steven Morrell and Ashley Smith comprise the Audit Committee. No member of the Company's Audit Committee has received any consulting fees, advances or compensatory fees from the Company or its subsidiaries and no member of the Audit Committee is an affiliate of the Company or its subsidiaries. During 2002 prior to Mr. De Martino's joining the Board of Directors, a firm with which Mr. De Martino was associated received $25,000 in connection with its representation of Isolagen in the listing of Isolagen's shares on AMEX.

Compensation Committee

    The duties and responsibilities of the Compensation Committee are to review periodically the compensation of executive officers and other key employees, to make recommendations as to stock options, bonuses and salaries and to perform all other duties as the Board of Directors may from time to time designate. Steven Morrell (Chairman), Ralph De Martino and Ashley Smith are the members of the Compensation Committee.

                    CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT


    The following table sets forth information regarding the ownership of our common stock as of November 10, 2003 by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.



                                           COMMON STOCK
         NAME AND ADDRESS OF               BENEFICIALLY          PERCENT OF
          BENEFICIAL OWNER                   OWNED(1)             CLASS(2)
         -------------------               -------------         ----------
Michael Macaluso(4)                          2,675,734              9.7%
2500 Wilcest, 5th Floor
Houston, TX 77042

Michael Avignon(5)                           2,675,734              9.7%
2500 Wilcrest, 5th Floor
Houston, TX 77042

Frank DeLape(6)                              2,005,000              7.3%
2500 Wilcest, 5th Floor
Houston, TX 77042

William K. Boss, Jr.                         1,614,055              6.1%
2500 Wilcest, 5th Floor
Houston, TX 77042

Olga Marko                                   1,050,000              3.9%
2500 Wilcrest, 5th Floor
Houston, TX 77042

Jeffrey W. Tomz(7)                             377,200              1.4%
2500 Wilcrest, 5th Floor
Houston, TX 77042

Steve Morrell(8)                                40,000              0.1%
Grev Wedels Plass 6
0151 Oslo, Norway

E. Ashley Smith(9)                              40,000              0.1%
2500 Wilcrest, 5th Floor
Houston, TX 77042

Vaughan Clift(10)                               40,000              0.1%
2500 Wilcrest, 5th Floor
Houston, TX 77042

Ralph V. De Martino(11)                         40,000              0.1%
1818 N Street, NW
Suite 400
Washington, DC 20036

Nelson Haight(12)                               15,000              0.1%
2500 Wilcrest, 5th Floor
Houston, TX 77042

All Officers and Directors                  10,572,723             38.8%
as a Group (11 Persons)

5% SHAREHOLDERS

Buechal Family Ltd.                          2,717,500             10.2%
Partnership.(3)
76 Crest Drive
So. Orange, NJ 07079

(1) Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise noted, all listed shares of common stock are owned of record by each person or entity named as beneficial owner and that person or entity has sole voting and dispositive power with respect to the shares of common stock owned by each of them. As to each person or entity named as beneficial owners, that person's or entity's percentage of ownership is determined based on the assumption that any options or convertible securities held by such person or entity which are exercisable or convertible within 60 days have been exercised or converted, as the case may be.


(2) Based upon 26,672,192 shares of Common Stock calculated on a fully-diluted basis.


(3) Includes 942,213 shares of Common stock beneficially owned by Buechel Patient Care Research & Education Fund, Inc. and 200,000 shares of Common Stock beneficially owned by Frederick F. Buechel.

(4) Includes 1,000,000 shares of Common Stock beneficially owned by Alyda Macaluso, Mr. Macaluso's wife, and includes 900,000 held by Mr. Macaluso.

(5) Includes 1,000,000 shares of Common Stock beneficially owned by Laura Avignon, Mr. Avignon's wife, and includes 900,000 options held by Mr. Avignon.

(6) Represents 1,355,000 shares of Common Stock beneficially owned by Benchmark Equity Group, Inc., which is solely owned by Mr. DeLape, and includes 650,000 option held by Mr. DeLape. Does not include 736,666 shares of Common Stock beneficially held by Lighthouse Capital Insurance Company, a Cayman Island unlimited licensed insurance company, which has issued a variable universal life insurance contract of which Mr. DeLape and his children are remote contingent beneficiaries. Mr. DeLape disclaims beneficial ownership of such shares held by Lighthouse and does not have voting or dispositive power with respect to such shares.

(7)  Includes 150,000 options.

(8)  Includes 40,000 options.

(9)  Includes 40,000 options.

(10) Includes 40,000 options.

(11) Includes 40,000 options.


(12) Includes 15,000 options.



                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

EXECUTIVE OFFICER COMPENSATION

    The following table sets forth information regarding annual and long-term compensation with respect to the fiscal years ended December 31, 2002, 2001 and 2000, paid or accrued by the Company to or on behalf of those persons who were, during the fiscal year ended December 31, 2002, the Company's Chief Executive Officer and the Company's most highly compensated executive officers serving as such as of December 31, 2002 whose compensation was in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                                     LONG TERM
                                                               ANNUAL COMPENSATION                  COMPENSATION
                                                         ------------------------------------   ----------------------
                                                                                 OTHER ANNUAL   SECURITIES  RESTRICTED
              NAME AND                                                           COMPENSATION   UNDERLYING    STOCK     ALL OTHER
         PRINCIPAL POSITION                    YEAR        SALARY       BONUS         (12)      OPTIONS(1)   AWARDS    COMPENSATION
         ------------------                    ----      ----------   ---------  ------------   ----------  ---------- ------------
Kenton L. Stanger(9)                           2002      $       --   $      --           --         --        --       $     --
Former Chief Executive                         2001      $       --   $      --           --         --        --       $     --
Officer, President and                         2000      $       --   $      --   $   89,684         --        --       $     --
Director


Michael Macaluso(2)(3)(10)                     2002      $       --   $  60,500   $       --         --        --       $     --
Chief Executive Officer,                       2001      $       --   $      --   $       --    900,000        --       $     --
Director                                       2000      $       --   $      --   $       --         --        --       $     --


Michael Avignon(2)(4)(10)                      2002      $       --   $  60,500   $       --         --        --       $     --
President, Director                            2001      $       --   $      --   $       --    900,000        --       $     --
                                               2000      $       --   $      --   $       --         --        --       $     --


Jeffrey W. Tomz(2)(5)(10)                      2002      $       --   $      --   $       --         --        --       $     --
Chief Financial Officer                        2001      $       --   $      --   $       --    150,000        --       $     --
and Secretary                                  2000      $       --   $      --   $       --         --        --       $     --


Olga Marko(6)(10)                              2002      $  125,402   $   5,000   $       --         --        --       $     --
Senior Vice President                          2001      $  130,000   $      --   $       --         --        --       $     --
and Director of Research                       2000      $       --   $      --   $       --         --        --       $     --


Vaughn Clift, M.D.(7)(11)                      2002      $   93,549   $   6,750   $       --    250,000        --       $     --
Vice President Operations                      2001      $       --   $      --   $       --         --        --       $     --
                                               2000      $       --   $      --   $       --         --        --       $     --


Nelson Haight(8)                               2002      $       --   $      --   $       --         --        --       $     --
Controller                                     2001      $       --   $      --   $       --         --        --       $     --
                                               2000      $       --   $      --   $       --         --        --       $     --

(1)  Indicates number of shares of Common Stock underlying options.

(2) We did not pay Messrs. Macaluso, Avignon or Tomz a salary prior to July 14, 2003 pursuant to the Company's representation contained in the Series A Convertible Preferred Stock Private Placement Memorandum. From July 15, 2003 through September 4, 2003, Messrs. Macaluso, Avignon and Tomz each were paid $21,923. On September 5, 2003, Mr. Macaluso entered into an employment agreement with an annual salary of $300,000. On September 5, 2003, Mr. Avignon's salary was increased to $200,000. On September 5, 2003, Mr. Tomz entered into an employment agreement with an annual salary of $200,000. See "Compensation of Directors and Executive Officers -- Employment Agreements"

(3) Mr. Macaluso was granted 400,000 stock options on February 25, 2003 at $4.50 per share of which 200,000 options vest on February 25, 2004 and 200,000 options vest on February 25, 2005. Mr. Macaluso was also granted 300,000 stock options on September 5, 2003 at $9.81 per share which vest ratably over the last six months of his employment agreement.

(4) Mr. Avignon resigned as President on January 16, 2003. Mr. Avignon was granted 400,000 stock options on February 25, 2003 at $4.50 per share of which 200,000 options vest on February 25, 2004 and 200,000 options vest on February 25, 2005.

(5) Mr. Tomz was granted 120,000 stock options on February 25, 2003 at $4.50 per share of which 60,000 options vest on February 25, 2004 and 60,000 options vest on February 25, 2005.

(6)  Ms. Marko's 2003 annual salary is $132,000.

(7)  Dr. Clift's 2003 annual salary is $175,500.

(8) Mr. Haight started with the Company on January 8, 2003. Mr. Haight's 2003 annual salary is $115,000. Mr. Haight received 45,000 stock options on January 8, 2003 at $6.00 per share in which 15,000 options vest on January 7, 2004, 15,000 options vest on January 7, 2005 and 15,000 options vest on January 7, 2006.

(9) Mr. Stanger ceased being the President and Chief Executive Officer of the Company on June 18, 2001.

(10) Each of Mr. Macaluso, Mr. Avignon, Mr. Tomz and Ms. Marko assumed their respective positions with the Company on August 24, 2001.

(11) Dr. Clift assumed his position as Vice President of Operations of the Company on May 28, 2002.

(12) Consists of interest accrued during fiscal year 2000 on the unpaid balance of amounts previously outstanding on personal loans to such officer. Such amounts were treated as compensation for purposes of this table, but was considered an obligation payable by Mr. Stanger. Effective December 31, 2000, all amounts payable by Mr. Stanger were assigned to East Bay Trust.

    Except as otherwise expressly stated in this Prospectus, we do not have written plans to pay bonuses or defined compensation to our employees. We have adopted medical plans for our employees at our cost.

OPTION AND STOCK APPRECIATION RIGHT GRANTS IN FISCAL YEAR ENDED DECEMBER 31,
2002

    The following table contains information concerning grants of stock options and stock appreciation rights to the individuals named below during fiscal year 2002.


                  OPTIONS AND STOCK APPRECIATION RIGHTS GRANTED

                                    NUMBER OF          PERCENT OF TOTAL OPTIONS/SAR
                              SECURITIES UNDERLYING        GRANTED TO EMPLOYEES        EXERCISE PRICE           EXPIRATION
         NAME                   OPTION/SAR GRANTED            IN FISCAL YEAR             BASE PRICE                DATE
         ----                 --------------------     ----------------------------    --------------           -------------
    Vaughn Clift, M.D.               250,000                    35.80%                     $ 6.00                May 28, 2012

STOCK OPTION AND STOCK APPRECIATION RIGHT EXERCISES AND HOLDINGS

    The following table describes the summarizes certain information related to the exercise of options to acquire shares of Common Stock by the individuals named below during the 2002 fiscal year. The table also sets forth the value of options and stock appreciation rights held by each of the individuals named below at December 31, 2002.

                       AGGREGATED OPTION EXERCISES IN 2002
                     AND OPTION VALUES AT DECEMBER 31, 2002

                                                                  NUMBER OF SECURITIES UNDERLYING   VALUE OF UNEXERCISED IN-THE-
                                                                      UNEXERCISED OPTIONS AT        MONEY OPTIONS AT DECEMBER 31,
                                                                         DECEMBER 31, 2002                     2002(1)
                                                                  -------------------------------  ------------------------------
                                SHARES ACQUIRED     VALUE
           NAME                   ON EXERCISE      REALIZED       EXERCISABLE     UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
           ----                 ---------------    ---------      -----------     -------------    -----------     -------------
Michael Macaluso                       --          $      --            --            900,000       $      --         $ -2-
Michael Avignon                        --          $      --            --            900,000       $      --         $      --
Robert E. Tompkins(2)              38,400          $  57,600        61,600                 --       $ 227,920         $      --
Jeffrey W. Tomz                        --          $      --            --            150,000       $      --         $      --
Vaughn Clift, M.D                      --                 --            --            250,000       $      --         $      --
                                   ------          ---------        ------          ---------       ---------         ---------
Total:                             38,400          $  57,600        61,600          2,200,000       $ 227,920         $      --


(1) The value of unexercised "in-the-money" options equals the difference between the option exercise price and the closing price of our stock at year end, multiplied by the number of shares underlying the options. The closing price of our stock on December 31, 2002, as reported on AMEX, was $5.20. The closing price of our stock on November 5, 2003 was $7.01.


(2) Mr. Tompkins left the Company in September 2002. Upon separation, options to acquire 100,000 shares of Common Stock immediately vested, with options to acquire an additional 61,600 shares of Common Stock remaining unexercised at December 31, 2002. The options to acquire the remaining 61,600 shares of Common Stock were exercised by Mr. Tompkins in January 2003.

DIRECTOR COMPENSATION

    Directors who are also employees of the Company do not receive compensation for their services as directors. In consideration for our independent directors services, we provided, during the fiscal year ended December 31, 2002, each independent director with a stipend of $15,000 plus options to purchase 100,000 shares of Common Stock at $6 per share. The options granted to the independent directors vest over a period of three years from the date of grant.

    Mr. Frank DeLape, Chairman of the Board, received a $236,000 bonus in 2002 in recognition of his efforts in helping the Company to remove the FDA clinical hold on our principal product helping us set-up our European operations. Mr. DeLape was granted options to purchase 400,000 shares of Common Stock on February 25, 2003 for an exercise price of $4.50 per share, of which options to acquire 200,000 shares vest on February 25, 2004 and options to acquire the remaining 200,000 shares vest on February 25, 2005. Mr. DeLape's was compensated at the annual rate of $175,000, plus a $1,000 monthly car allowance from January 1, 2003, through September 4, 2003, at which time he entered into a new employment arrangement described below.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
AGREEMENTS.

    We have entered into employment agreements with Olga Marko, William K. Boss, Jr., Brian Whitley, Vaughan Clift, Frank DeLape, Michael Macaluso and Jeffrey Tomz.

    Mrs. Marko entered into an employment agreement, dated August 10, 2001, for a term of sixty (60) months at an annual base salary of $130,000. The base salary shall increase on an annual basis by the same percentage that the Consumer Price Index has increased during the same time frame or at the direction of the Board of Directors, whichever is higher. Mrs. Marko is eligible for an annual bonus to be determined by the Board of Directors in its sole discretion. If the employment agreement is terminated without cause, Mrs. Marko will be entitled to a twelve (12) month severance payment.

    Dr. Boss entered into an employment agreement, dated August 10, 2001, and later amended on February 28, 2002 as follows: (a) during the first year of the term, Dr. Boss will receive 60,000 shares of Common Stock; (b) an annual compensation of $50,000 for 2002; and (c) an annual compensation of $60,000 for 2003. For this compensation, Dr. Boss agrees to devote 25 mutually agreeable days of service per year as requested by us. If the employment agreement is terminated without cause, Dr. Boss will be entitled to a three (3) month severance payment.

    Mr. Whitley entered into an employment agreement, dated September 1, 2001, for a term of sixty (60) months at an annual base salary as follows: (a) $4,000 per month for September 2001 through December 2001; and (b) $10,000 per month for months subsequent to December 31, 2001. Mr. Whitley is eligible for an annual bonus to be determined by the Board of Directors in its sole discretion. If the employment agreement is terminated without cause, Mr. Whitley will be entitled to a three (3) month severance payment. Mr. Whitley left the employment of the Company in March 2003.

    Mr. Clift entered into an employment agreement, dated May 28, 2002, for a term of thirty-six (36) months at an annual base salary of $175,500. Mr. Clift is eligible for an annual bonus to be determined by the Board of Directors in its sole discretion. If the employment agreement is terminated without cause, Mr. Clift will be entitled to a two (2) month severance payment.

    Mr. DeLape entered into an employment agreement dated September 5, 2003, with an initial term ending July 31, 2006 and providing for a base salary of $325,000, subject to the right of the Board of Directors to increase his salary from time to time. Mr. DeLape is entitled to receive an annual bonus in an amount to be determined by the Compensation Committee. If Mr. DeLape's performance satisfies criteria to be established by the Compensation Committee his target bonus will be 38.5% of his annual salary. The agreement also provides that Mr. DeLape will receive employee stock options to purchase 300,000 shares of Common Stock at an exercise price equal to the average closing transaction price on the ten trading days preceding the grant. The option will have a term of ten years and will vest and become exercisable ratably over the last six calendar quarters of his employment agreement. The vesting of the option will accelerate in the event of a change in control of the Company, the sale of substantially all of the assets of the Company or the merger out of existence of the Company. The agreement also provides Mr. DeLape with disability and life insurance benefits, a car allowance and wireless communications benefits. Mr. DeLape's employment may be terminated at any time, provided that if his employment is terminated without "Cause" or if he terminates his employment for "Good Reason" as those terms are defined in the agreement, he will be entitled to receive a severance payment equal to the greater of (i) the salary payable over the remaining term of his agreement or (ii) eighteen months salary, as well as a bonus computed on the basis of the greater of (a) the amount determined under the agreement by the Compensation Committee or (b) $70,000.

    Mr. Macaluso entered into an employment agreement dated September 5, 2003, with an initial term ending July 31, 2006 and providing for a base salary of $300,000, subject to the right of the Board of Directors to increase his salary from time to time. Mr. Macaluso is entitled to receive an annual bonus in an amount to be determined by the Compensation Committee. If Mr. Macaluso's performance satisfies criteria to be established by the Compensation Committee his target bonus will be 40% of his annual salary. The agreement also provides that Mr. Macaluso will receive employee stock options to purchase 300,000 shares of Common Stock at an exercise price equal to the average closing transaction price on the ten trading days preceding the grant. The option will have a term of ten years and will vest and become exercisable ratably over the last six calendar quarters of his employment agreement. The vesting of the option will accelerate in the event of a change in control of the Company, the sale of substantially all of the assets of the Company or the merger out of existence of the Company. The agreement also provides Mr. Macaluso with disability and life insurance benefits, a car allowance and wireless communications benefits. Mr. Macaluso's employment may be terminated at any time, provided that if his employment is terminated without "Cause" or if he terminates his employment for "Good Reason" as those terms are defined in the agreement, he will be entitled to receive a severance payment equal to the greater of (i) the salary payable over the remaining term of his agreement or (ii) eighteen months salary, as well as a bonus computed on the basis of the greater of (a) the amount determined under the agreement by the Compensation Committee or (b) $70,000.

    Mr. Tomz entered into an employment agreement dated September 5, 2003 with an initial term ending July 15, 2005 and providing for a base salary of $200,000, subject to the right of the Board of Directors to increase his salary from time to time. Mr. Tomz is entitled to receive an annual bonus in an amount to be determined by the Compensation Committee. If Mr. Tomz's performance satisfies criteria to be established by the Compensation Committee, his target bonus will be 30% of his annual salary. Mr. Tomz's employment may be terminated at any time, provided that if his employment is terminated without "Cause" or if he terminates his employment for "Good Reason" as those terms are defined in the agreement, he will be entitled to a six month severance payment. In the event of a change in control of the Company, the sale of substantially all of the assets of the Company, a merger of the Company in which the Company is not the surviving entity, or the termination of his employment (other than for Cause) the vesting of any options owned by him shall accelerate.

    Mr. Avignon resigned as President on January 16, 2003.

BENEFIT PLANS.

    The Board of Directors adopted and stockholders have approved the 2001 Stock Option and Appreciation Rights Plan (the "2001 PLAN") reserving 5,000,000 shares of Common Stock for the issuance of options to employees, directors and consultants. The Board of Directors adopted and stockholders have approved the 2003 Stock Option and Appreciation Rights Plan (the "2003 PLAN") reserving 2,250,000 shares of Common Stock for the issuance of options to employees, directors and consultants. The purposes of the 2001 Plan and 2003 Plan our to promote the interests of the Company and to motivate, attract and retain the services of persons upon whose judgment, efforts and contributions the success of our business depends and to align the personal interests of such persons with the interests of stockholders through equity participation in our growth and success. The 2001 Plan and 2003 Plan provide for grants of non-qualified options, incentive stock options and restricted stock awards, or any combination of the foregoing.


    As of November 10, 2003, options to acquire 3,949,100 shares of the Common Stock have been granted under the 2001 Plan, and options to acquire 1,920,000 shares of Common Stock have been granted under the 2003 Plan. Also as that same date, options to acquire 439,000 shares of Common Stock granted under the 2001 Plan have been exercised by recipients, and no options to acquire shares of Common Stock granted under the 2003 Plan have been exercised by recipients. Finally, options to acquire 3,014,100 shares of Common Stock which were granted under the 2001 Plan have vested. The options to acquire the shares of Common Stock granted under the 2001 Plan and 2003 Plan have an exercise price ranging from $1.50 per share to $9.81 per share.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The following paragraph sets forth the reportable transactions in the last fiscal year between Isolagen and its executive officers, directors or affiliates. See "Compensation of Directors and Executive Officers -- Employment Agreements" and "Compensation of Directors and Executive Officers Consulting and Other Arrangements" for descriptions of the terms of employment and consulting agreements between Isolagen and certain officers, directors and other related parties.

TRANSACTIONS WITH THE MANAGEMENT

    Beginning in September 2003, we began leasing approximately 4,900 square feet of the Houston, TX office space from Axces, Inc., a Delaware corporation. The lease rate is approximately $105,840 annually. We have a month to month lease that may be terminated at our option. Axces, Inc. is owned by Michael Avignon, Michael Macaluso and Timothy Till. Management believes that the leased premises have been made available to us on terms that are superior to those available from arms-length providers of lease space.

                                  CAPITAL STOCK

    The following description of our capital stock and certain provisions of the Certificate of Incorporation, as amended, and the Bylaws is a summary and is qualified in its entirety by reference to the provisions of the Certificate of Incorporation and the Bylaws, copies of which are filed with the SEC as exhibits to this Registration Statement, of which this Prospectus forms a part.


    Our authorized capital stock consists of 50,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of November 10, 2003, there were outstanding:



    o    26,672,192 shares of Common Stock;



    o 5,869,100 shares issuable upon exercise of options issued pursuant to our employee benefit plans; and


    o 1,085,669 shares issuable upon exercise of outstanding Common Stock Purchase Option.

COMMON STOCK

    We are authorized to issue 50,000,000 shares of Common Stock, $.001 par value per share. Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the Board of Directors may from time to time determine. Each shareholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is not authorized.

    The Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of Isolagen, the remaining assets legally available for distribution to shareholders, after payment of claims or creditors and payment of liquidation preferences, if any, on outstanding Preferred Stock, are distributable ratably among the holders of the Common Stock and any participating Preferred Stock outstanding at that time. Each outstanding share of Common Stock is fully paid and nonassessable.

PREFERRED STOCK

    The Certificate of Incorporation, as amended, authorizes us to issue 5,000,000 shares of "blank check" preferred stock, $.001 par value per share. "blank check" preferred stock allows the Board of Directors to create one or more series of preferred stock, and to designate the rights, privileges, restrictions, preferences and limitations of any given series of preferred stock. Accordingly, the Board of Directors may, without stockholder approval issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our Common Stock. "Blank check" preferred stock could also be issued to discourage, control, although we have no present intent to issue any additional series of our preferred stock. The Board of Directors' ability to issue "blank check" preferred stock serves as a traditional anti-takeover measure installed to present obstacles to takeovers. This provision of our Certificate of Incorporation makes it difficult for a majority shareholder to gain control of the Company and, therefore, may be beneficial to the Company's management and its Board in a hostile tender offer and may have an adverse impact on shareholders who may want to participate in such a tender offer. Also, the issuance of preferred stock with voting and conversion rights could materially and adversely affect the voting power of the holders of the Common Stock and may have the effect of delaying, deferring or preventing a change in control of the Company.


    As of November 10, 2003, two series of preferred stock have been created, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock. A total of 3,500,000 shares of Series A Convertible Preferred Stock are authorized, and 200,000 shares of Series B Convertible Preferred Stock are authorized. Thus, 1,300,000 shares of "blank check" preferred stock remain available for the creation of additional series.

    There are no shares of preferred stock issued and outstanding. All previously issued and outstanding shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock have been converted into Common Stock and may not be reissued. As a result, 461,493 shares of Series A Convertible Preferred Stock and 44,250 shares of Series B Convertible Preferred Stock remain available for issuance.

TRANSFER AGENT

    The transfer agent for our Common Stock is American Stock Transfer & Trust Company located at 59 Maiden Lane, NY, NY 11038.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

    Since December 11, 2002, our common stock has been traded on the American Stock Exchange under the symbol "ILE." Prior to December 11, 2002, our common stock was quoted on the OTC Bulletin Board under the symbol "ISLG." The market for our common stock is limited, volatile, and sporadic. The following table sets forth the range of high and low bid quotations or high and low sales prices for our common stock for each of the periods indicated as reported by the OTC Bulletin Board or the AMEX. These prices for the OTC Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commissions. The OTC Bulletin Board and AMEX prices listed below may not represent actual transaction prices.



                           DECEMBER 31, 2003             DECEMBER 31, 2002             DECEMBER 31, 2001
                        -----------------------       -----------------------       -----------------------
                         HIGH            LOW           HIGH            LOW           HIGH            LOW
                        --------       --------       --------       --------       --------       --------
First Quarter           $   5.55       $   4.20       $   7.25       $   5.00       $   0.11       $   0.05
Second Quarter          $   7.25       $   4.10       $   6.95       $   2.90       $   1.50       $   0.43
Third Quarter           $  10.85       $   6.50       $   3.75       $   2.20       $   2.75       $   0.92
Fourth Quarter(1)       $   9.03       $   7.00       $   5.75       $   3.00       $   7.00       $   1.05


    1. The fourth quarter market information for 2003 is from October 1, 2003 through November 5, 2003.

HOLDERS


    As of November 5, 2003, we had 742 shareholders of record and approximately 1,500 beneficial owners.


DIVIDENDS

    We have never paid dividends on Common Stock. Currently, we anticipate that we will retain earnings, if any, to support operations and to finance the growth and development of our business and does not anticipate paying cash dividends on the Common Stock in the foreseeable future. We are obligated to pay $1,083,280 to the former holders of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, respectively, who converted their respective holdings into Common Stock shares in August 2003.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

    The following table provides information as of December 31, 2002, with respect to options outstanding and available under our 2001 Stock Option Plan and Stock Appreciation Rights, and the 2003 Stock Option Plan and Stock Appreciation Rights, which are our only equity compensation plans, other than an employee benefit plan meeting the qualification requirements of Section 401(a) of the Internal Revenue Code, as amended.


                                         NUMBER OF SECURITIES TO
                                             BE ISSUED UPON              WEIGHTED-AVERAGE         NUMBER OF SECURITIES
                                               EXERCISE OF              EXERCISE PRICE OF       REMAINING AVAILABLE FOR
             PLAN CATEGORY                 OUTSTANDING OPTIONS         OUTSTANDING OPTIONS          FUTURE ISSUANCE
             -------------               -----------------------       -------------------      -----------------------
Equity compensation plans approved by     4,252,100 - 12/31/02            $     5.08                    509,500
security holders

                        SHARES AVAILABLE FOR FUTURE SALE

    There can be no assurance that a significant public market for the Common Stock will be sustained after this offering. Sales of substantial amounts of Common Stock in the public market after this offering, or the possibility of such sales occurring, could adversely affect prevailing market prices for the Common Stock or our future ability to raise capital through an offering of equity securities. Ninety and seven-tenths percent of the issued and outstanding shares of Common Stock are registered in the registration statement of which this Prospectus forms a part. All of the investors that purchased shares of Common Stock in our August 2003 private placement have included the offer and resale in this Prospectus. Those shares total 3,359,331. Those shares are not subject to lock-up. Those investors who purchased shares of our common stock in the August 2003 private placement are identified in footnote (2) in the Selling Holders table in "Securities Offered, the Selling Holders and the Plan of Distribution."


    In addition, holders of an additional 20,531,541 shares of Common Stock have included the offer and resale of a total of 23,890,872 shares of Common Stock in this Prospectus. Selling Holders of 11,600,484 shares have entered into a lock-up agreement whereby such holders have agreed not to sell or otherwise transfer any shares of commons stock until 180 days from the date that the resale registration statement is declared effective by the SEC without the consent of Legg Mason Wood Walker Incorporated, the placement agent for the August 2003 private placement; provided, however, that shares of common stock may be sold as follows: (a) 25% of the common stock may be transferred commencing on the effective date of the resale registration statement; and (b) 25% of the commons stock may be sold ninety days following the effective date of the resale registration statement. Selling Holders of an additional 8,931,057 shares have entered into a lock-up agreement whereby such holders have agreed not to sell or otherwise transfer any shares of commons stock until April 26, 2003 without the consent of Fordham Financial Management, Inc. The sale of shares pursuant to this Prospectus, and more awareness of the existence of this Prospectus could materially and adversely affect our stock price or impair our ability to obtain capital through the issuance of equity securities.


    In addition, under the terms of the August 2003 private placement of our common stock, we agreed to issue or to pay for all or part of each 30-day period ("Penalty Period"), if the Registration Statement covering the privately placed shares has not been filed with the SEC within 15 days after the placement closing date or been declared effective by the SEC within 90 days after the placement closing date ("Registration Default") and such Registration Default remains uncured, to each investor 1% for each Penalty Period of the aggregate purchase price paid by the investor for its respective shares, payable in common stock shares (valued at the average of the closing price of the common stock for 3 trading days ending on the last trading day of such Penalty Period) (the "Penalty Shares") or cash, or a combination of both, at our option.

    One entity, the Heartland Value Fund, purchased $6,270,000 of shares. There is no limitation of the amount of penalty with respect to those shares. In addition, the "Penalty Shares" for this investor are valued at the average of the closing price of the common stock for 10 trading days ending on the last trading day of a penalty period. The maximum aggregate cash payment or issuance of Penalty Shares to all other investors may not exceed 5% of the aggregate purchase price paid by the investor for its respective shares and provided further, that if the issuance of Penalty Shares by us would result in our being required under AMEX rules to obtain the approval of our stockholders, then we will pay cash rather than issue such Penalty Shares. We must deliver the Penalty Shares or cash payment to the investor by the 5th business day after the end of each Penalty Period.


    As of November 10, 2003, we had outstanding options and warrants for the purchase of up to approximately 7,329,269 shares of Common Stock with an exercise price ranging from $1.50 per share to $9.81 per share, representing approximately 21.6% of our outstanding shares of Common Stock on a fully-diluted basis.


    The perception that these instruments may be exercised for, or converted into, Common Stock that then could be sold into the public market could adversely affect the market price of our Common Stock. In addition, we have entered into registration rights agreements with certain of our stockholders entitling them to include their shares of Common Stock in registration statements for securities filed by Isolagen under the Securities Act of 1933, as amended. Awareness of the existence of these registration rights could lead to a perception that sales of the shares subject to the registration rights could occur, which could materially and adversely affect our stock price or could impair our ability to obtain capital through sales of equity securities. In addition, shares we have issued in private transactions over the past two years will become eligible for sale in the public market under Rule 144.


    These shares are restricted securities as defined in Rule 144. Under that rule, a stockholder who owns restricted shares that have been outstanding for at least one year is entitled to sell, within any three-month period, a number of restricted shares that does not exceed the greater of: (i) 1% of the then outstanding shares of Common Stock, or approximately 266,722 shares as of November 10, 2003; and (ii) an amount equal to the average weekly trading volume in the Common Stock during the four calendar weeks preceding the sale.

       SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

    The Certificate of Incorporation of Isolagen require us to indemnify our officers, directors, employees and agents against certain liabilities incurred by them in those capacities if they acted in good faith and reasonably believed their conduct was in the best interests of Isolagen or not opposed to it. Isolagen is also required to indemnify a person who is or was a director, officer, employee or agent of Isolagen and who was successful, on the merits or otherwise, in defense of any proceeding to which he was a party, against reasonable expenses, which include attorney's fees, incurred by him or her in connection with the proceeding.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Isolagen under the provisions discussed in the previous paragraph, or otherwise, Isolagen has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

                                     EXPERTS

    The consolidated balance sheets as of December 31, 2002 and 2001, and the consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 2002 have been audited by Pannell Kerr Forster of Texas, P.C., independent certified public accountants, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

    Dilworth Paxson LLP, Philadelphia, Pennsylvania, has passed on the validity of the shares of Common Stock offered hereby.

                      HOW TO OBTAIN ADDITIONAL INFORMATION

                                 Jeffrey W. Tomz
                      Chief Financial Officer and Secretary
                                 Isolagen, Inc.
                            2500 Wilcrest, 5th Floor
                              Houston, Texas 77042
                                 (713) 780-4754

                               jtomz@isolagen.com

                                 ISOLAGEN, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                                                            PAGE
                                                                                                                            ----
Report of Independent Public Accountants..................................................................................  F-2
Consolidated Balance Sheets as of December 31, 2002 and 2001..............................................................  F-3
Consolidated Statements of Operations for the years ended December 31, 2002, 2001 and 2000................................  F-4
Consolidated Statements of Shareholders' Equity From inception to December 31, 2002.......................................  F-5-8
Consolidated Statements of Cash Flows for the years ended December 31, 2002, 2001 and 2000................................  F-9-10
Notes to Consolidated Financial Statements................................................................................  F-11-22
Consolidated Balance Sheets as of June 30, 2003 (unaudited) and December 31, 2002.........................................  F-23
Consolidated Statements of Operations for the Six months ended June 30, 2003 (unaudited) and June 30, 2002 (unaudited)....  F-24
Consolidated Statement of Operations for the Three months ended June 30, 2003 (unaudited) and June 30, 2002 (unaudited)...  F-25
Consolidated Statements of Shareholders' Equity from inception to June 30, 2003 (unaudited)...............................  F-26-30
Consolidated Statements of Cash Flows for the Six months ended June 30, 2003 (unaudited) and June 30, 2002 (unaudited)....  F-31
Notes to Unaudited Consolidated Financial Statements......................................................................  F-32-39

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Isolagen, Inc.

We have audited the accompanying consolidated balance sheets of Isolagen, Inc. and Subsidiaries (a Delaware corporation) as of December 31, 2002 (as restated) and 2001 (as restated), and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2002 (as restated) and the cumulative amounts during the development stage (as restated) (Inception December 28, 1995). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Isolagen, Inc. and Subsidiaries as of December 31, 2002 and 2001 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 and the cumulative amounts for the period from Inception to December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.


As described in Note 2, the Company restated its financial statements for the years ended December 31, 2002 and 2001.



/s/ PANNELL KERR FORSTER OF TEXAS, P.C.
Houston, TX



March 12, 2003
(except for Restatement of Financial Statements described in Note 2 for which the date is October 17, 2003)

                                 Isolagen, Inc.

                          (A Development Stage Company)
                           Consolidated Balance Sheets

                                                                                    December 31
                                                                               2002                2001
                                                                           ------------        ------------
                                                                           (as restated)       (as restated)
                                            ASSETS

Current assets
   Cash and cash equivalents                                               $  4,244,640        $  1,380,824
   Inventory                                                                    138,910                  --
   Accounts receivable, net of allowance for doubtful accounts                   40,204               1,067
   Other receivables                                                            153,583                  --
   Prepaid expenses                                                             284,557                  --
                                                                           ------------        ------------
         Total current assets                                                 4,861,894           1,381,891
                                                                           ------------        ------------
Property and equipment, net                                                   2,159,913               7,357
Other assets                                                                    235,857             174,666
                                                                           ------------        ------------
Total assets                                                               $  7,257,664        $  1,563,914
                                                                           ------------        ------------

                                LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
   Accounts payable                                                        $  1,881,236        $    208,196
   Accrued expenses                                                             112,224              23,318
   Deferred revenue                                                              57,274             280,000
                                                                           ------------        ------------
         Total current liabilities                                            2,050,734             511,514
                                                                           ------------        ------------
Commitments and contingencies
Shareholders' equity (deficit)
   Preferred stock, $.001 par value; 5,000,000
     shares authorized                                                            3,039                  --
   Common stock, $.001 par value; 50,000,000
     shares authorized                                                           15,228              15,190
   Additional paid-in capital                                                25,573,999           5,321,761
   Other comprehensive income                                                    13,875                  --
   Accumulated deficit during development stage                             (20,399,211)         (4,284,551)
                                                                           ------------        ------------
         Total shareholders' equity (deficit)                                 5,206,930           1,052,400
                                                                           ------------        ------------
Total liabilities and shareholder's equity                                 $  7,257,664        $  1,563,914
                                                                           ------------        ------------

The accompanying notes are an integral part of these statements.

                                 Isolagen, Inc.
                          (A Development Stage Company)
                      Consolidated Statements of Operations


                                                                                                         Cumulative
                                                                                                         Period from
                                                                                                        December 28,
                                                             For the Year Ended                         1995 (date of
                                                                December 31,                            inception) to
                                            ----------------------------------------------------        December 31,
                                                2002                2001                2000                2002
                                            ------------       -------------        -------------       -------------
                                            (as restated)      (as restated)        (as restated)       (as restated)
Revenues
   Sales                                    $     50,991        $     25,482        $      6,584        $  1,441,105
   License fees                                   40,000              80,000              40,000             260,000
                                            ------------        ------------        ------------        ------------
       Total revenues                             90,991             105,482              46,584           1,701,105
Cost of sales                                     35,133              17,891              10,846             437,592
                                            ------------        ------------        ------------        ------------
       Gross profit                               55,858              87,591              35,738           1,263,513
Selling, general and administrative
   expenses                                    3,994,782             715,468             265,075           7,160,659
Research and development                       1,735,244             933,907             463,304           3,770,120
                                            ------------        ------------        ------------        ------------
       Operating loss                         (5,674,168)         (1,561,784)           (692,641)         (9,667,266)
Other income (expense)
   Interest income                               208,692                  17               4,891             237,089
   Other income                                   32,421                  --                  --              32,421
   Loss on disposal of asset                          --              (8,222)                 --              (8,222)
   Interest expense                                   --             (82,015)           (119,326)           (311,628)
                                            ------------        ------------        ------------        ------------
       Net loss                             $ (5,433,055)       $ (1,652,004)       $   (807,076)       $ (9,717,606)
                                            ------------        ------------        ------------        ------------
Deemed dividend associated with
   beneficial conversion of preferred
   stock                                     (10,178,944)                 --                  --         (10,178,944)
Preferred stock dividends                       (502,661)                 --                  --            (502,661)
                                            ------------        ------------        ------------        ------------
Net loss attributable to common
   shareholders                             $(16,114,660)       $ (1,652,004)       $   (807,076)       $(20,399,211)
                                            ------------        ------------        ------------        ------------
Per share information
   Net loss - basic and diluted             $       (.36)       $       (.14)       $       (.08)       $       (.87)
Deemed dividend associated with
   beneficial conversion of preferred
     stock                                          (.67)                 --                  --                (.92)
Preferred stock dividends                           (.03)                 --                  --                (.04)
                                            ------------        ------------        ------------        ------------
Net loss per common share - basic
   and diluted                              $      (1.06)       $       (.14)       $       (.08)       $      (1.83)
                                            ------------        ------------        ------------        ------------
Weighted average number of
   basic and diluted common
     shares outstanding                       15,205,554          12,206,106          10,364,054          11,116,938
                                            ------------        ------------        ------------        ------------

The accompanying notes are an integral part of these statements.

                                 Isolagen, Inc.
                          (A Development Stage Company)
                 Consolidated Statements of Shareholders' Equity
                                  (as restated)




               Series A Preferred          Common Stock
              ---------------------   ----------------------              Accumulated
                                                                            Deficit
                Number                  Number                Additional    During         Other
                  of                      of                   Paid-In    Development  Comprehensive
                Shares      Amount      Shares      Amount     Capital       Stage         Income
              ---------   ---------   ---------   ---------   ----------  -----------  -------------
Issuance of
common
stock for
cash on
12/28/95             --   $      --   2,285,291   $  22,853   $ (22,033) $       --    $      --

Issuance of
common
stock for
cash on
11/7/96              --          --      11,149         111      49,889          --           --

Issuance of
common
stock for
cash on
11/29/96             --          --       2,230          22       9,978          --           --

Issuance of
common
stock for
cash on
12/19/96             --          --       6,690          67      29,933          --           --

Issuance of
common
stock for
cash on
12/26/96             --          --      11,148         111      49,889          --           --

Net loss             --          --          --          --          --    (270,468)          --
              ---------   ---------   ---------   ---------   ---------   ---------    ---------
Balance,
12/31/96             --   $      --   2,316,508   $  23,164   $ 117,656   $ (270,468) $       --

Issuance of
common
stock for
cash on
12/27/97             --          --      21,182         212      94,788          --           --

Issuance of
common
stock for
Services on
9/1/97               --          --      11,148         111      36,149          --           --

Issuance of
common
stock for
Services on
12/28/97             --          --     287,193       2,872       7,383          --           --

Net loss             --          --          --          --          --     (52,550)          --
              ---------   ---------   ---------   ---------   ---------   ---------    ---------
Balance,
12/31/97             --   $      --   2,636,031   $  26,359   $ 255,976   $ (323,018) $       --


                             Treasury Stock
                   ------------------------------------
                                             Total
                    Number                Shareholders'
                      of                    Equity
                    Shares       Amount    (Deficit)
                   ---------   ---------  -------------
Issuance of
common
stock for
cash on
12/28/95                  --   $      --   $     820

Issuance of
common
stock for
cash on
11/7/96                   --          --      50,000

Issuance of
common
stock for
cash on
11/29/96                  --          --      10,000

Issuance of
common
stock for
cash on
12/19/96                  --          --      30,000

Issuance of
common
stock for
cash on
12/26/96                  --          --      50,000

Net loss                  --          --    (270,468)
                   ---------   ---------   ---------
Balance,
12/31/96                  --   $      --   $(129,648)

Issuance of
common
stock for
cash on
12/27/97                  --          --      95,000

Issuance of
common
stock for
Services on
9/1/97                    --          --      36,260

Issuance of
common
stock for
Services on
12/28/97                  --          --      10,255

Net loss                  --          --     (52,550)
                   ---------   ---------   ---------
Balance,
12/31/97                  --   $      --   $ (40,683)


The accompanying notes are an integral part of these statements.

                                 Isolagen, Inc.
                          (A Development Stage Company)
           Consolidated Statements of Shareholders' Equity (Continued)
                                  (as restated)


                     Series A Preferred Stock          Common Stock
                     ------------------------   ---------------------------
                                                                                           Accumulated
                                                                                           Deficit
                      Number                     Number          Number       Additional    During          Other
                       of                         of              of          Paid-In      Development   Comprehensive
                      Shares        Amount       Shares          Amount       Capital        Stage          Income
                    -----------   -----------   -----------   -----------   -----------    -----------    -----------
Issuance of
 common
 stock for
 cash on
 8/23/98                     --   $        --         4,459   $        45    $ 20,022 $             --    $        --

Repurchase of
 common
 stock on
 9/29/98                     --            --            --            --            --             --             --

Net loss                     --            --            --            --            --       (195,675)            --
                    -----------   -----------   -----------   -----------   -----------    -----------    -----------
Balance,
 12/31/98                    --   $        --     2,640,490   $    26,404   $   278,998    $  (518,693)   $        --

Issuance of
 common
 stock for
 cash on
 9/10/99                     --            --        52,506           525       149,475             --             --

Net loss                     --            --            --            --            --     (1,306,778)            --
                    -----------   -----------   -----------   -----------   -----------    -----------    -----------
Balance,
 12/31/99                    --   $        --     2,692,996   $    26,929   $   425,473    $(1,825,471)   $        --

Issuance of
 common
 stock for
 cash on
 1/18/00                     --            --        53,583           536         1,387             --             --

Issuance of
 common
 stock for
 Services
 on 3/1/00                   --            --        68,698           687          (662)            --             --

Issuance of
 common stock
 for Services
 on 4/4/00                   --            --        27,758           278          (268)            --             --

Net loss                     --            --            --            --            --       (807,076)            --
                    -----------   -----------   -----------   -----------   -----------    -----------    -----------
Balance, 12/31/00            --   $        --     2,843,045   $    28,430   $   425,930    $(2,632,547)   $        --


                           Treasury Stock
                     -------------------------

                                                    Total
                        Number                    Shareholders'
                         of                         Equity
                        Shares      Amount         (Deficit)
                     -----------   -----------    ------------
Issuance of
 common
 stock for
 cash on
 8/23/98                      --   $        --    $    20,067

Repurchase of
 common
 stock on
 9/29/98                      --         2,400        (50,280)

Net loss                      --            --       (195,675)
                     -----------   -----------    -----------
Balance,
12/31/98                   2,400   $   (50,280)   $  (266,571)

Issuance of
 common
 stock for
 cash on
 9/10/99                      --            --        150,000

Net loss                      --            --     (1,306,778)
                     -----------   -----------    -----------
Balance,
12/31/99                   2,400   $   (50,280)   $(1,423,349)

Issuance of
 common
 stock for
 cash on
 1/18/00                      --            --          1,923

Issuance of
 common
 stock for
 Services
 on 3/1/00                    --            --             25

Issuance of
 common
 stock for
 Services
 on 4/4/00                    --            --             10

Net loss                      --            --       (807,076)
                     -----------   -----------    -----------
Balance, 12/31/00          2,400   $   (50,280)   $(2,228,467)


    The accompanying notes are an integral part of these statements.

                                 Isolagen, Inc.
                          (A Development Stage Company)
           Consolidated Statements of Shareholders' Equity (Continued)
                                  (as restated)


                       Series A Preferred Stock          Common Stock
                       ------------------------     ---------------------------
                                                                                                Accumulated
                                                                                                  Deficit
                         Number                       Number                     Additional       During          Other
                           of                           of                         Paid-In      Development   Comprehensive
                         Shares          Amount       Shares       Amount         Capital          Stage          Income
                       ------------   -----------   -----------   -----------    -----------    -----------   -------------
Issuance of common
 stock for services
 on 7/1/01                       --   $        --       156,960   $     1,570    $    (1,514)   $        --   $        --

Issuance of common
 stock for services
 on 7/1/01                       --            --       125,000         1,250         (1,205)            --            --

Issuance of common
 stock for
 capitalization of
 accrued salaries
 on 8/10/01                      --            --        70,000           700        327,425             --            --

Issuance of common
 stock for conversion
 of convertible debt
 on 8/10/01                      --            --     1,750,000        17,500      1,593,846             --            --

Issuance of common
 stock for conversion
 of convertible
 shareholder notes
 payable on 8/10/01              --            --       208,972         2,090        133,577             --            --

Issuance of common
 stock for bridge
 financing on 8/10/01            --            --       300,000         3,000         (2,892)            --            --

Change in par value
 in Recapitalization
 of Isolagen
 Technologies 8/10/01            --            --            --       (49,085)        (1,195)            --            --

Issuance of common
 stock for net
 assets of Gemini
 on 8/10/01                      --            --     3,942,400         3,942         (3,942)            --            --
                       ------------   -----------   -----------   -----------    -----------    -----------   -----------
Issuance of common
 stock for net
 assets of AFH
 on 8/10/01                      --            --     3,899,547         3,900         (3,900)            --            --
                       ------------   -----------   -----------   -----------    -----------    -----------   -----------
Issuance of common
 stock for cash on
 8/10/01                         --            --     1,346,669         1,347      2,018,653             --            --

Transaction and fund
 raising expenses
 on 8/10/01                      --            --            --            --        (48,547)            --            --
                       ------------   -----------   -----------   -----------    -----------    -----------   -----------
Issuance of
 common stock
 for services on
 8/10/01                         --            --        60,000            60             --             --            --

Issuance of common
 stock for cash on               --            --        26,667            26         39,974             --            --
 8/28/01

Issuance of common
 stock for services
 on 9/30/01                      --            --       314,370           314        471,241             --            --




                            Treasury Stock
                       -----------------------

                                                     Total
                         Number                  Shareholders'
                           of                       Equity
                         Shares       Amount       (Deficit)
                       -----------  -----------  -------------
Issuance of common
 stock for services
 on 7/1/01                    --    $        --   $        56

Issuance of common
 stock for services
 on 7/1/01                    --             --            45

Issuance of common
 stock for
 capitalization of
   accrued salaries
   on 8/10/01                 --             --       328,125

Issuance of common
 stock for conversion
 of convertible debt
 on 8/10/01                   --             --     1,611,346

Issuance of common
 stock for conversion
 of convertible
 shareholder notes
 payable on 8/10/01           --             --       135,667

Issuance of common
 stock for bridge
 financing on 8/10/01         --             --           108

Change in par value
 in recapitalization
 of Isolagen
 Technologies 8/10/01     (2,400)        50,280            --

Issuance of common
 stock for net
 assets of Gemini
 on 8/10/01                   --             --            --
                      ----------    -----------   -----------
Issuance of common
 stock for net
 assets of AFH
 on 8/10/01                   --             --            --
                      ----------    -----------   -----------
Issuance of common
 stock for cash on
 8/10/01                      --             --     2,020,000

Transaction and fund
 raising expenses
 on 8/10/01                   --             --       (48,547)
                      ----------    -----------   -----------
Issuance of
 common stock
 for services on
 8/10/01                      --             --            60

 Issuance of common
 stock

   for cash on                --             --        40,000
 8/28/01

 Issuance of common
 stock for services
 on 9/30/01                   --             --       471,555


The accompanying notes are an integral part of these statements.

                                 Isolagen, Inc.
                          (A Development Stage Company)
           Consolidated Statements of Shareholders' Equity (Continued)
                                  (as restated)

                                              Series A Preferred Stock                Common Stock
                                           -----------------------------     -------------------------------

                                             Number                             Number                            Additional
                                               of                                 of                                Paid-In
                                             Shares           Amount            Shares            Amount            Capital
                                           -----------     -------------     -------------     -------------     -------------
Uncompensated contribution of
   services  - 3rd Qtr.
   (as restated)                                    --     $          --                --     $          --     $      55,556
Issuance of common stock
   for services on 11/1/01                          --                --           145,933               146     $     218,754
Uncompensated contribution of
   services - 4th Qtr. (as restated)                --                --                --                --           100,000
      Net loss (as restated)                        --                --                --                --                --
                                           -----------     -------------     -------------     -------------     -------------
Balance, 12/31/01 (as restated)                     --     $          --        15,189,563     $      15,190     $   5,321,761
Uncompensated contribution of
   services - 1st Qtr. (as restated)                --                --                --                --           100,000
Issuance of preferred stock
   for cash on 4/26/02                         905,000               905                --                --         2,817,331
Issuance of preferred stock
   for cash on 5/16/02                         890,250               890                --                --         2,772,239
Issuance of preferred stock
   for cash on 5/31/02                         795,000               795                --                --         2,473,380
Issuance of preferred stock
   for cash on 6/28/02                         229,642               230                --                --           712,991
Uncompensated contribution of
   services - 2nd Qtr. (as restated)                --                --                --                --           100,000
Issuance of preferred stock
   for cash on 7/15/02                          75,108                75                --                --           233,886
Issuance of common stock
   for cash on 8/1/02                               --                --            38,400                38            57,562
Issuance of warrants
   for services on 9/06/02                          --                --                --                --           103,388
Uncompensated contribution of
   services - 3rd Qtr. (as restated)                --                --                --                --           100,000
Uncompensated contribution of
   services - 4th Qtr. (as restated)                --                --                --                --           100,000
Issuance of preferred stock
   for dividends                               143,507               144                --                --           502,517
Deemed dividend associated
   with beneficial conversion of
   preferred stock (as restated)                    --                --                --                --        10,178,944
Comprehensive income:
   Net loss (as restated)                           --                --                --                --                --
Other comprehensive income,
   foreign currency
   translation adjustment                           --                --                --                --                --
Comprehensive loss (as restated)                    --                --                --                --                --
                                           -----------     -------------     -------------     -------------     -------------
Balance, 12/31/02 (as restated)              3,038,507     $       3,039        15,227,963     $      15,228     $  25,573,999
                                           -----------     -------------     -------------     -------------     -------------





                                                                                        Treasury Stock
                                             Accumulated                       -------------------------------
                                                Deficit                                                               Total
                                                During           Other            Number                           Shareholders'
                                              Development    Comprehensive          of                                Equity
                                                 Stage           Income           Shares             Amount          (Deficit)
                                             -------------   -------------     -------------     -------------     -------------
Uncompensated contribution of
   services  - 3rd Qtr.
   (as restated)                             $          --   $          --                --     $          --     $       55,556
Issuance of common stock
   for services on 11/1/01                              --              --                --                --            218,900
Uncompensated contribution of
   services - 4th Qtr. (as restated)                    --              --                --                --            100,000
      Net loss (as restated)                    (1,652,004)             --                --                --         (1,652,004)
                                             -------------   -------------     -------------     -------------     -------------
Balance, 12/31/01 (as restated)              $  (4,284,551)  $          --                --     $          --     $    1,052,400
Uncompensated contribution of
   services - 1st Qtr. (as restated)                    --              --                --                --            100,000
Issuance of preferred stock
   for cash on 4/26/02                                  --              --                --                --          2,818,236
Issuance of preferred stock
   for cash on 5/16/02                                  --              --                --                --          2,773,129
Issuance of preferred stock
   for cash on 5/31/02                                  --              --                --                --          2,474,175
Issuance of preferred stock
   for cash on 6/28/02                                  --              --                --                --            713,221
Uncompensated contribution of
   services - 2nd Qtr. (as restated)                    --              --                --                --            100,000
Issuance of preferred stock
   for cash on 7/15/02                                  --              --                --                --            233,961
Issuance of common stock
   for cash on 8/1/02                                   --              --                --                --             57,600
Issuance of warrants
   for services on 9/06/02                              --              --                --                --            103,388
Uncompensated contribution of
   services - 3rd Qtr. (as restated)                    --              --                --                --            100,000
Uncompensated contribution of
   services - 4th Qtr. (as restated)                    --              --                --                --            100,000
Issuance of preferred stock
   for dividends                                  (502,661)             --                --                --                 --
Deemed dividend associated
   with beneficial conversion of
   preferred stock (as restated)               (10,178,944)             --                --                --                 --
Comprehensive income:
   Net loss (as restated)                       (5,433,055)             --                --                --         (5,433,055)
Other comprehensive income,
   foreign currency
   translation adjustment                               --          13,875                --                --             13,875
Comprehensive loss (as restated)                        --              --                --                --         (5,419,180)
                                             -------------   -------------     -------------     -------------     --------------
Balance, 12/31/02 (as restated)              $ (20,399,211)  $      13,875                --     $          --     $    5,206,930
                                             -------------   -------------     -------------     -------------     --------------

                                 Isolagen, Inc.
                          (A Development Stage Company)
                      Consolidated Statements of Cash Flows

                                                                                                  Cumulative
                                                                                                 Period from
                                                              For the Year Ended                 December 28,
                                                                 December 31,                   1995 (date of
                                                ----------------------------------------------  inception) to
                                                                                                December 31,
                                                    2002            2001             2000           2002
                                                -------------   -------------    -------------  -------------
                                                (as restated)   (as restated)    (as restated)  (as restated)
Cash flows from operating activities
   Net loss                                     $ (5,433,055)   $ (1,652,004)   $   (807,076)   $ (9,717,606)
   Adjustments to reconcile net loss to net
     cash used in operating activities:
       Common stock issued for services              157,704         788,970              35       1,209,783
       Uncompensated contribution of services        400,000         155,556              --         555,556
       Depreciation                                   99,812          15,368          16,333         167,529
       Loss on sale of property
         and equipment                                    --           8,222              --           8,222
       Change in operating assets
         and liabilities:
         Decrease (increase) in
           accounts receivable                       (39,137)          1,288          10,717         (40,204)
         Increase in other receivables              (153,583)             --              --        (153,583)
         Increase (decrease) in inventory           (138,910)             --          14,646        (138,910)
         Increase in prepaid expenses               (284,557)             --              --        (284,557)
         Decrease (increase) in
           other assets                             (115,507)         25,420           4,291        (115,507)
         Increase (decrease) in accounts
           payable                                 1,673,040          59,932            (763)      1,881,236
         Increase in accrued expenses                 88,906          13,045         141,474         112,224
         Increase (decrease) in deferred
           revenue                                  (222,726)        (80,000)        360,000          57,274
                                                ------------    ------------    ------------    ------------
           Net cash used in
              operating activities                (3,968,013)       (664,203)       (260,343)     (6,458,543)
                                                ------------    ------------    ------------    ------------
Cash flows from investing activities
   Purchase of property and equipment             (2,252,368)             --              --      (2,336,664)
   Proceeds from the sale of property
     and equipment                                        --           1,000              --           1,000
                                                ------------    ------------    ------------    ------------
           Net cash provided by (used in)
              operating activities                (2,252,368)          1,000              --      (2,335,664)
                                                ------------    ------------    ------------    ------------
Cash flows from financing activities
   Proceeds from convertible debt                         --              --         200,000       1,450,000
   Proceeds from notes payable
     to shareholders                                      --          30,000              --         135,667
   Proceeds from the issuance of
     preferred stock                               9,012,722              --              --       9,012,722
   Proceeds from the issuance of
     common stock                                     57,600       2,060,000           1,923       2,525,410
   Merger and acquisition expenses                        --         (48,547)             --         (48,547)
   Repurchase of common stock                             --              --              --         (50,280)
                                                ------------    ------------    ------------    ------------
           Net cash provided by
              financing activities                 9,070,322       2,041,453         201,923      13,024,972
                                                ------------    ------------    ------------    ------------

The accompanying notes are an integral part of these statements.

                                 Isolagen, Inc.
                          (A Development Stage Company)
                Consolidated Statements of Cash Flows (Continued)


                                                                                              Cumulative
                                                                                              Period from
                                                                For the Year Ended            December 28,
                                                                  December 31,               1995 (date of
                                                ----------------------------- -------------  inception) to
                                                                                             December 31,
                                                    2002            2001          2000           2002
                                                -------------   ------------- -------------  -------------
                                                (as restated)   (as restated) (as restated)  (as restated)
Effect of exchange rate changes on
   cash balances                                       13,875            --            --         13,875
Net increase (decrease) in cash and
   cash equivalents                                 2,863,816     1,378,250       (58,420)     4,244,640
Cash and cash equivalents, beginning
   of period                                        1,380,824         2,574        60,994             --
                                                  -----------   -----------   -----------    -----------
Cash and cash equivalents, end of period          $ 4,244,640   $ 1,380,824   $     2,574    $ 4,244,640
                                                  -----------   -----------   -----------    -----------
Supplemental disclosures of cash flow
   information:
   Cash paid for interest                         $        --   $     1,020   $    68,843    $   150,283
                                                  -----------   -----------   -----------    -----------
   Deemed dividend associated with
       beneficial conversion of preferred stock    10,178,944            --            --     10,178,944
                                                  -----------   -----------   -----------    -----------
   Preferred stock dividend                           502,661            --            --        502,661
                                                  -----------   -----------   -----------    -----------
   Common stock issued for services                   157,704       788,970            35      1,209,783
                                                  -----------   -----------   -----------    -----------
   Uncompensated contribution of services             400,000       155,556            --        555,556
                                                  -----------   -----------   -----------    -----------

The accompanying notes are an integral part of these statement.

                                 Isolagen, Inc.
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements

NOTE 1 - BASIS OF PRESENTATION, BUSINESS AND ORGANIZATION


    Isolagen, Inc. f/k/a American Financial Holding, Inc., a Delaware corporation ("Isolagen" or the "Company") is the parent company of Isolagen Technologies, Inc., a Delaware corporation ("Isolagen Technologies"). Isolagen Technologies is the parent company of Isolagen Europe Limited, a company organized under the laws of the United Kingdom and wholly-owned subsidiary of Isolagen Technologies ("Isolagen Europe"). Isolagen Technologies is the parent company of Isolagen Australia Pty Limited, a company organized under the laws of the Australia and wholly-owned subsidiary of Isolagen Technologies ("Isolagen Australia"). The common stock, par value $0.001 per share, of the Company ("Common Stock") is traded on the American Stock Exchange ("AMEX") under the symbol "ILE."


    Isolagen is a Houston, Texas based biotechnology company which has developed a patented process for the propagation of autologous cells to be used to stimulate a patient's own collagen and elastin production (the "Isolagen Process"). Autologous cells are a patient's own cells taken from a small skin sample. From such sample millions of cells are grown and then injected into the patient to correct and reduce the normal effects of aging like wrinkles, laugh lines, smokers lines, fine lines and all types of depressed scars. The procedure is minimally invasive and non-surgical.

    In 1995, Isolagen Technologies began treating a small percentage of patients with the Isolagen Process to correct defects (e.g., wrinkles, depressions and scarring) in the patient's face. Between 1995 and 1999, approximately 200 doctors utilized the Isolagen Process on approximately 963 patients with positive results. In 1997, the FDA began regulating the science of biologics. Biologics, in contrast to drugs that are chemically synthesized, are derived from living sources (such as humans, animals, and microorganisms) like the Isolagen Process. In 1995, when Isolagen Technologies began operations, the FDA had no regulations governing this area of biologics. After reviewing the new regulations and seeking the advice of consultants, Isolagen concluded that the use of the Isolagen Process in cosmetic applications did not require the approval of the FDA. In 1999, Isolagen Technologies filed a request for authorization from the FDA to administer an investigational drug or biological product to humans (referred to herein as an "IND"). Such authorization must be secured prior to commercialization of any new drug or biological product. The FDA placed the IND on clinical hold until Isolagen Technologies' manufacturing processes and procedures were changed to meet these new biologics standards, and FDA approval is obtained. In April 2002, the FDA released Isolagen's IND and clinical trial negotiations are underway.

    As a result, a 397 patient retrospective study has been completed. The results demonstrated both safety and efficacy as Phase II data. Using Isolagen Technologies recently completed cGMP laboratory facility in Houston, Texas, several studies are taking place. These include: dosage management, dental application relating to gum and bone, cosmetic correction and scarring. They are operational under currently active INDs with the FDA. The Company anticipates that these INDs are scheduled for License Application (approval) by the FDA in 2003, although there can be no assurance that such approval will be obtained or obtained on a timely basis.

    The Company's goal is to become the industry leader in the research, development and commercialization of the Isolagen Process and the use of autologous cellular systems ("ACS") which stimulate a patient's own collagen production. The Company is also pursuing, through Isolagen Europe, commercial operations in the UK and is pursuing commercial operations through subsidiaries, joint ventures or license arrangements in Australia, South Korea, Hong Kong, Brazil, Mexico and elsewhere. The Company is investigating regulatory and other requirements in these countries and evaluating markets and potential joint venture partners and licensees.

    Through December 31, 2002, the Company has been primarily engaged in developing its initial product technology, recruiting personnel, commencing its UK operations and raising capital. In the course of its development activities, the Company has sustained losses and expects such losses to continue through at least 2003. The Company will finance its operations primarily through its existing cash, future financing and revenues.

    The Company's ability to operate profitably under its current business plan is largely contingent upon its success in obtaining further sources of debt and equity capital, prompt regulatory approval to sell its products and upon its continued expansion. The Company will require additional capital in the future to expand its operations. No assurance can be given that the Company will be able to obtain any such additional capital, either through equity or debt financing, on satisfactory terms or at all. Additionally, no assurance can be given that any such financing, if obtained, will be adequate to meet the Company's ultimate capital needs and to support the Company's growth. If adequate capital cannot be obtained on satisfactory terms, the Company's operations could be negatively impacted.

    If the Company achieves growth in its operations in the next few years, such growth could place a strain on its management, administrative, operational and financial infrastructure. The Company's ability to manage its operations and growth requires the continued improvement of operational, financial and management controls, reporting systems and procedures. In addition, the Company may find it necessary to hire additional management, financial and sales and marketing personnel to manage the Company's expanding operations. If the Company is unable to manage this growth effectively and successfully, the Company's business, operating results and financial condition may be materially adversely affected.

    As of December 31, 2002, the Company had a cash balance of $4,244,640. As of March 12, 2003, the Company had a cash balance of approximately $1.4 million. The Company does not have any credit facilities with which to fund ongoing working capital needs. As of March 12, 2003, the Company believes its existing cash and cash equivalents will be adequate to meet its anticipated capital and liquidity requirements until June 30, 2003. The Company needs to close a financing transaction within the next three months to have sufficient working capital until December 31, 2003. In the event such a financing transaction is not successful, the Company may need to pursue alternative funding sources such as temporary bridge financing to meet its cash flow needs or curtail its plan of operations to preserve its available cash for fiscal 2003. The long-term viability of the Company is dependent upon successful operation of its business and the ability to raise additional debt and equity within the near future.


Acquisition and merger and basis of presentation



    On August 10, 2001, Isolagen Technologies consummated a merger with American Financial Holdings, Inc. ("AFH") and Gemini IX, Inc. ("Gemini"). Pursuant to an Agreement and Plan of Merger, dated August 1, 2001, by and among AFH, ISO Acquisition Corp, a Delaware corporation and wholly-owned subsidiary of AFH ("Merger Sub"), Isolagen Technologies, Gemini, a Delaware corporation, and William J Boss, Jr., Olga Marko and Dennis McGill, stockholders of Isolagen Technologies (the "Merger Agreement"), AFH (i) issued 5,453,977 shares of its common stock, par value $0.001 to acquire, in a privately negotiated transaction, 100% of the issued and outstanding common stock (195,707 shares, par value $0.01, including the shares issued immediately prior to the Merger for the conversion of certain liabilities, as discussed below) of Isolagen Technologies, and (ii) issued 3,942,000 shares of its common stock to acquire 100% of the issued and outstanding common stock of Gemini. Pursuant to the terms of the Merger Agreement, Merger Sub, together with Gemini, merged with and into Isolagen Technologies (the "Merger"), and AFH was the surviving corporation. AFH subsequently changed its name to Isolagen, Inc. on November 13, 2001.



    Prior to the Merger, Isolagen Technologies had no active business and was seeking funding to begin U.S. Food and Drug Administration ("FDA") trials of the Isolagen Process. AFH was a non-operating, public shell company with limited assets. Gemini was a non-operating private company with limited assets and was unaffiliated with AFH.



    Since AFH and Gemini had no operations and limited assets at the time of the Merger, the merger has been accounted for as a recapitalization of Isolagen Technologies and an issuance of common stock by Isolagen Technologies for the net assets of AFH and Gemini. In the recapitalization, Isolagen Technologies is treated as having affected (i) a 27.8694 for 1 stock split, whereby the 195,707 shares of its common stock outstanding immediately prior the merger are converted into the 5,453,977 shares of common stock received and held by the Isolagen Technologies stockholders immediately after the merger, and (ii) a change in the par value of its common stock, from $0.01 per share to $0.001 per share. The stock split has been reflected in the accompanying consolidated financial statements by retroactively restating all shares and per share amounts. The change in par value is reflected by a transfer between the common stock and additional paid-in capital accounts at the date of the Merger. The stock issuances are accounted for as the issuance of (i) 3,942,400 shares for the net assets of Gemini, recorded at their book value, and (ii) the issuance of 3,899,547 shares (the number of shares AFH had outstanding immediately prior to the Merger) for the net assets of AFH, recorded at their book value.



    Immediately prior to and as a condition of the Merger, Isolagen Technologies issued an aggregate of 2,328,972 shares (post split) of its common stock to convert to equity an aggregate of $2,075,246 of liabilities, comprised of (i) accrued salaries of $328,125, (ii) convertible debt and related accrued interest of $1,611,346, (iii) convertible shareholder notes and related accrued interest of $135,667 and (iv) bridge financing costs of $108. Simultaneous with the Merger, the Company sold 1,346,669 shares of restricted common stock to certain accredited investors in a private placement transaction. The consideration paid by such investors for the shares of common stock aggregated $2,020,000 in transactions exempt from the registration requirements of the Securities Act. The net cash proceeds of this private placement were used to fund Isolagen's research and development projects and the initial FDA trials of the Isolagen Process, to explore the viability of entering foreign markets, to provide working capital and for general corporate purposes.



    The financial statements presented include Isolagen, Inc. and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated. Isolagen Technologies was, for accounting purposes, the continuing entity of the Merger, and accordingly for the periods prior to the Merger, the financial statements reflect the financial position, results of operations and cash flows of Isolagen Technologies. The assets, liabilities, operations and cash flows of AFH and Gemini are included in the consolidated financial statements from August 10, 2001 onward.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Restatement of financial statements

    Subsequent to the issuance of the Company's financial statements as of December 31, 2002 and for the year then ended, the Company identified several errors that were required to be corrected in the previously reported financial statements. The principal reasons and effects of the adjustments are summarized below:

    Beneficial Conversion Feature: During 2002, the Company completed a private placement of Series A Convertible Preferred Stock. Imbedded within the instruments was a beneficial conversion feature that was not recorded. Accordingly, the Company revised its financial statements as of December 31, 2002 and for the year then ended to record a deemed dividend to the holders of the preferred stock totaling $10,178,944. The Company's financial statements reflect an increase in the retained deficit and a corresponding increase in paid-in capital for this amount. The deemed dividend associated with the beneficial conversion is calculated as the difference between the fair value of the underlying common stock less the proceeds that have been received for the Series A Preferred Stock limited to the value of the proceeds received. Also, the Company has included preferred dividends accrued in 2002 totaling $502,661 in the computation of net loss attributable to common shareholders.

    Contributed Services: During 2002 and 2001, the certain officers and directors of the Company were not compensated for a portion of their services provided to Company. The financial statements are to reflect the total cost of conducting its business which includes the value of contributed services. Accordingly, the Company has recorded contribution services from officers totaling $400,000 and $155,556 for the years ended December 31, 2002 and 2001, respectively. We estimated the value of the contributed services based upon our estimate of their fair market value. This contribution of services was recorded as an increase in compensation expense and an increase in additional paid in capital.

    Weighted Average Shares Utilized in the Calculation Percentage Loss Per
Share: Similar to a reverse merger, the weighted average shares outstanding utilized in the computation of earnings per share are to be adjusted to give effect as if the Merger transaction had occurred as of the beginning of the earliest year presented, similar to a stock split. For all years presented prior to the Merger, the weighted average shares outstanding were not adjusted to reflect the recapitalization as of the earliest period presented. Accordingly, the Company has retroactively restated its financial statements to the earliest period presented for the purposes of computing weighted average shares outstanding and loss per share data.


    Together these restatements changed the net loss per share from $0.33 to $1.06 for the year ended December 31, 2002, $0.20 to $0.14 for the year ended December 31, 2001, from $0.29 to $0.08 for the year ended December 31, 2000, and the cumulative from inception net loss per share has increased from $1.19 to $1.83.


Statement of cash flows

    For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Concentration of credit risk

    The Company maintains its cash with a major U.S. domestic bank. The amounts held in this bank exceed the insured limit of $100,000 from time to time. The terms of these deposits are on demand to minimize risk. The Company has not incurred losses related to these deposits.

    The Company is subject to risks common to companies in the development stage including, but not limited to, development of new products, development of markets and distribution channels, dependence on key personnel, and the ability to obtain additional capital as needed to fund its product plans. The Company has a limited operating history and has yet to generate any significant revenues from customers. To date, the Company has been funded by private debt and equity financings. The Company's ultimate success is dependent upon its ability to raise additional capital and to successfully develop and market its products.

    The products developed by the Company require approvals from the United States FDA or other international regulatory agencies prior to commercial sales. There can be no assurance that all of the Company's products will receive the necessary approvals. If the Company was denied such approvals or such approvals were delayed, it may have a material adverse impact on the Company.

Inventory

    Inventory primarily consists of raw materials used in the Isolagen Process. Inventory is stated at the lower of cost or market and cost is determined by the weighted average method.

Property and equipment

    Property and equipment, consisting primarily of lab equipment, computer equipment, leasehold improvements, and office furniture and fixtures is carried at cost less accumulated depreciation. Depreciation for financial reporting purposes is provided by the straight-line method over the estimated useful lives of three to five years subject to half year convention. Leasehold improvements are amortized using the straight-line method over the remaining life of the lease. The cost of repairs and maintenance is charged against income as incurred.

Earnings per share data

    Basic earnings (loss) per share is calculated based on the weighted average common shares outstanding during the period. Diluted earnings per share also gives effect to the dilutive effect of stock options, warrants and convertible preferred stock (calculated based on the treasury stock method). The Company does not present diluted earnings per share for years in which it incurred net losses as the effect of potentially dilutive shares from convertible debt is antidilutive.

    Shares of Isolagen Technologies common stock outstanding prior to the Merger were deemed converted to its equivalent shares of the Company's common stock using a conversion factor as defined in the Merger Agreement. Shares issued in conjunction with the Merger have been retroactively restated to the earliest period presented for the purpose of computing weighted average shares outstanding.

Stock-based compensation

    The Company accounts for its stock-based compensation under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123 - "Accounting for Stock Based Compensation." Under SFAS No. 123, the Company is permitted to either record expenses for stock options and other employee compensation plans based on their fair value at the date of grant or to continue to apply its current accounting policy under Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees," ("APB No. 25"), and recognize compensation expense, if any, based on the intrinsic value of the equity instrument at the measurement date. The Company elected to continue following the provisions of APB No. 25.

    In December 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure". This statement provides guidance for those companies wishing to voluntarily change to the fair value based method of accounting for stock-based compensation. The statement also amends the disclosure requirements of Statement 123, requiring prominent disclosure in annual and interim financial statements regarding a company's method for accounting for stock-based employee compensation and the effect of the method on reported results. While Isolagen continues to utilize the disclosure-only provisions of SFAS No. 123, the Company has modified its disclosures to comply with the new statement. See Note 6.

Income taxes

    An asset and liability approach is used for financial accounting and reporting for income taxes. Deferred income taxes arise from temporary differences between income tax and financial reporting and principally relate to recognition of revenue and expenses in different periods for financial and tax accounting purposes and are measured using currently enacted tax rates and laws. In addition, a deferred tax asset can be generated by net operating loss carryforwards ("NOLs"). If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

Revenue recognition

    The Company recognizes revenue from product sales when goods are shipped and the risk of loss transfers to the customer. Revenue from licenses and other upfront fees are recognized on a ratable basis over the term of the respective agreement. Milestone payments are recognized upon successful completion of a performance milestone event. Any amounts received in advance of performance are recorded as deferred revenue. The Company recognizes revenue over the period the service is performed in accordance with SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services rendered, (3) the fee is fixed and determinable, and (4) collectibility is reasonably assured. We believe that all of these conditions are met at the time of shipment. Currently, three injections are recommended, although the decision to utilize one, two or three injections is between the attending physician and his/her patient. The amount invoiced is fixed and determinable and only varies among customers depending upon the number of injections requested. There is no performance provision under any arrangement with any doctor and there is no right to refund, or returns for unused injections.

    Currently the Isologen Process is delivered through an attending physician to each patient in the Company's recommended regimen of up to three injections. Each injection has stand alone value to the patient. The Company invoices the attending physician upon that physician submitting his/her patient's tissue sample to the Company; thus the contractual arrangement is between the Company and the medical professional. The amount invoiced varies directly with the number of injections requested. All orders are paid in advance by the physician and are not refundable. Revenue is deferred until shipment, provided no significant obligations remain, and is recognized in installments corresponding to the number of injections shipped to the attending physician. Due to the short shelf life, each injection is cultured on an as needed basis and shipped prior to the individual injection being administered by the physician. The amount of the revenue deferral represents the fair value of the remaining undelivered injections defined in accordance with EITF 00-21, which addresses the issue of accounting for arrangements that involve the delivery of multiple products or services. Should the physician discontinue the regimen prematurely all remaining deferred revenue is recognized.

Promotional incentives

    The Company periodically offers promotional incentives to physicians on a case-by-case basis. Promotional incentives are provided to physicians in the form of 'at no charge' Isolagen Treatments and Isolagen Treatments offered at a discount to the suggested price list. The Company does not receive any identifiable benefit from the physicians in exchange for any promotional incentives granted.

The Company does not record any revenue related to 'at no charge' Isolagen Treatments and the cost to provide such treatments is expensed as incurred. The Company records any discounts granted as a reduction in revenue (i.e. net revenue after discount) from that specific transaction. The Company believes this accounting treatment complies with Emerging Issues Task Force ("EITF")-01-09: Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products).

Foreign Currency Translation

    The financial position and results of operations of the Company's foreign subsidiaries are generally determined using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rate in effect at each year-end. Income statement accounts are translated at the average rate of exchange prevailing during the year. Adjustments arising from the use of differing exchange rates from period to period are included in other comprehensive income in stockholders' equity. Gains and losses resulting from foreign currency transactions are included in earnings and have not been material in any one year.

Comprehensive Income

    Comprehensive income encompasses all changes in equity other than those with stockholders and consists of net earnings and foreign currency translation adjustments. The Company does not provide for U.S. income taxes on foreign currency translation adjustments since it does not provide for such taxes on undistributed earnings of foreign subsidiaries.

Research and development expenses

    Research and development include direct costs, research-related overhead, and costs associated with improved process science, manufacturing and cost reduction are charged to operations as incurred.

Estimates

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent accounting pronouncements

    In December 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure". This statement provides guidance for those companies wishing to voluntarily change to the fair value based method of accounting for stock-based compensation. The statement also amends the disclosure requirements of Statement 123, requiring prominent disclosure in annual and interim financial statements regarding a company's method for accounting for stock-based employee compensation and the effect of the method on reported results. While Isolagen continues to utilize the disclosure-only provisions of SFAS No. 123, the Company has modified its disclosures to comply with the new statement. See Note 6.

NOTE 3 - PROPERTY AND EQUIPMENT

         Property and equipment is comprised of:


                                                       DECEMBER 31,
                                               --------------------------
                                                   2002          2001
                                               -----------    -----------
         Lab equipment                         $   682,640    $    52,454
         Computer equipment                        333,826          6,326
         Office furniture and fixtures              20,536
         Leasehold improvements                  1,274,146             --
                                               -----------    -----------
                                                 2,311,148         58,780
         Less: Accumulated depreciation           (151,235)       (51,423)
                                               -----------    -----------
         Property and equipment, net           $ 2,159,913    $     7,357
                                               -----------    -----------

NOTE 4 - FEDERAL INCOME TAXES

         The components of the Company's deferred tax assets at December 31, 2002 and 2001 are as follows:


                                                       DECEMBER 31,
                                               --------------------------
                                                   2002          2001
                                               -----------    -----------
         Deferred tax assets:
         Loss carryforwards                    $ 4,467,456    $ 3,007,506
         Deferred tax liabilities:
         Deferred revenue                          (19,473)       (95,200)
                                               -----------    -----------
                                                 4,447,983      2,912,306
         Less: Valuation allowance              (4,447,983)    (2,912,306)
                                               -----------    -----------
                                               $        --    $        --
                                               -----------    -----------

    As of December 31, 2002, the Company had generated NOLs of approximately $13,100,000 available to reduce future income taxes. These carryforwards begin to expire in 2003. A change in ownership, as defined by federal income tax regulations, could significantly limit the Company's ability to utilize its carryforwards. Additionally, because federal tax laws limit the time during which the NOLs may be applied against future taxes, the Company may not be able to take full advantage of the NOLs to reduce future income taxes if it fails to generate taxable income prior to expiration of the NOLs. As the Company has had cumulative losses and there is no assurance of future taxable income, valuation allowances have been recorded to fully offset the deferred tax asset at December 31, 2002 and 2001. The valuation allowance increased $1,535,677 during 2002 due to the Company's current period net loss.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

Leases

    During 2002, the Company entered into leases for office, warehouse and laboratory facilities in London, England and Sydney, Australia under third party non-cancelable operating leases through 2010. Future minimum lease commitments at December 31, 2002 are as follows:


                    YEAR ENDED
                    DECEMBER 31
                    -----------
                      2003                 $    226,150
                      2004                      219,778
                      2005                      149,684
                      2006                      149,684
                      2007                      149,684
                Thereafter                      636,154
                                           ------------
                     Total                 $  1,531,134
                                           ------------

For the year ended December 31, 2002, rental expense totaled $105,206.

    Certain officers of the Company provide office space and laboratory facilities in Houston, Texas at no charge until August 2003. Beginning September 2003, the lease rate will be approximately $1.80 per month per square foot.

License Agreement

    Effective July 1, 2000, the Company granted exclusive rights to develop and market its technologies and products within Japan. Should the development efforts result in a marketable product, the Company will receive royalties based on product sales. Upon execution of the license agreement, the Company received an initial up-front fee of $400,000 which was deferred and will be recognized on a ratable basis over the five year term of the agreement in accordance with the terms of the agreement. For the years ended December 31, 2002, 2001 and 2000, the Company recognized $40,000, $80,000 and $40,000, respectively, of contract revenues pursuant to this agreement.

    During 2002, the Company began negotiations to revoke the license agreement. As a result, the Company reclassified to a payable the remaining deferred revenue totaling $240,000 and accrued an additional $160,000 in anticipation of a settlement totaling approximately $400,000. Thus, the entire amount of the initial up-front fee of $400,000 has been accrued as management's estimate of the amount necessary to satisfy the Company's obligation under the Agreement.

Employment agreements

    The Company has entered into employment agreements with Olga Marko, William
K. Boss, Jr., Brian Whitley, Robert E. Tompkins and Vaughan Clift.

    Ms. Marko entered into an employment agreement with the Company, dated August 10, 2001, for a term of sixty months at an annual base salary of $130,000. The base salary shall increase on an annual basis by the same percentage that the Consumer Price Index has increased during the same time frame or at the direction of the Board of Directors, whichever is higher. Mrs. Marko is eligible for an annual bonus to be determined by the Board of Directors in its sole discretion. If the employment agreement is terminated by the Company without cause, Mrs. Marko will be entitled to a twelve month severance payment.

    Dr. Boss entered into an employment agreement with the Company, dated August 10, 2001, and later amended on February 28, 2002 as follows: (a) during the first year of the term, Dr. Boss will receive 60,000 shares of Common Stock; (b) an annual salary of $50,000 for 2002; and (c) an annual salary of $60,000 for 2003. For this compensation, Dr. Boss agrees to devote 25 mutually agreeable days per year as requested by the Company (i.e., out-of-town meetings, etc.). If the employment agreement is terminated by the Company without cause, Dr. Boss will be entitled to a three-month severance payment.

    Mr. Whitley entered into an employment agreement with the Company, dated September 1, 2001, for a term of sixty (60) months at an annual base salary as follows: (a) $4,000 per month for September 2001 through December 2001; and (b) $10,000 per month for months subsequent to December 31, 2001. Mr. Whitley is eligible for an annual bonus to be determined by the Board of Directors in its sole discretion. If the employment agreement is terminated by the Company without cause, Mr. Whitley will be entitled to a three month severance payment. Mr. Whitley left the employment of the Company in March 2003.

    Mr. Tompkins entered into an employment agreement with the Company, dated September 17, 2001, for a term of thirty-six (36) months at an annual base salary of $90,000. Mr. Tompkins is eligible for an annual bonus to be determined by the Board of Directors in its sole discretion. If the employment agreement is terminated by the Company without cause, Mr. Tompkins will be entitled to a two month severance payment. Mr. Tompkins left the employment of the Company in September 2002. All amounts related to his separation of employment are reflected in the 2002 statement of operations.

    Mr. Clift entered into an employment agreement with the Company, dated May 28, 2002, for a term of thirty-six (36) months at an annual base salary of $175,500. Mr. Clift is eligible for an annual bonus to be determined by the Board of Directors in its sole discretion. If the employment agreement is terminated by the Company without cause, Mr. Clift will be entitled to a two (2) month severance payment.

Consulting agreement

    Effective August 20, 2001, the Company entered into an agreement with Cato Research Ltd. to provide drug development, regulatory advisory and other services. Pursuant to the terms of the agreement, the Company issued 133,333 shares of restricted common stock with an assigned value of $200,000 as a retainer fee, which was capitalized as a prepaid expense. As services are rendered, 80% of the invoiced amount is payable in cash with the remaining 20% payable through a reduction in the retainer fee. At December 31, 2002 and 2001, $120,350 and $174,666, respectively, was capitalized as other assets related to this agreement.

    In addition, the agreement includes a special incentive performance arrangement. In the event the Company receives FDA approval on or before August 20, 2003 as a result of the consulting services, the Company will issue 250,000 restricted common shares as an incentive bonus. If the regulatory approval is received after August 20, 2003, but before February 20, 2004, the Company will issue 100,000 restricted shares as an incentive bonus. On August 19, 2002, the agreement was amended to revoke the special incentive performance arrangement.

SEC Enforcement

    On October 9, 1996, the Company was advised by the Enforcement Division of the Securities and Exchange Commission (the "Commission") that it is considering recommending that the Commission bring an enforcement action, which could include a civil penalty, against the Company in U.S. District Court for failing to file timely periodic reports in violation of Section 13(a) of the Securities and Exchange Act of 1934 and the rules thereunder.

    In October 1996, the Company also received a request for the voluntary production of information to the Enforcement Division of the Commission related to the resignation of Coopers & Lybrand LLP and the termination of Arthur Andersen LLP and the appointment of Jones, Jensen & Company as the Company's independent public accountants and the reasons therefore. In addition, the Company was requested to provide certain information respecting its previous sales of securities. The Company cooperated in providing information in response to these inquiries in early 1997. The Company has not been advised of the outcome of the foregoing, and has had no further contact by the Enforcement Division of the Commission.

NOTE 6 - EQUITY, STOCK PLAN AND WARRANTS

Uncompensated contributed services

    From the date of the Merger through December 31, 2002, the Company has not paid compensation to certain officers and directors. Accordingly, the Company has capitalized the estimated fair value of these services. The uncompensated contributed services totaled $400,000 and $155,556 for the years ended December 31, 2002 and 2001, respectively. We estimated the value of the contributed services based upon our estimate of their fair market value. This contribution of services was recorded as an increase to compensation expense and increase in additional paid in capital.

Equity instruments issued to non-employees

    From time to time, in order to preserve cash and to fund operating activities of the Company, common stock or other equity instruments may be issued for cash or in exchange for goods or services. Equity instruments issued for goods or services are recorded at the fair value of the goods or services received or the fair value of the equity instruments issued, whichever is more reliably measurable.


    As referred to in Note 1, the Company became a publicly traded enterprise as a result of the Merger. Non cash transactions involving the issuance of equity instruments prior to the Merger were recorded at the fair value of the goods or services received, while transactions occurring after the Merger were recorded at the fair value of the equity instruments issued, which were determined based on quoted market prices.


Series A Convertible Preferred Stock

    In July 2002, the Company completed a private offering of 2,895,000 shares of Series A Convertible Preferred Stock, par value $0.001 per share, at an offering price of $3.50 per share. Each share of Series A Preferred Stock is convertible into two shares of common stock at any time after issuance and accrues dividends at 8% per annum payable in cash or additional shares of Series A Preferred Stock. In conjunction with the private offering, the Company issued to the placement agent warrants to purchase 1,158,000 shares of common stock with an exercise price of $1.93 per share. The warrants are exercisable immediately after grant and expire five years thereafter.

The fair market of the warrants granted to the placement agent, based on the Black-Scholes valuation model, is estimated to be $1.57 per warrant, assuming the following: no dividend yield, a risk-free interest rate of 4%, an expanded term of the warrants of 2 years, and an expected volatility of 129%. The value of the warrants granted has been offset against the proceeds received from the sale of the Series A Preferred Stock.

    During the year ended December 31, 2002, the Company issued an additional 143,507 shares of Series A Preferred Stock in lieu of cash for payment of dividends on the Series A Preferred Stock totaling $502,661.

    The price of the preferred stock sold was $3.50 per share. The market value of the Company's common stock sold on the dates that the preferred stock sold or was issued as a dividend had a range of $2.30 - $5.40 per common share. In accordance with EITF 00-27 this created a beneficial conversion to the holders of the preferred stock and a deemed dividend to the preferred stockholders totaling $10,178,944 was recorded by the Company with a corresponding amount recorded as additional paid-in capital. The deemed dividend associated with the beneficial conversion is calculated as the difference between the fair value of the underlying common stock less the proceeds that have been received for the Series A Preferred Stock limited to the value of the proceeds received.

2001 Stock Option and Stock Appreciation Rights Plan

    Effective August 10, 2001, the Company adopted the Isolagen, Inc. 2001 Stock Option and Stock Appreciation Rights Plan (the "Stock Plan"). The Stock Plan is discretionary and allows for an aggregate of up to 5,000,000 shares of the Company's common stock to be awarded through incentive and non-qualified stock options and stock appreciation rights. The Stock Plan is administered by the Company's Board of Directors, who has exclusive discretion to select participants who will receive the awards and to determine the type, size and terms of each award granted.

    As allowed by SFAS No. 123, "Accounting for Stock-Based Compensation", the Company has elected to continue to follow Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", in accounting for its Stock Plan. Under APB No. 25, the Company does not recognize compensation expense on the issuance of its stock options because the terms are fixed and the exercise price equals or exceeds the fair market value of the underlying stock on the grant date.

    Information regarding the options and warrants granted in 2002 and 2001 is as follows:

                                              OPTIONS,                       WARRANTS,
                                       YEAR ENDED DECEMBER 31,       YEAR ENDED DECEMBER 31,
                                     --------------------------     --------------------------
                                        2002            2001           2002            2001
                                     ----------      ----------     ----------      ----------
Outstanding, beginning of year        3,792,500              --        450,000              --
Granted                                 698,000       3,792,500      1,533,000         450,000
Exercised                               (38,400)             --             --              --
Expired or cancelled                   (200,000)             --       (450,000)             --
                                     ----------      ----------     ----------      ----------
Outstanding, end of year              4,252,100       3,792,500      1,533,000         450,000
                                     ----------      ----------     ----------      ----------
Exercisable, end of year                458,017           4,167      1,243,000              --
                                     ----------      ----------     ----------      ----------
Available for grant, end of year        509,500       1,207,500
                                     ----------      ----------

    The weighted average and warrant exercise price information for 2002 and 2001 is as follows:

                                                 OPTIONS,                      WARRANTS
                                          YEAR ENDED DECEMBER 31,       YEAR ENDED DECEMBER 31,
                                         -------------------------     -------------------------
                                            2002           2001           2002           2001
                                         ----------     ----------     ----------     ----------
Outstanding, beginning of year           $     2.70     $       --     $     1.50     $       --
Granted during the year                  $     6.07     $     2.70     $     1.93     $     1.50
Exercised during the year                $     1.50     $       --     $       --     $       --
Expired or cancelled during the year     $     1.50     $       --     $     1.50     $       --
Outstanding at end of year               $     5.08     $     2.70     $     2.05     $     1.50
Exercisable at end of year               $     2.08     $       --     $     1.94     $     1.50

    Significant option and warrant groups outstanding at December 31, 2002, and related weighted average exercise price and life information is as follows:

                                                                       WEIGHTED
                     OPTIONS          WARRANTS                         EXERCISE         REMAINING
  GRANT DATE       OUTSTANDING      OUTSTANDING      EXERCISABLE         PRICE         LIFE (YEARS)
--------------     ------------     ------------     ------------     ------------     ------------
September 2001        2,975,000               --          124,750     $       5.47             8.67
September 2001           61,600               --           61,600     $       1.50             8.71
October 2001            340,000               --          140,000     $       1.50             8.75
November 2001           117,500               --           71,667     $       2.40             8.83
December 2001            60,000               --           60,000     $       3.57             8.92
May 2002                100,000               --               --     $       6.00             9.42
May 2002                112,000               --               --     $       6.00             9.42
May 2002                150,000               --               --     $       6.00             9.42
June 2002                20,000               --               --     $       6.00             9.50
June 2002                96,000               --               --     $       6.50             9.50
July 2002                    --        1,158,000        1,158,000     $       1.93             4.50
September 2002               --          375,000           75,000     $       2.43            10.75
November 2002           100,000               --               --     $       6.00             9.83
December 2002           100,000               --               --     $       6.00             9.92
December 2002            20,000               --               --     $       6.00             9.92

    The weighted average fair value at date of grant for options and warrants granted during 2002 and 2001 was $3.96 and $1.12, respectively, per option. The fair value of options at date of grant was estimated using the Black-Scholes model with the following weighted average assumptions:

                              YEAR  ENDED DECEMBER 31,
                          --------------------------------
                               2002               2001
                          -------------      -------------
Expected life (years)           6 years            6 years
Interest rate                         4%                 4%
Dividend yield                       --                 --
Forfeiture rate                       5%                 5%
Volatility                          129%                98%

    Had compensation costs for the Company's stock option plan been determined based on the fair value at the grant date in 2002 and 2001 consistent with the provisions of SFAS No. 123, the Company's net loss and net loss per share would have increased to the pro forma amounts indicated below:

                                          YEAR ENDED DECEMBER 31,
                                     --------------------------------
                                          2002               2001
                                     -------------      -------------
Net loss - as reported               $  (5,433,055)     $  (1,652,004)
Net loss - pro forma                 $  (6,441,617)     $  (1,801,568)
Net loss per share - as reported
 Basic and diluted                   $        (.36)     $        (.14)
Net loss per share - pro forma
 Basic and diluted                   $        (.42)     $        (.15)

NOTE 7 - CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On January 22, 2001, the Company, then known as American Financial Holding, Inc. entered into a purchase agreement (the "Purchase Agreement") with Alyda Macaluso, Laura Avignon, and Lighthouse Capital Insurance Co. whereby the Company issued 15,000,000 shares of common stock (pre-split) and issued $150,000 of promissory notes to the purchasers for $300,000 in cash. Under the terms of the Purchase Agreement, the Company obtained shareholder approval for a 21:4 reverse stock split, which resulted in the 4,279,449 shares of common stock outstanding at December 31, 2000 being consolidated into 199,974 post-split shares. In addition, the 15,000,000 pre-split shares of common stock issued to the purchasers were consolidated into 700,935 post split shares and the $150,000 promissory notes were automatically converted into 2,299,065 post-split shares of common stock; thus bringing the total interest in the Company held by the purchasers to 3,000,000 post-split shares of common stock. Accordingly, the Purchase Agreement resulted in a change in control of the Company.

    On August 10, 2001, the Company acquired Isolagen Technologies through the merger of its wholly-owned subsidiary, Isolagen Acquisition Corp., a Delaware corporation ("Merger Sub"), and an affiliated entity, Gemini IX, Inc., a Delaware corporation ("Gemini"), with and into Isolagen Technologies (the "Merger"). As a result of the Merger, Isolagen Technologies became a wholly-owned subsidiary of the Company. Simultaneously with the Merger, the Company issued 1,346,669 shares, at $1.50 per share, of the Company's restricted common stock to Timothy J. Till, Michael Avignon, Michael Macaluso, and BASR Partnership for consideration totaling $2,020,000 in a private placement and converted $1,450,000 principal amount of Company debt and approximately $625,000 of accrued liabilities of the Company to equity. On November 13, 2001, the Company changed its name to Isolagen, Inc.

NOTE 8 - SUBSEQUENT EVENTS

Additional Financing

    The Company has adopted a plan of financing in order to raise additional capital.

2003 Stock Option and Appreciation Rights Plan

    On January 29, 2003, the Company's Board of Directors approved the 2003 Stock Option and Appreciation Rights Plan (the "2003 Stock Plan"). The 2003 Stock Plan is discretionary and allows for an aggregate of up to 2,500,000 shares of the Company's common stock to be awarded through incentive and non-qualified stock options and stock appreciation rights. The 2003 Stock Plan is administered by the Company's Board of Directors which has exclusion discretion to select participants who will receive the awards and to determine the type, size and terms of each award granted. The 2003 Stock Plan is subject to approval by a vote of the Company's stockholders at their next annual meeting.

Stock Options

    On February 25, 2003, the Company issued to certain officers options to purchase 920,000 shares of the of the Company's common stock at an exercise price of $4.50 per share. The options vest equally over a two year period from the grant date.

Intellectual Property Purchase Agreement

    Subsequent to December 31, 2002, the Company entered into an Intellectual Property Purchase Agreement to acquire two pending patent applications. As consideration, the Company issued the seller 100,000 shares of its Common Stock and royalty equal to (a) 5% of all revenues recognized by the Company or its Affiliates from commercial application of the Intellectual Property made, provided, distributed, sold or manufactured directly by the Company or its Affiliates, or (b) 25% of all revenues recognized by the Company or its Affiliates from licensing, sublicensing, transferring or selling the Intellectual Property to a third party, without offset or deduction for general and administrative or operating costs, subject to a total maximum royalty of $2 million.

                                 Isolagen, Inc.
                         (A Development Stage Company)
                          Consolidated Balance Sheets


                                                                                      June 30,           December 31,
                                                                                        2003                 2002
                                                                                   ---------------      ---------------
                                                                                                (unaudited)
                                                                                    (as restated)        (as restated)
                                                       ASSETS

Current assets
   Cash and cash equivalents                                                       $     3,292,242      $     4,244,640
   Accounts receivable, net of allowance for doubtful accounts                              59,177               40,204
   Inventory                                                                               264,288              138,910
   Other receivables                                                                        99,011              153,583
   Prepaid expenses                                                                        256,902              284,557
                                                                                   ---------------      ---------------
         Total current assets                                                            3,971,620            4,861,894
                                                                                   ---------------      ---------------
Property and equipment, net                                                              2,848,007            2,159,913
Intangible assets                                                                          540,000                   --
Other assets                                                                               143,063              235,857
                                                                                   ---------------      ---------------
Total assets                                                                       $     7,502,690      $     7,257,664
                                                                                   ---------------      ---------------

                                          LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
   Accounts payable                                                                $     1,538,004      $     1,881,236
   Accrued expenses                                                                        743,975              112,224
   Deferred revenue                                                                        271,531               57,274
                                                                                   ---------------      ---------------
         Total current liabilities                                                       2,553,510            2,050,734
                                                                                   ---------------      ---------------
         Total liabilities                                                               2,553,510            2,050,734
                                                                                   ---------------      ---------------
Commitments and contingencies
Shareholders' equity (deficit)
   Preferred stock, $.001 par value; 5,000,000 shares authorized:
      Preferred Stock - Series A $.001 par value; 3,500,000 shares authorized; 2,967,553 and 3,038,507 shares issued and
         outstanding at June 30, 2003 and December 31, 2002, respectively                    2,967                3,039
      Preferred Stock - Series B $.001 par value; 200,000 shares
         authorized; 155,750 shares issued and outstanding                                     156                   --
   Common stock, $.001 par value; 50,000,000 shares
      authorized; 15,571,841 and 15,227,963 shares issued and outstanding
      at June 30, 2003 and December 31, 2002, respectively                                  15,572               15,228
   Additional paid-in capital                                                           31,491,171           25,573,999
   Other comprehensive income                                                              124,970               13,875
   Accumulated deficit during development stage                                        (26,685,656)         (20,399,211)
                                                                                   ---------------      ---------------
         Total shareholders' equity (deficit)                                            4,949,180            5,206,930
                                                                                   ---------------      ---------------
Total liabilities and shareholder's equity                                         $     7,502,690      $     7,257,664
                                                                                   ---------------      ---------------

The accompanying notes are an integral part of these statements.

                                 Isolagen, Inc.
                          (A Development Stage Company)
                      Consolidated Statements of Operations
                                   (unaudited)


                                                                                                               Cumulative
                                                                                                               Period from
                                                                            Six Months Ended                   December 28,
                                                                                 June 30,                     1995 (date of
                                                                   ------------------------------------       inception) to
                                                                                                                 June 30,
                                                                        2003                 2002                  2003
                                                                   ---------------      ---------------      ---------------
                                                                    (as restated)        (as restated)        (as restated)
Revenues
Sales                                                              $        79,796      $         2,518      $     1,520,901
License fees                                                                    --               40,000              260,000
                                                                   ---------------      ---------------      ---------------
      Total revenues                                                        79,796               42,518            1,780,901
Cost of sales                                                               48,861                   --              486,453
                                                                   ---------------      ---------------      ---------------
      Gross profit                                                          30,935               42,518            1,294,448
Selling, general and administrative expenses                             3,523,056            1,474,109           10,683,715
Research and development                                                 1,204,538              647,354            4,974,658
                                                                   ---------------      ---------------      ---------------
      Operating loss                                                    (4,696,659)          (2,078,945)         (14,363,925)
Other income (expense)
   Interest income                                                          10,620               19,063              247,709
   Other income                                                             55,663               32,421               88,084
   Loss on disposal of asset                                                    --                   --               (8,222)
   Interest expense                                                             --                   --             (311,628)
                                                                   ---------------      ---------------      ---------------
      Net loss                                                     $    (4,630,376)     $    (2,027,461)     $   (14,347,982)
                                                                   ---------------      ---------------      ---------------
Deemed dividend associated with beneficial
   conversion of preferred stock                                        (1,244,880)          (9,594,052)         (11,423,824)
Preferred stock dividends                                                 (411,189)             (94,906)            (913,850)
                                                                   ---------------      ---------------      ---------------
Net loss attributable to common stockholders                       $    (6,286,445)     $   (11,716,419)     $   (26,685,656)
                                                                   ---------------      ---------------      ---------------
Per share information

   Net loss - basic and diluted                                              (0.30)               (0.13)               (1.26)
Deemed dividend associated with beneficial
   conversion of preferred stock                                              (.08)                (.63)               (1.00)
Preferred stock dividends                                                     (.03)                (.01)                (.08)
                                                                   ---------------      ---------------      ---------------
Net loss common share - basic and diluted                          $          (.41)     $          (.77)     $         (2.34)
                                                                   ---------------      ---------------      ---------------
Weighted average number of basic and diluted
   common shares outstanding                                            15,348,709           15,189,563           11,385,871
                                                                   ---------------      ---------------      ---------------


The accompanying notes are an integral part of these statements.

                                 Isolagen, Inc.
                          (A Development Stage Company)
                      Consolidated Statements of Operations
                                   (unaudited)



                                                       Three Months Ended June 30,
                                                   ------------------------------------
                                                        2003                  2002
                                                   ---------------      ---------------
                                                    (as restated)        (as restated)
Revenues
  Sales                                            $        79,425                   --
  License fees                                                  --               20,000
                                                   ---------------      ---------------
    Total revenues                                          79,425               20,000
Cost of sales                                               47,867                   --
                                                   ---------------      ---------------
    Gross profit                                            31,558               20,000
Selling, general and administrative expenses             1,862,566              925,597
Research and development                                   613,457              422,272
                                                   ---------------      ---------------
    Operating loss                                      (2,444,465)          (1,327,869)
Other income (expense)
  Interest income                                            3,190               14,525
  Other income                                                  --               32,421
  Interest expense                                              --                   --
                                                   ---------------      ---------------
    Net loss                                       $    (2,441,275)     $    (1,280,923)
                                                   ---------------      ---------------
Deemed dividend associated with the beneficial
  conversion of preferred stock                         (1,244,880)          (9,594,052)
Preferred stock dividends                                 (201,450)             (94,506)
                                                   ---------------      ---------------
Net loss attributable to common shareholders       $    (3,887,605)     $   (10,869,481)
                                                   ---------------      ---------------
Per share information

  Net loss - basic and diluted                               (0.16)               (0.08)
Deemed dividend associated with the beneficial
  conversion of preferred stock                               (.08)                (.63)
Preferred stock dividend                                      (.01)                (.01)
                                                   ---------------      ---------------
Net loss per common share - basic and diluted      $          (.25)     $          (.72)
                                                   ---------------      ---------------
Weighted average number of basic and diluted
  common shares outstanding                             15,343,047           15,189,563
                                                   ---------------      ---------------



The accompanying notes are an integral part of these statements.

                                 Isolagen, Inc.
                          (A Development Stage Company)
                 Consolidated Statements of Shareholders' Equity
                                  (as restated)



                       Series A Preferred Stock      Series B Preferred Stock            Common Stock
                      ---------------------------   ---------------------------   ---------------------------

                         Number                        Number                        Number
                           of                            of                            of
                         Shares         Amount         Shares         Amount         Shares         Amount
                      ------------   ------------   ------------   ------------   ------------   ------------
  Issuance of
    common stock
    for cash on                 --   $         --             --   $         --      2,285,291   $     22,853
    12/28/95
  Issuance of
    common stock
    for cash on                 --             --             --             --         11,149            111
    11/7/96
  Issuance of
    common stock
    for cash on                 --             --             --             --          2,230             22
    11/29/96
  Issuance of
    common stock
    for cash on                 --             --             --             --          6,690             67
    12/19/96
  Issuance of
    common stock
    for cash on                 --             --             --             --         11,148            111
    12/26/96
Net loss                        --             --             --             --             --             --
                      ------------   ------------   ------------   ------------   ------------   ------------
Balance, 12/31/96               --   $         --             --   $         --      2,316,508   $     23,164
  Issuance of
    common stock
    for cash on                 --             --             --             --         21,182            212
    12/27/97
  Issuance of
    common stock
    for Services
    on 9/1/97                   --             --             --             --         11,148            111
  Issuance of
    common stock
    for Services
    on 12/28/97                 --             --             --             --        287,193          2,872
  Net loss                      --             --             --             --             --             --
                      ------------   ------------   ------------   ------------   ------------   ------------
  Balance, 12/31/97             --   $         --             --   $         --      2,636,031   $     26,359



                                                                            Treasury Stock
                                        Accumulated                   ---------------------------
                                          Deficit                                                      Total
                       Additional         During          Other          Number                    Shareholders'
                         Paid-In       Development    Comprehensive        of                         Equity
                         Capital           Stage          Income         Shares         Amount       (Deficit)
                       ------------    ------------   -------------   ------------   ------------  -------------
  Issuance of
    common stock
    for cash on
    12/28/95           $    (22,033)   $         --    $         --             --   $         --   $        820
  Issuance of
    common stock
    for cash on
    11/7/96                  49,889              --              --             --             --         50,000
  Issuance of
    common stock
    for cash on
    11/29/96                  9,978              --              --             --             --         10,000
  Issuance of
    common stock
    for cash on
    12/19/96                 29,933              --              --             --             --         30,000
  Issuance of
    common stock
    for cash on
    12/26/96                 49,889              --              --             --             --         50,000

Net loss                         --        (270,468)             --             --             --       (270,468)
                       ------------    ------------    ------------   ------------   ------------   ------------
Balance, 12/31/96      $    117,656    $   (270,468)   $         --             --   $         --   $   (129,648)
  Issuance of
    common stock
    for cash on
    12/27/97                 94,788              --              --             --             --         95,000
  Issuance of
    common stock
    for Services
    on 9/1/97                36,149              --              --             --             --         36,260
  Issuance of
    common stock
    for Services
    on 12/28/97               7,383              --              --             --             --         10,255
  Net loss                       --         (52,550)             --             --             --        (52,550)
                       ------------    ------------    ------------   ------------   ------------   ------------

  Balance, 12/31/97    $    255,976    $   (323,018)   $         --             --   $         --   $    (40,683)



    The accompanying notes are an integral part of these statements.

                                 Isolagen, Inc.
                          (A Development Stage Company)
           Consolidated Statements of Shareholders' Equity (Continued)
                                  (as restated)



                     Series A Preferred Stock      Series B Preferred Stock            Common Stock
                    ---------------------------   ---------------------------   ---------------------------

                       Number                        Number                        Number
                         of                            of                            of
                       Shares         Amount         Shares         Amount         Shares         Amount
                    ------------   ------------   ------------   ------------   ------------   ------------
  Issuance of
    common stock
    for cash on
    8/23/98                   --   $         --             --   $         --          4,459   $         45
  Repurchase of
    common
    stock on
    9/29/98                   --             --             --             --             --             --
  Net loss                    --             --             --             --             --             --
                    ------------   ------------   ------------   ------------   ------------   ------------
Balance, 12/31/98             --   $         --             --   $         --      2,640,490   $     26,404
  Issuance of
    common stock
    for cash on
    9/10/99                   --             --             --             --         52,506            525
  Net loss                    --             --             --             --             --             --
                    ------------   ------------   ------------   ------------   ------------   ------------
Balance, 12/31/99             --   $         --             --   $         --      2,692,996   $     26,929
  Issuance of
    common stock
    for cash on
    1/18/00                   --             --             --             --         53,583            536
  Issuance of
    common stock
    for Services
    on 3/1/00                 --             --             --             --         68,698            687
  Issuance of
    common stock
    for Services
    on 4/4/00                 --             --             --             --         27,758            278
  Net loss                    --             --             --             --             --             --
                    ------------   ------------   ------------   ------------   ------------   ------------
Balance, 12/31/00             --   $         --             --   $         --      2,843,045   $     28,430



                                                                           Treasury Stock
                     Accumulated                                    ---------------------------
                       Deficit                                                                        Total
                      Additional       During           Other          Number                     Shareholders'
                        Paid-In      Development     Comprehensive       of                          Equity
                        Capital         Stage          Income          Shares         Amount        (Deficit)
                     ------------    ------------    ------------   ------------   ------------   -------------
  Issuance of
    common stock
    for cash on
    8/23/98          $     20,022    $         --    $         --             --   $         --    $     20,067
  Repurchase of
    common
    stock on
    9/29/98                    --              --              --          2,400        (50,280)        (50,280)
  Net loss                     --        (195,675)             --             --             --        (195,675)
                     ------------    ------------    ------------   ------------   ------------    ------------
Balance, 12/31/98    $    278,998    $   (518,693)   $         --          2,400   $    (50,280)   $   (266,571)
  Issuance of
    common stock
    for cash on
    9/10/99               149,475              --              --             --             --         150,000
  Net loss                     --      (1,306,778)             --             --             --      (1,306,778)
                     ------------    ------------    ------------   ------------   ------------    ------------
Balance, 12/31/99    $    425,473    $ (1,825,471)   $         --          2,400   $    (50,280)   $ (1,423,349)
  Issuance of
    common stock
    for cash on
    1/18/00                 1,387              --              --             --             --           1,923
  Issuance of
    common stock
    for Services
    on 3/1/00                (662)             --              --             --             --              25
  Issuance of
    common stock
    for Services
    on 4/4/00                (268)             --              --             --             --              10
  Net loss                     --        (807,076)             --             --             --        (807,076)
                     ------------    ------------    ------------   ------------   ------------    ------------
Balance, 12/31/00    $    425,930    $ (2,632,547)   $         --          2,400   $    (50,280)   $ (2,228,467)



    The accompanying notes are an integral part of these statements.

                                 Isolagen, Inc.
                          (A Development Stage Company)
           Consolidated Statements of Shareholders' Equity (Continued)
                                  (as restated)


                         Series A Preferred Stock          Series B Preferred              Common Stock
                        ---------------------------   ---------------------------   ---------------------------

                           Number                        Number                        Number
                             of                            of                            of
                           Shares         Amount         Shares         Amount         Shares          Amount
                        ------------   ------------   ------------   ------------   ------------   ------------
Issuance of common
  stock for services
  on 7/1/01                       --   $         --             --   $         --        156,960   $      1,570
Issuance of common
  stock for services
  on 7/1/01                       --             --             --             --        125,000          1,250
Issuance of common
  stock for
  capitalization
  of accrued
  salaries on 8/10/01             --             --             --             --         70,000            700
Issuance of common
  stock for
  conversion of
  convertible debt
  on 8/10/01                      --             --             --             --      1,750,000         17,500
Issuance of common
  stock for
  conversion of
  convertible
  shareholder
  notes payable on
  8/10/01                         --             --             --             --        208,972          2,090
Issuance of common
  stock for bridge
  financing
  on 8/10/01                      --             --             --             --        300,000          3,000
Change in par value
  in
  recapitalization
  of Isolagen
  Technologies
  8/10/01                         --             --             --             --             --        (49,085)
Issuance of common
  stock for net
  assets of Gemini
  on 8/10/01                      --             --             --             --      3,942,400          3,942
Issuance of common
  stock for net
  assets of AFH
  on 8/10/01                      --             --             --             --      3,899,547          3,900
Issuance of common
  stock for cash on
  8/10/01                         --             --             --             --      1,346,669          1,347
Transaction and fund
  raising expenses
  on 8/10/01                      --             --             --             --             --             --
Issuance  of
  common stock
  for services on
  8/10/01                         --             --             --             --         60,000             60
Issuance of common
  stock for cash on
  8/28/01                         --             --             --             --         26,667             26
Issuance of common
  stock for services
  on 9/30/01                      --             --             --             --        314,370            314



                                                                              Treasury Stock
                                         Accumulated                   ----------------------------
                                           Deficit                                                       Total
                          Additional       During           Other         Number                     Shareholders'
                            Paid-In      Development    Comprehensive       of                          Equity
                            Capital         Stage          Income         Shares          Amount       (Deficit)
                         ------------    ------------   -------------  ------------    ------------  -------------
Issuance of common
  stock for services
  on 7/1/01              $     (1,514)   $         --   $         --             --    $         --   $         56
Issuance of common
  stock for services
  on 7/1/01                    (1,205)             --             --             --              --             45
Issuance of common
  stock for
  capitalization
  of accrued
  salaries on 8/10/01         327,425              --             --             --              --        328,125
Issuance of common
  stock for
  conversion of
  convertible debt
  on 8/10/01                1,593,846              --             --             --              --      1,611,346
Issuance of common
  stock for
  conversion of
  convertible
  shareholder
  notes payable on
  8/10/01                     133,577              --             --             --              --        135,667
Issuance of common
  stock for bridge
  financing
  on 8/10/01                   (2,892)             --             --             --              --            108
Change in par value
  in
  recapitalization
  of Isolagen
  Technologies
  8/10/01                      (1,195)             --             --         (2,400)         50,280             --
Issuance of common
  stock for net
  assets of Gemini
  on 8/10/01                   (3,942)             --             --             --              --             --
Issuance of common
  stock for net
  assets of AFH
  on 8/10/01                   (3,900)             --             --             --              --             --
Issuance of common
  stock for cash on
  8/10/01                   2,018,653              --             --             --              --      2,020,000
Transaction and fund
  raising expenses
  on 8/10/01                  (48,547)             --             --             --              --        (48,547)
Issuance  of
  common stock
  for services on
  8/10/01                          --              --             --             --              --             60
Issuance of common
  stock for cash on
  8/28/01                      39,974              --             --             --              --         40,000
Issuance of common
  stock for services
  on 9/30/01                  471,241              --             --             --              --        471,555



    The accompanying notes are an integral part of these statements.

                                 Isolagen, Inc.
                          (A Development Stage Company)
           Consolidated Statements of Shareholders' Equity (Continued)
                                  (as restated)

                              Series A Preferred Stock       Series B Preferred Stock              Common Stock
                           -----------------------------   -----------------------------   -----------------------------

                              Number                          Number                          Number
                                of                              of                              of
                              Shares          Amount          Shares          Amount          Shares          Amount
                           -------------   -------------   -------------   -------------   -------------   -------------
Uncompensated
  contribution of
  services - 3rd
  quarter (as restated)               --   $          --              --   $          --              --   $          --
Issuance of common stock
  for services on
  11/1/01                             --              --              --              --         145,933             146
Uncompensated
  contribution of
  services - 4th
  quarter (as restated)               --              --              --              --              --              --
     Net loss (as
       restated)                      --              --              --              --              --              --
                           -------------   -------------   -------------   -------------   -------------   -------------
Balance, 12/31/01 (as
  restated)                           --   $          --              --   $          --      15,189,563   $      15,190
Uncompensated
  contribution of
  services - 1st
  quarter (as restated)               --              --              --              --              --              --
Issuance of preferred
  stock for cash on
  4/26/02                        905,000             905              --              --              --              --
Issuance of preferred
  stock for cash on
  5/16/02                        890,250             890              --              --              --              --
Issuance of preferred
  stock for cash on
  5/31/02                        795,000             795              --              --              --              --
Issuance of preferred
  stock for cash on
  6/28/02                        229,642             230              --              --              --              --
Uncompensated
  contribution of
  services - 2nd
  quarter  (as restated)              --              --              --              --              --              --
Issuance of preferred
  stock for cash on
  7/15/02                         75,108              75              --              --              --              --
Issuance of common stock
  for cash on 8/1/02                  --              --              --              --          38,400              38
Issuance of warrants
  for services on
  9/06/02                             --              --              --              --              --              --
Uncompensated
  contribution of
  services - 3rd
  quarter (as restated)               --              --              --              --              --              --
Uncompensated
  contribution of
  services - 4th
  quarter (as restated)               --              --              --              --              --              --
Issuance of preferred
  stock for dividends            143,507             144              --              --              --              --
Deemed dividend
  associated
  with beneficial
  conversion of
  preferred stock (as
  restated)                           --              --              --              --              --              --
Comprehensive income:
  Net loss (as restated)              --              --              --              --              --              --
Other comprehensive
  income,
  foreign currency
  translation adjustment              --              --              --              --              --              --
  Comprehensive loss
  (as restated)                       --              --              --              --              --              --
                           -------------   -------------   -------------   -------------   -------------   -------------
Balance, 12/31/02 (as
  restated)                    3,038,507   $       3,039              --   $          --      15,227,963   $      15,228



                                                                                     Treasury Stock
                                            Accumulated                      -----------------------------
                                              Deficit                                                            Total
                            Additional        During           Other            Number                       Shareholders'
                              Paid-In       Development     Comprehensive         of                            Equity
                              Capital          Stage           Income           Shares           Amount        (Deficit)
                           -------------   -------------    -------------    -------------   -------------   -------------
Uncompensated
  contribution of
  services - 3rd
  quarter (as restated)    $      55,556   $          --    $          --               --   $          --   $      55,556
Issuance of common stock
  for services on
  11/1/01                        218,754              --               --               --              --         218,900
Uncompensated
  contribution of
  services - 4th
  quarter (as restated)          100,000              --               --               --              --         100,000
     Net loss (as
       restated)                      --      (1,652,004)              --               --              --      (1,652,004)
                           -------------   -------------    -------------    -------------   -------------   -------------
Balance, 12/31/01 (as
  restated)                $   5,321,761   $  (4,284,551)   $          --               --   $          --   $   1,052,400
Uncompensated
  contribution of
  services - 1st
  quarter (as restated)          100,000              --               --               --              --         100,000
Issuance of preferred
  stock for cash on
  4/26/02                      2,817,331              --               --               --              --       2,818,236
Issuance of preferred
  stock for cash on
  5/16/02                      2,772,239              --               --               --              --       2,773,129
Issuance of preferred
  stock for cash on
  5/31/02                      2,473,380              --               --               --              --       2,474,175
Issuance of preferred
  stock for cash on
  6/28/02                        712,991              --               --               --              --         713,221
Uncompensated
  contribution of
  services - 2nd
  quarter  (as restated)         100,000              --               --               --              --         100,000
Issuance of preferred
  stock for cash on
  7/15/02                        233,886              --               --               --              --         233,961
Issuance of common stock
  for cash on 8/1/02              57,562              --               --               --              --          57,600
Issuance of warrants
  for services on
  9/06/02                        103,388              --               --               --              --         103,388
Uncompensated
  contribution of
  services - 3rd
  quarter (as restated)          100,000              --               --               --              --         100,000
Uncompensated
  contribution of
  services - 4th
  quarter (as restated)          100,000              --               --               --              --         100,000
Issuance of preferred
  stock for dividends            502,517        (502,661)              --               --              --              --
Deemed dividend
  associated
  with beneficial
  conversion of
  preferred stock (as
  restated)                   10,178,944     (10,178,944)              --               --              --              --
Comprehensive income:
  Net loss (as restated)              --      (5,433,055)              --               --              --      (5,433,055)
Other comprehensive
  income,
  foreign currency
  translation adjustment              --              --           13,875               --              --          13,875
                                                                                                             -------------
  Comprehensive loss
  (as restated)                       --              --               --               --              --      (5,419,180)
                           -------------   -------------    -------------    -------------   -------------   -------------
Balance, 12/31/02 (as
  restated)                $  25,573,999   $ (20,399,211)   $     (13,875)              --   $          --   $   5,206,930


    The accompanying notes are an integral part of these statements.

                                 Isolagen, Inc.
                          (A Development Stage Company)
           Consolidated Statements of Shareholders' Equity (Continued)
                                  (as restated)


                                     Series A Preferred Stock          Series B Preferred Stock             Common Stock
                                  ------------------------------    -----------------------------   ------------------------------

                                     Number                            Number                          Number
                                       of                                of                              of
                                     Shares           Amount           Shares          Amount          Shares           Amount
                                  -------------    -------------    -------------   -------------   -------------    -------------
Issuance of common stock
  for cash on 1-7-03                         --               --               --              --          61,600               61
Issuance of common
  stock for patent
  pending acquisition
  on 3/31/03                                 --               --               --              --         100,000              100
Cancellation of common
  stock on 3/31/03                           --               --               --              --         (79,382)             (79)
Uncompensated
  contribution of
  services - 1st
  quarter (as restated)                      --               --               --              --              --               --
Issuance of preferred
  stock for cash on
  5/9/03                                     --               --          110,250             110              --               --
Issuance of preferred
  stock for cash on
  5/16/02                                    --               --           45,500              46              --               --
Conversion of preferred
  stock into common
  stock-2nd qtr                         (70,954)             (72)              --              --         147,062              147
Conversion of warrants
  into common stock-2nd qtr                  --               --               --              --         114,598              115
Uncompensated
  contribution of
  services - 2nd
  quarter (as restated)                      --               --               --              --              --               --
Issuance of preferred
  stock for dividends                        --               --               --              --              --               --
Deemed dividend
  associated with
  beneficial conversion
  of preferred stock                         --               --               --              --              --               --
Comprehensive income:
  Net loss (as restated)                     --               --               --              --              --               --
Other comprehensive
  income, foreign currency
  translation adjustment                     --               --               --              --              --               --

Comprehensive loss
  (as restated)                              --               --               --              --              --               --
                                  -------------    -------------    -------------   -------------   -------------    -------------
 Balance, 6/30/03 (as restated)       2,967,553    $       2,967           155,75   $         156   $  15,571,841    $      15,572
                                  -------------    -------------    -------------   -------------   -------------    -------------



                                                                                             Treasury Stock
                                                      Accumulated                     -----------------------------
                                                        Deficit                                                           Total
                                     Additional         During           Other           Number                       Shareholders'
                                       Paid-In        Development     Comprehensive        of                            Equity
                                       Capital           Stage           Income          Shares          Amount         (Deficit)
                                    -------------    -------------    -------------   -------------   -------------   -------------
Issuance of common stock
  for cash on 1-7-03                       92,339               --               --              --              --          92,400
Issuance of common
  stock for patent
  pending acquisition
  on 3/31/03                              539,900               --               --              --              --         540,000
Cancellation of common
  stock on 3/31/03                       (118,994)              --               --              --              --        (119,073)
Uncompensated
  contribution of
  services - 1st
  quarter (as restated)                   100,000               --               --              --              --         100,000
Issuance of preferred
  stock for cash on
  5/9/03                                2,773,218               --               --              --              --       2,773,328
Issuance of preferred
  stock for cash on
  5/16/02                               1,145,704               --               --              --              --       1,145,750
Conversion of preferred
  stock into common
  stock-2nd qtr                            40,240               --               --              --              --          40,315
Conversion of warrants
  into common stock-2nd qtr                  (115)              --               --              --              --              --
Uncompensated
  contribution of
  services - 2nd
  quarter (as restated)                   100,000               --               --              --              --         100,000
Issuance of preferred
  stock for dividends                          --         (411,189)              --                              --              --
Deemed dividend
  associated with
  beneficial conversion
  of preferred stock                    1,244,880       (1,244,880)              --              --              --              --
Comprehensive income:
  Net loss (as restated)                       --       (4,630,376)              --              --              --       (,630,376)
Other comprehensive
  income, foreign currency
  translation adjustment                       --               --          111,095              --              --         111,095
                                                                                                                      -------------
Comprehensive loss
  (as restated)                                --               --               --              --              --      (4,519,281)
                                    -------------    -------------    -------------   -------------   -------------   -------------
 Balance, 6/30/03 (as restated)     $  31,491,171    $ (26,685,656)   $     124,970              --   $          --   $   4,949,180
                                    -------------    -------------    -------------   -------------   -------------   -------------


    The accompanying notes are an integral part of these statements.

                                 Isolagen, Inc.
                          (A Development Stage Company)
                      Consolidated Statements of Cash Flows


                                                                                                      Cumulative
                                                                                                     Period from
                                                                       Six Months Ended              December 28,
                                                                           June 30,                  1995 (date of
                                                              ----------------------------------     inception) to
                                                                                                       June 30,
                                                                   2003               2002               2003
                                                              ---------------    ---------------    ---------------
                                                               (as restated)      (as restated)      (as restated)
Cash flows from operating activities
   Net loss                                                   $    (4,630,376)   $    (2,027,461)   $   (14,347,982)
   Adjustments to reconcile net loss to net
      cash used in operating activities:
         Common stock issued for services                                  --             43,573          1,209,783
         Uncompensated contribution of services                       200,000            200,000            755,556
         Depreciation                                                 357,077              8,918            524,606
         Loss on sale of property and equipment                            --                 --              8,222
         Change in operating assets and liabilities:
           (Increase) in accounts receivable                          (18,973)           (32,392)           (59,177)
           (Increase) decrease in other receivables                    54,572                 --            (99,011)
           (Increase) in inventory                                   (125,378)                --           (264,288)
           (Increase) decrease in prepaid expenses                     27,655                 --           (256,902)
           Increase (decrease) in other assets                         92,794            (18,443)           (22,713)
           Increase (decrease) in accounts payable                   (343,232)            94,681          1,538,004
           Increase in accrued expenses                               220,519            134,880            332,743
           Increase (decrease) in deferred revenue                    214,257            (40,000)           271,531
                                                              ---------------    ---------------    ---------------
             Net cash used in operating activities                 (3,951,085)        (1,636,244)       (10,409,628)
                                                              ---------------    ---------------    ---------------
Cash flows from investing activities
   Purchase of property and equipment                              (1,045,170)           (86,327)        (3,381,834)
   Proceeds from the sale of property and equipment                        --                 --              1,000
                                                              ---------------    ---------------    ---------------
             Net cash used in investing activities                 (1,045,170)           (86,327)        (3,380,834)
                                                              ---------------    ---------------    ---------------
Cash flows from financing activities
   Proceeds from the issuance of preferred stock                    3,919,078          8,778,762         12,931,800
   Proceeds from convertible debt                                          --                 --          1,450,000
   Proceeds from notes payable to shareholders                             --                 --            135,667
   Proceeds from the issuance of common stock                          92,400                 --          2,617,810
   Merger and acquisition expenses                                         --                 --            (48,547)
   Repurchase of common stock                                              --                 --            (50,280)
                                                              ---------------    ---------------    ---------------
             Net cash provided by financing activities              4,011,478          8,778,762         17,036,450
                                                              ---------------    ---------------    ---------------
Effect of exchange rate changes on cash balance                        32,379                477             46,254
Net increase (decrease) in cash and cash equivalents                 (952,398)         7,056,668          3,292,242
Cash and cash equivalents, beginning of period                      4,244,640          1,380,824                 --
                                                              ---------------    ---------------    ---------------
Cash and cash equivalents, end of period                      $     3,292,242    $     8,437,492    $     3,292,242
                                                              ---------------    ---------------    ---------------
Supplemental disclosures of cash flow information:
   Cash paid for interest                                     $            --    $            --    $       150,283
                                                              ---------------    ---------------    ---------------
   Deemed dividend associated with beneficial conversion of
      preferred stock                                               1,244,880          9,594,052         11,423,824
                                                              ---------------    ---------------    ---------------
   Preferred stock dividend                                           411,189             94,906            913,850
                                                              ---------------    ---------------    ---------------
   Common stock issued for services                                        --             43,573          1,209,783
                                                              ---------------    ---------------    ---------------
   Uncompensated contribution of services                             200,000            200,000            755,556
                                                              ---------------    ---------------    ---------------


The accompanying notes are an integral part of these statements.

                                 Isolagen, Inc.
                          (A Development Stage Company)
              Notes to Unaudited Consolidated Financial Statements

NOTE 1 -  BASIS OF PRESENTATION, BUSINESS AND ORGANIZATION


    Isolagen, Inc. f/k/a American Financial Holding, Inc., a Delaware corporation ("Isolagen" or the "Company") is the parent company of Isolagen Technologies, Inc., a Delaware corporation ("Isolagen Technologies"). Isolagen Technologies is the parent company of Isolagen Europe Limited ("Isolagen Europe"), a company organized under the laws of the United Kingdom and wholly-owned subsidiary of Isolagen Technologies. Isolagen Technologies is the parent company of Isolagen Australia Pty Limited ("Isolagen Australia"), a company organized under the laws of the Australia and wholly-owned subsidiary of Isolagen Technologies. The common stock, par value $0.001 per share, of the Company ("Common Stock") is traded on the American Stock Exchange ("AMEX") under the symbol "ILE."


    Isolagen is an emerging pharmaceutical bioscience company specializing in the development and commercialization of autologous cellular therapy for hard and soft tissue regeneration and other therapies. Isolagen currently holds five patents. Autologous cellular therapy is a process whereby a patient's own cells are extracted, reproduced and then reintroduced to the patient for specific cosmetic and medical applications. Unlike other applications for the treatment of dermal defects, Isolagen utilizes only the patient's unique, living cells to produce the patient's own collagen. There is no foreign substance utilized in this treatment protocol. Isolagen's goal is to become an industry leader in the research, development and commercialization of autologous cellular therapy which stimulate a patient's own collagen production.


    In 1995, Isolagen Technologies began treating a small percentage of patients to correct defects (e.g., wrinkles, depressions and scarring) in the patient's face. Between 1995 and 1999, approximately 200 doctors utilized the Isolagen Process on approximately 963 patients with positive results. In 1997, the FDA began regulating the science of biologics. Biologics, in contrast to drugs that are chemically synthesized, are derived from living sources (such as humans, animals, and microorganisms) like the Isolagen Process. In 1995, when Isolagen Technologies began operations, the FDA had no regulations governing this area of biologics. After reviewing the new regulations and seeking the advice of consultants, Isolagen concluded that the use of the Isolagen Process in cosmetic applications did not require the approval of the FDA. In 1999, Isolagen Technologies filed a request for authorization from the FDA to administer an investigational drug or biological product to humans. Such authorization must be secured prior to commercialization of any new drug or biological product. The FDA placed the authorization on clinical hold until Isolagen Technologies' manufacturing processes and procedures were changed to meet these new biologics standards, and FDA approval is obtained. In April 2002, the FDA approved Isolagen's Investigational New Drug Application ("IND") for the treatment of wrinkles and scars and clinical trial are underway. The Company's Phase III/Exploratory trial for dermal defects has commenced, is being conducted in ten sites, and involves physicians who are either plastic surgeons or dermatologists with practices that emphasize aesthetic procedures. The patients' enrollment has been completed and totals one hundred fifty-two patients. To date, 100% of the patients have had their first consultation. The final patient injection are scheduled for November 2003. This Phase III/Exploratory trial is a double-blind study with 75% of the patients receiving the therapeutic dosage and the remaining 25% receiving a placebo. In addition, in January of 2003, Isolagen commenced a double-blind Phase II trial under the IND, which is a two-site dose ranging study of forty patients. Isolagen is completing its analysis of the data from the Phase II trial. Finally, Isolagen also has a Phase I clinical trial of twenty-one patients for dental applications addressing gingival recession. Isolagen expects to complete this study in the first quarter of 2004.



    The Company received a letter from the FDA dated October 28, 2003, from the Office of Cellular, Tissue, and Gene Therapies. The letter is in response to our request for clarification of study design comments that the FDA alluded to previously. The Company believes that they will be able to respond to all comments in the letter and will be doing so in a face to face meeting with the FDA at the end of 2003. The majority of issues relate to comments that have already been addressed and are the subject of submissions which we will make in preparation for our upcoming meeting with the FDA. At that time, the Company will attempt to resolve any remaining study design issues. Successful resolution of these issues with the FDA may permit the Company to use the study data from the Phase III/Exploratory study for license application or to supplement this data with well controlled additional studies. However, there can be no assurance that we will be able to satisfy the study design issues presented by the FDA.


    The Company's goal is to become an industry leader in the research, development and commercialization of autologous cellular therapy which stimulate a patient's own collagen production. The Company, through Isolagen Europe, has commenced commercial operations in the United Kingdom and is pursuing commercial operations through subsidiaries, joint ventures or license arrangements in Australia, South Korea, Hong Kong, Brazil, Mexico and elsewhere. The Company is investigating regulatory and other requirements in these countries and evaluating markets and potential joint venture partners and licensees. In July 2003, the Company received License No. 174347 from the Therapeutic Goods Administration ("TGA"), in Australia, to begin the manufacture of autologous fibroblasts including the initiation of primary cultures of fibroblasts, the propagation of fibroblasts, the harvesting of cultured fibroblasts, the storage of cultured fibroblasts and release for supply of cultured fibroblasts. The Company is not in a position to predict, when or if licenses will be granted in any jurisdiction.

    Through June 30, 2003, the Company has been primarily engaged in developing its initial product technology, recruiting personnel, commencing its United Kingdom operations and raising capital. In the course of its development activities, the Company has sustained losses and expects such losses to continue through 2004. The Company will finance its operations primarily through its existing cash, future financing and revenues.

    The Company's ability to operate profitably under its current business plan is largely contingent upon its success in obtaining further sources of debt and equity capital, prompt regulatory approval to sell its products and upon its continued expansion. The Company will require additional capital in the future to expand its operations. No assurance can be given that the Company will be able to obtain any such additional capital, either through equity or debt financing, on satisfactory terms or at all. Additionally, no assurance can be given that any such financing, if obtained, will be adequate to meet the Company's ultimate capital needs and to support the Company's growth. If adequate capital cannot be obtained on satisfactory terms, the Company's operations could be negatively impacted.

    If the Company achieves growth in its operations in the next few years, such growth could place a strain on its management, administrative, operational and financial infrastructure. The Company's ability to manage its operations and growth requires the continued improvement of operational, financial and management controls, reporting systems and procedures. In addition, the Company may find it necessary to hire additional management, financial and sales and marketing personnel to manage the Company's expanding operations. If the Company is unable to manage this growth effectively and successfully, the Company's business, operating results and financial condition may be materially adversely affected.

    As of June 30, 2003, the Company had a cash balance of $3,292,242. As of August 7, 2003, the Company had a cash balance of approximately $2.2 million. The long-term viability of the Company is dependent upon successful operation of its business and the ability to raise additional debt and equity within the near future.


Acquisition and merger and basis of presentation



    On August 10, 2001, Isolagen Technologies consummated a merger with American Financial Holdings, Inc. ("AFH") and Gemini IX, Inc. ("Gemini"). Pursuant to an Agreement and Plan of Merger, dated August 1, 2001, by and among AFH, ISO Acquisition Corp, a Delaware corporation and wholly-owned subsidiary of AFH ("Merger Sub"), Isolagen Technologies, Gemini, a Delaware corporation, and William J Boss, Jr., Olga Marko and Dennis McGill, stockholders of Isolagen Technologies (the "Merger Agreement"), AFH (i) issued 5,453,977 shares of its common stock, par value $0.001 to acquire, in a privately negotiated transaction, 100% of the issued and outstanding common stock (195,707 shares, par value $0.01, including the shares issued immediately prior to the Merger for the conversion of certain liabilities, as discussed below) of Isolagen Technologies, and (ii) issued 3,942,000 shares of its common stock to acquire 100% of the issued and outstanding common stock of Gemini. Pursuant to the terms of the Merger Agreement, Merger Sub, together with Gemini, merged with and into Isolagen Technologies (the "Merger"), and AFH was the surviving corporation. AFH subsequently changed its name to Isolagen, Inc. on November 13, 2001.



    Prior to the Merger, Isolagen Technologies had no active business and was seeking funding to begin U.S. Food and Drug Administration ("FDA") trials of the Isolagen Process. AFH was a non-operating, public shell company with limited assets. Gemini was a non-operating private company with limited assets and was unaffiliated with AFH.



    Since AFH and Gemini had no operations and limited assets at the time of the Merger, the merger has been accounted for as a recapitalization of Isolagen Technologies and an issuance of common stock by Isolagen Technologies for the net assets of AFH and Gemini. In the recapitalization, Isolagen Technologies is treated as having affected (i) a 27.8694 for 1 stock split, whereby the 195,707 shares of its common stock outstanding immediately prior the merger are converted into the 5,453,977 shares of common stock received and held by the Isolagen Technologies stockholders immediately after the merger, and (ii) a change in the par value of its common stock, from $0.01 per share to $0.001 per share. The stock split has been reflected in the accompanying consolidated financial statements by retroactively restating all shares and per share amounts. The change in par value is reflected by a transfer between the common stock and additional paid-in capital accounts at the date of the Merger. The stock issuances are accounted for as the issuance of (i) 3,942,400 shares for the net assets of Gemini, recorded at their book value, and (ii) the issuance of 3,899,547 shares (the number of shares AFH had outstanding immediately prior to the Merger) for the net assets of AFH, recorded at their book value.



    Immediately prior to and as a condition of the Merger, Isolagen Technologies issued an aggregate of 2,328,972 shares (post split) of its common stock to convert to equity an aggregate of $2,075,246 of liabilities, comprised of (i) accrued salaries of $328,125, (ii) convertible debt and related accrued interest of $1,611,346, (iii) convertible shareholder notes and related accrued interest of $135,667 and (iv) bridge financing costs of $108. Simultaneous with the Merger, the Company sold 1,346,669 shares of restricted common stock to certain accredited investors in a private placement transaction. The consideration paid by such investors for the shares of common stock aggregated $2,020,000 in transactions exempt from the registration requirements of the Securities Act. The net cash proceeds of this private placement were used to fund Isolagen's research and development projects and the initial FDA trials of the Isolagen Process, to explore the viability of entering foreign markets, to provide working capital and for general corporate purposes.



    The financial statements presented include Isolagen, Inc. and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated. Isolagen Technologies was, for accounting purposes, the continuing entity of the Merger, and accordingly for the periods prior to the Merger, the financial statements reflect the financial position, results of operations and cash flows of Isolagen Technologies. The assets, liabilities, operations and cash flows of AFH and Gemini are included in the consolidated financial statements from August 10, 2001 onward.


NOTE 2 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Interim financial information

    The financial statements included herein, which have not been audited pursuant to the rules and regulations of the Securities and Exchange Commission, reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of financial position, results of operations and cash flows for the interim periods on a basis consistent with the annual audited statements. All such adjustments are of a normal recurring nature. The results of operations for interim periods are not necessarily indicative of the results that may be expected for any other interim period of a full year. Certain information, accounting policies and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulation, although the Company believes that the disclosures are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the Company's audited financial statements included in the Company's current report on Form 10-KSB filed with the Securities and Exchange Commission on March 31, 2003.

Restatement of financial statements

    Subsequent to the issuance of the Company's financial statements as of June 30, 2003 and for the six month and three month periods ended June 30, 2003 and 2002, the Company identified several errors that were required to be corrected in the previously reported financial statements. The principal reasons and effects of the adjustments are summarized below:

    Beneficial Conversion Feature: During 2003 and 2002, the Company completed private placements of Series A and Series B Convertible Preferred Stock. Imbedded within the instruments was a beneficial conversion feature that was not recorded. Accordingly, the Company revised its financial statements as of June 30, 2003 and for the six month and three month periods ended June 30, 2003 and 2002 to record deemed dividends to the holders of the preferred stock totaling $1,244,880 and $9,594,052 for the six and three month periods ended June 30, 2003 and 2002, respectively. The Company's financial statements reflect an increase in the retained deficit and a corresponding increase in paid-in capital for this amount. The deemed dividend associated with the beneficial conversion is calculated as the difference between the fair value of the underlying common stock less the proceeds that have been received for the Series A Preferred Stock and the Series B Preferred Stock limited to the value of the proceeds received. Also, the Company has included preferred dividends accrued for the six months ended June 30, 2003 and 2002 of $411,189 and $94,906, respectively, and for the three months ended June 30, 2003 and 2002 of $201,450 and $94,906, respectively, in the computation of net loss attributable to common shareholders.

    Contributed Services: During 2002 and 2001, certain officers and directors of the Company were not compensated for a portion of their services provided to Company. The financial statements are to reflect the total cost of conducting its business which includes the value of contributed services. Accordingly, the Company has recorded contribution services from officers totaling $200,000 for each of the six month periods ended June 30, 2003 and 2002 and $100,000 for each of the three month periods ended June 30, 2003 and 2002, respectively. We estimated the value of the contributed services based upon our estimate of their fair market value. This contribution of services was recorded as an increase in compensation expense and an increase in additional paid in capital.

    Weighted Average Shares Utilized in the Calculation Percentage Loss Per
Share: Similar to a reverse merger, the weighted average shares outstanding utilized in the computation of earnings per share are to be adjusted to give effect as if the Merger transaction had occurred as of the beginning of the earliest year presented, similar to a stock split. For all years presented prior to the Merger, the weighted average shares outstanding were not adjusted to reflect the recapitalization as of the earliest period presented. Accordingly, the Company has retroactively restated its financial statements to the earliest period presented for the purposes of computing weighted average shares outstanding and loss per share data.

    Together these restatements changed the net loss per share attributable to common shareholders from $0.29 to $0.41 for the six months ended June 30, 2003, from $0.12 to $0.77 for the six months ended June 30, 2002, from $0.15 to $0.25 for the three months ended June 30, 2003, from $0.08 to $0.72 for the three months ended June 30, 2002, and the cumulative from inception net loss per share has decreased from $2.37 to $2.34.

Statement of cash flows

    For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Concentration of credit risk

    The Company maintains its cash with a major U.S. domestic bank. The amounts held in this bank exceed the insured limit of $100,000 from time to time. The terms of these deposits are on demand to minimize risk. The Company has not incurred losses related to these deposits.

    The Company is subject to risks common to companies in the development stage including, but not limited to, development of new products, development of markets and distribution channels, dependence on key personnel, and the ability to obtain additional capital as needed to fund its product plans. The Company has a limited operating history and has yet to generate any significant revenues from customers. To date, the Company has been funded by private debt and equity financings. The Company's ultimate success is dependent upon its ability to raise additional capital and to successfully develop and market its products.

    The products developed by the Company require approvals from the United States FDA or other international regulatory agencies prior to commercial sales. There can be no assurance that all of the Company's products will receive the necessary approvals. If the Company was denied such approvals or such approvals were delayed, it may have a material adverse impact on the Company.

Inventory

    Inventory primarily consists of raw materials used in the Isolagen Process. Inventory is stated at the lower of cost or market and cost is determined by the weighted average method.

Property and equipment

    Property and equipment, consisting primarily of lab equipment, computer equipment, leasehold improvements, and office furniture and fixtures is carried at cost less accumulated depreciation. Depreciation for financial reporting purposes is provided by the straight-line method over the estimated useful lives of three to five years subject to half year convention. Leasehold improvements are amortized using the straight-line method over the remaining life of the lease. The cost of repairs and maintenance is charged against income as incurred.

Intangible assets

In the first quarter of 2003, the Company entered into an Intellectual Property Purchase Agreement to acquire two pending patent applications. As consideration, the Company issued the seller 100,000 shares of its Common Stock and royalty equal to (a) 5% of all revenues recognized by the Company or its Affiliates from commercial application of the Intellectual Property made, provided, distributed, sold or manufactured directly by the Company or its Affiliates, or (b) 25% of all revenues recognized by the Company or its Affiliates from licensing, sublicensing, transferring or selling the Intellectual Property to a third party, without offset or deduction for general and administrative or operating costs, subject to a total maximum royalty of $2 million. The pending patent applications are recorded as intangible assets at their acquisition cost and will be amortized over their estimated useful lives on a straight-line basis.

Earnings per share data

    Basic earnings (loss) per share is calculated based on the weighted average common shares outstanding during the period. Diluted earnings per share also gives effect to the dilutive effect of stock options, warrants and convertible preferred stock (calculated based on the treasury stock method). The Company does not present diluted earnings per share for years in which it incurred net losses as the effect is antidilutive.

    Shares of Isolagen common stock outstanding prior to the Merger were deemed converted to its equivalent shares of the Company's common stock using a conversion factor as defined in the Merger Agreement.

Stock-based compensation

    The Company accounts for its stock-based compensation under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123 - "Accounting for Stock Based Compensation." Under SFAS No. 123, the Company is permitted to either record expenses for stock options and other employee compensation plans based on their fair value at the date of grant or to continue to apply its current accounting policy under Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees," ("APB No. 25"), and recognize compensation expense, if any, based on the intrinsic value of the equity instrument at the measurement date. The Company elected to continue following the provisions of APB No. 25.

    In December 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure". This statement provides guidance for those companies wishing to voluntarily change to the fair value based method of accounting for stock-based compensation. The statement also amends the disclosure requirements of SFAS No, 123, requiring prominent disclosure in annual and interim financial statements regarding a company's method for accounting for stock-based employee compensation and the effect of the method on reported results. While Isolagen continues to utilize the disclosure-only provisions of SFAS No. 123, it has modified its disclosures to comply with the new statement.

Income taxes

    An asset and liability approach is used for financial accounting and reporting for income taxes. Deferred income taxes arise from temporary differences between income tax and financial reporting and principally relate to recognition of revenue and expenses in different periods for financial and tax accounting purposes and are measured using currently enacted tax rates and laws. In addition, a deferred tax asset can be generated by net operating loss carryforwards ("NOLs"). If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

Revenue recognition

    The Company recognizes revenue from product sales when goods are shipped and the risk of loss transfers to the customer. Revenue from licenses and other upfront fees are recognized on a ratable basis over the term of the respective agreement. Milestone payments are recognized upon successful completion of a performance milestone event. Any amounts received in advance of performance are recorded as deferred revenue. The Company recognizes revenue over the period the service is performed in accordance with SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services rendered, (3) the fee is fixed and determinable, and (4) collectibility is reasonably assured. We believe that all of these conditions are met at the time of shipment. Currently, three injections are recommended, although the decision to utilize one, two or three injections is between the attending physician and his/her patient. The amount invoiced is fixed and determinable and only varies among customers depending upon the number of injections requested. There is no performance provision under any arrangement with any doctor and there is no right to refund, or returns for unused injections.

    Currently the Isologen Process is delivered through an attending physician to each patient in the Company's recommended regimen of up to three injections. Each injection has stand alone value to the patient. The Company invoices the attending physician upon that physician submitting his/her patient's tissue sample to the Company; thus the contractual arrangement is between the Company and the medical professional. The amount invoiced varies directly with the number of injections requested. All orders are paid in advance by the physician and are not refundable. Revenue is deferred until shipment, provided no significant obligations remain, and is recognized in installments corresponding to the number of injections shipped to the attending physician. Due to the short shelf life, each injection is cultured on an as needed basis and shipped prior to the individual injection being administered by the physician. The amount of the revenue deferral represents the fair value of the remaining undelivered injections defined in accordance with EITF 00-21, which addresses the issue of accounting for arrangements that involve the delivery of multiple products or services. Should the physician discontinue the regimen prematurely all remaining deferred revenue is recognized.

Promotional incentives

    The Company periodically offers promotional incentives to physicians on a case-by-case basis. Promotional incentives are provided to physicians in the form of 'at no charge' Isolagen Treatments and Isolagen Treatments offered at a discount to the suggested price list. The Company does not receive any identifiable benefit from the physicians in exchange for any promotional incentives granted.

    The Company does not record any revenue related to 'at no charge' Isolagen Treatments and the cost to provide such treatments is expensed as incurred. The Company records any discounts granted as a reduction in revenue (i.e.net revenue after discount) from that specific transaction. The Company believes this accounting treatment complies with Emerging Issues Task Force ("EITF")-01-09:
Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products).

Foreign currency translation

    The financial position and results of operations of the Company's foreign subsidiaries are generally determined using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rate in effect at each year-end. Income statement accounts are translated at the average rate of exchange prevailing during the year. Adjustments arising from the use of differing exchange rates from period to period are included in other comprehensive income in stockholders' equity. Gains and losses resulting from foreign currency transactions are included in earnings and have not been material in any one year.

Comprehensive income

    Comprehensive income encompasses all changes in equity other than those with stockholders and consists of net earnings and foreign currency translation adjustments. The Company does not provide for U.S. income taxes on foreign currency translation adjustments since it does not provide for such taxes on undistributed earnings of foreign subsidiaries.

Research and development expenses

    Research and development expenses include direct costs, research-related overhead, and costs associated with improved process science, manufacturing and cost reduction are charged to operations as incurred.

Estimates

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent accounting pronouncements

    In December 2002, the Emerging Issues Task Force, ("EITF"), issued EITF Issue 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. EITF 00-21 provides guidance on determining whether a revenue arrangement contains multiple deliverable items and if so, requires that revenue be allocated amongst the different items based on fair value. EITF 00-21 also requires that revenue or any item in a revenue arrangement with multiple deliverables not delivered completely must be deferred until delivery of the item is completed. The guidance in EITF 00-21 is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The Company does not expect that implementation of EITF 00-21 will have a material impact on its results of operations or financial position.

    In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure". This statement provides guidance for those companies wishing to voluntarily change to the fair value based method of accounting for stock-based compensation. The statement also amends the disclosure requirements of Statement 123, requiring prominent disclosure in annual and interim financial statements regarding a company's method for accounting for stock-based employee compensation and the effect of the method on reported results. While Isolagen continues to utilize the disclosure-only provisions of SFAS No. 123, it has modified its disclosures to comply with the new statement.

    In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities", which requires the consolidation of variable interest entities. FIN 46 is applicable to variable interest entities created after January 31, 2003. Variable interest entities created prior to February 1, 2003 must be consolidated effective July 1, 2003. Isolagen adopted FIN 46 in the quarter ended June 30, 2003, and it did not have a material impact on our financial position or results of operations.

    In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133. SFAS 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. Isolagen will adopt SFAS 149 effective July 1, 2003, and does not expect that the provisions of SFAS 149 will have a material impact on the Company's financial position or results of operations.

    In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS 150 requires that certain financial instruments, which under previous guidance were accounted for as equity, must now be accounted for as liabilities. The financial instruments affected include mandatory redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock. SFAS 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS 150 was adopted in the quarter ended June 30, 2003 and it did not have an impact of the Company's financial positions or results of operations.

NOTE 3 -  CONTINGENCIES

    On October 9, 1996, the Company was advised by the Enforcement Division of the Securities and Exchange Commission (the "Commission") that it is considering recommending that the Commission bring an enforcement action, which could include a civil penalty, against the Company in U.S. District Court for failing to file timely periodic reports in violation of Section 13(a) of the Securities and Exchange Act of 1934 and the rules thereunder.

    In October 1996, the Company also received a request for the voluntary production of information to the Enforcement Division of the Commission related to the resignation of Coopers & Lybrand LLP and the termination of Arthur Andersen LLP and the appointment of Jones, Jensen & Company as the Company's independent public accountants and the reasons therefore. In addition, the Company was requested to provide certain information respecting its previous sales of securities. The Company cooperated in providing information in response to these inquiries in early 1997. The Company has not been advised of the outcome of the foregoing, and has had no further contact by the Enforcement Division of the Commission.

NOTE 4 -  EQUITY

    From the date of the Merger through June 30, 2003, the Company has not paid compensation to certain officers and directors. Accordingly, the Company has capitalized the estimated fair value of these services. The uncompensated contributed services totaled $200,000 for each of the six month periods ended June 30, 2002 and 2003. We estimated the value of the contributed services based upon our estimate of their fair market value. This contribution of services was recorded as an increase to compensation expense and increase in additional paid in capital.

    During the six months ended June 30, 2003, the Company issued 61,600 shares of common stock for cash totaling $92,400 in connection with the exercise of stock options and issued 114,598 shares of common stock in exchange for cashless exercise of warrants.

    In May 2003, the Company sold in a private offering 155,750 shares of Series B Convertible Preferred Stock, par value $0.001 per share, at an offering price of $28 per share. Each share of Series B preferred stock is convertible into 8 shares of common stock at any time after issuance and accrues dividends at 6% per annum payable in cash or additional shares of Series B Preferred Stock. After deducting the costs and expenses associated with the sale, the Company received cash totaling $3,919,078. In conjunction with the private offering, the Company issued to the placement agent warrants to purchase 124,600 shares of common stock with an exercise price of $3.50 per share. The warrants are exercisable immediately after grant and expire five years thereafter. The fair value of the warrants granted to the placement agent, based on the Black-Scholes valuation model is estimated to be $2.77 per warrant. The value of the warrants granted has been offset from the proceeds received from the sale of the Series B Preferred Stock and recorded as additional paid in capital.

    The price of the preferred stock sold was $28 per share. The market value of the Company's common stock sold on the dates that the preferred stock was sold had a range of $4.40 - $4.54 per common share. In accordance with EITF 00-27 this created a beneficial conversion to the holders of the preferred stock and a deemed dividend to the preferred stockholders totaling $1,244,880 was recorded by the Company with a corresponding amount recorded as additional paid-in capital. The deemed dividend associated with the beneficial conversion is calculated as the difference between the fair value of the underlying common stock less the proceeds that have been received for the Series B Preferred Stock limited to the value of the proceeds received.

    In April 2003, the Company issued 150,000 warrants to purchase its common stock with an exercise price of $3.50 per share in conjunction with a distribution agreement. The warrants vest over a three year period, subject to certain acceleration clauses. The Company recognized consulting expenses totaling $22,391 during the three months ended June 30, 2002 based on the fair value of the warrants granted on the grant date.

    In May 2003, the Company issued 150,000 options to purchase its common stock with an exercise price of $3.50 per share under the 2001 Stock Option Plan ("Stock Option Plan"). The options vest over a three year period from the date of grant. The Company recognized compensation expense totaling $8,750 during the three months ended June 30, 2002 based on the options intrinsic value on the grant date. Had compensation costs for all options issued under the Stock Option Plan been determined based on the fair value at the grant date consistent with the provisions of SFAS No. 123, net income and net income per share would have decreased to the pro forma amounts indicated below:

                                                    Three Months Ended June 30,          Six Months Ended June 30,
                                                   -----------------------------       -----------------------------
                                                       2003              2002              2003              2002
                                                   -----------       -----------       -----------       -----------
Net loss - as reported                             $(2,441,275)      $(1,280,923)      $(4,630,376)      $(2,027,461)
Less: total stock-based employee compensation
 expense determined under fair value based
 method for all awards granted to employees,
 net of related tax effect                            (316,955)         (191,134)         (605,322)         (382,268)
                                                   -----------       -----------       -----------       -----------
Net loss - pro forma                               $(2,758,230)      $(1,472,057)      $(5,235,698)      $(2,409,729)
                                                   -----------       -----------       -----------       -----------
Net loss per share - as reported
  Basic and diluted                                $     (0.16)      $     (0.08)      $     (0.30)      $     (0.13)
Net loss per share - pro forma
  Basic and diluted                                $     (0.18)      $     (0.10)      $     (0.34)      $     (0.16)

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses to be paid in connection with the sale of the shares of common stock being registered hereby. The Selling Holders will pay only those expenses directly related to the transfer of their securities. All amounts are estimates except for the Securities and Exchange Commission registration fee.

           Securities and Exchange Commission registration fee      $ 18,104
           Accounting fees and expenses                               20,000
           Legal fees and expenses                                    45,000
           Printing fees and expenses                                 15,000
           Blue-sky fees and expenses                                  5,000
           Transfer agent and registrar fees and expenses              5,000
           Miscellaneous                                               5,000
           Fees to be paid by Selling Security Holders                     0
                                                                    ========
           Total to be paid by Isolagen                             $113,104
                                                                    ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Isolagen's Certificate of Incorporation and Bylaws authorize it to indemnify directors, officers, employees and agents of Isolagen against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any action, suit or proceeding, if the party to be indemnified acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of Isolagen, and, with respect to any criminal action or proceeding, such party had no reasonable cause to believe his conduct was unlawful. The Certificate of Incorporation and the Bylaws of Isolagen also authorize it to indemnify directors, officers, employees and agents of Isolagen who is or was a party to or is threatened to be a party to, any threatened, pending, or completed action or suit by or in the right of Isolagen to procure a judgment in its favor by reason of the fact the he was a director, officer, employee or agent of Isolagen or of another entity at the request of Isolagen, against expenses (including reasonable attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Isolagen, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to Isolagen unless and to the extent that the court in which such suit or action was brought shall determine on application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

    The Bylaws also permit Isolagen to enter into indemnity agreements with individual directors, officers, employees, and other agents. Isolagen reserves the right to enter into such agreements with its directors and executive officers effective upon the closing of this offering. These agreements, together with the Bylaws and Articles of Incorporation, may require Isolagen, among other things, to indemnify directors or officers against certain liabilities that may arise by reason of their status or service as directors (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain and maintain directors' and officers' insurance if available on reasonable terms.

    Isolagen currently has directors' and officers' liability insurance.

    At present, there is no pending litigation or proceeding involving a director, officer or employee of Isolagen pursuant to which indemnification is sought, nor is Isolagen aware of any threatened litigation that may result in claims for indemnification.

    Delaware General Corporation Law, Section 145, and the Articles of Incorporation and Bylaws of Isolagen provide for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Isolagen has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

                                                              EXHIBIT
                                  DOCUMENT                    NUMBER
                Registrant's Certificate of Incorporation     3(i)

                Registrant's Bylaws                           3(ii)

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    On January 22, 2001, the Company, then known as American Financial Holding, Inc. entered into a purchase agreement (the "Purchase Agreement") with Alyda Macaluso, Laura Avignon, and Lighthouse Capital Insurance Co. whereby the Company issued 15,000,000 shares of common stock (pre-split) and issued $150,000 of promissory notes for $300,000 in cash. Under the terms of the Purchase Agreement, the Company obtained shareholder approval for a 21:4 reverse stock split, which resulted in the 4,279,449 shares of common stock outstanding at December 31, 2000 being consolidated into 199,974 post-split shares. In addition, the 15,000,000 pre-split shares of common stock issued to the purchasers were consolidated into 700,935 post split shares and the $150,000 promissory notes were automatically converted into 2,299,065 post-split shares of common stock; thus bringing the total interest in the Company held by the purchasers to 3,000,000 post-split shares of common stock. Accordingly, the Purchase Agreement resulted in a change in control of the Company. The transaction was effected pursuant to the exemption from registration set forth in Section 4(2) under the Securities Act. Each of the purchasers was sophisticated and had access to all information regarding the company. No placement agent or finder was involved in the transaction.

    On August 10, 2001, the Company acquired Isolagen Technologies through the merger of its wholly-owned subsidiary, Isolagen Acquisition Corp., a Delaware corporation ("Merger Sub"), and an affiliated entity, Gemini IX, Inc., a Delaware corporation ("Gemini"), with and into Isolagen Technologies (the "Merger"). As a result of the Merger, Isolagen Technologies became a wholly-owned subsidiary of the Company. Simultaneously with the Merger, the Company issued 1,346,669 shares, at $1.50 per share, of the Company's restricted common stock to Timothy J. Till, Michael Avignon, Michael Macaluso, and BASR Partnership, an entity beneficially owned by William F. Pettinati, William F. Pettinati, Jr. 1998 Gift Trust, and the Andrew P. Pettinati 1998 Gift Trust, for consideration totaling $2,020,000 in a private placement and converted $1,450,000 principal amount of Company debt and approximately $625,000 of accrued liabilities of the Company to equity. On November 13, 2001, the Company changed its name to Isolagen, Inc. The transaction was effected pursuant to the exemption from registration set forth in Section 4(2) under the Securities Act. Each of the purchasers was sophisticated and had access to all information regarding the Company. No placement agent or finder was involved in the transaction.

    On July 2002, the Company completed a private offering of 2,895,000 shares of Series A Convertible Preferred Stock, par value $0.001 per share, at an offering price of $3.50 per share. Each share of Series A Preferred Stock was convertible into two shares of common stock at any time after issuance and accrued dividends at 8% per annum payable in cash or additional shares of Series A Preferred Stock. In conjunction with the private offering, the Company issued to the placement agent warrants to purchase 1,158,000 shares of common stock with an exercise price of $1.93 per share. The warrants are exercisable immediately after grant, contain cashless exercise provisions, and expire five years thereafter. The private placement was made pursuant to reliance on Rule 506 of Regulation D and all of the investors were "accredited investors," as that term is defined in Rule 501(a) of Regulation D. Fordham Financial Management, Inc. ("Fordham"), a registered broker-dealer, acted as the placement agent. Fordham received an 8% commission, a 2% non-accountable expense allowance, a consulting fee of 1%, reimbursement of other identified costs in the amount of $1,087,985, and certain rights of indemnification. Those investors who purchased shares of our common stock in the July 2002 private placement are identified in footnote (3) in the Selling Holders table in "Securities Offered, the Selling Holders and the Plan of Distribution."

    In September 2002, the Company issued 375,000 warrants to purchase its common stock with an exercise price ranging from $1.50 to $2.50 per share to The Lotus Group ("Lotus"), located in San Francisco, CA, in conjunction with consulting services. The warrants vest over a ten year period, subject to certain acceleration clauses, and expire ten years following grant. Lotus is sophisticated and had access to all material information regarding the Company. The transaction was made pursuant to the exemption from registration provided by
Section 4(2) of the Securities Act of 1933. Consideration for the issuance of the warrants was the execution of a distribution agreement. No placement agent or finder was involved in the transaction.

    During the year ended December 31, 2002, the Company issued an additional 143,507 shares of Series A Preferred Stock in "in-kind" dividends on the Series A Preferred Stock. This issuance did not constitute a "sale" for purposes of the Securities Act of 1933.

    All of the Series A Convertible Preferred Stock has been converted into Common Stock by the holders.

    On January 7, 2003, the Company issued 61,600 shares of Common Stock in connection with the exercise of employee stock options by Robert E. Tompkins, a former executive officer of the Company who is sophisticated and had access to all material information regarding the Company. The transaction was effected in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No placement agent or finder was involved in the transaction.

    In February 2003, the Company issued 75,000 warrants to purchase its common stock with an exercise price of $5.94 per share to RCG Capital Markets Group, Inc. ("RCG"), located in Phoenix, AZ, in conjunction with our investor relations program. The warrants vest over certain performance criteria, and expire six years following grant. RCG is sophisticated and had access to all material information regarding the Company. The transaction was made pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933. Consideration for the issuance of the warrants was the execution of a distribution agreement. No placement agent or finder was involved in the transaction.

    In May 2003, the Company sold in a private offering 155,750 shares of Series B Convertible Preferred Stock, par value $0.001 per share, at an offering price of $28 per share. Each share of Series B Convertible Preferred Stock was convertible into 8 shares of Common Stock at any time after issuance and accrued dividends at 6% per annum payable in cash or additional shares of Series B Convertible Preferred Stock. After deducting the costs and expenses associated with the sale, the Company received cash totaling $3,919,078. The private placement was made pursuant to reliance on Rule 506 of Regulation D and all of the investors were "accredited investors," as that term is defined in Rule 501(a) of Regulation D. Fordham acted as the placement agent. Fordham received a 7% commission, a 3% non-accountable expense allowance, and reimbursement of other identified expenses in the amount of $279,480, as well as certain rights of indemnification. In conjunction with the private offering, the Company issued to the placement agent warrants to purchase 124,600 shares of common stock with an exercise price of $3.50 per share. The warrants are exercisable immediately after grant, contain cashless exercise provisions, and expire five years thereafter. Those investors who purchased shares of our common stock in the May 2003 private placement are identified in footnote (4) in the Selling Holders table in "Securities Offered, the Selling Holders and the Plan of Distribution."

    In April 2003, the Company issued 150,000 warrants to purchase its common stock with an exercise price of $3.50 per share to Equipmed Pty. Ltd. (the "Distributor"), located in Sydney, Australia, in conjunction with the conclusion of a distribution agreement. The warrants vest over a three year period, subject to certain acceleration clauses, and expire ten years following grant. The Distributor is sophisticated and had access to all material information regarding the Company. The transaction was made pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933. Consideration for the issuance of the warrants was the execution of a distribution agreement. No placement agent or finder was involved in the transaction.

    From June 17, 2003 through September 4, 2003, the Company issued 327,432 shares of its Common Stock in connection with the cashless exercise of a portion of the placement agent warrant previously issued to Fordham in connection with the private placement of Series A Convertible Preferred Stock in July 2002. The transaction was effected in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No party acted as a placement agent or finder in connection with this cashless exercise.

On August 28, 2003, the Company completed a private placement of 3,359,331 shares of its Common Stock, primarily to institutional investors, for consideration of $6.00 per share. The gross proceeds of the private placement were $20,155,986. The net proceeds after commissions and offering expenses were $18,553,062. Legg Mason Wood Walker, Incorporated ("Legg Mason"), a registered broker-dealer, acted as the placement agent. Legg Mason received a 7% placement fee and reimbursement of its expenses in the amount of $1,472,924. The transaction was effected in reliance upon the exemption from registration provided by Rule 506 of Regulation D. All of the investors were "accredited investors," as that term is defined in Rule 501(a) of Regulation D.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits Pursuant to Item 601 of Regulation S-K:


     EXHIBIT NO.                    IDENTIFICATION OF EXHIBIT
     -----------                    -------------------------

         2            Agreement and Plan of Merger by and among American Financial Holding, Inc., ISO
                      Acquisition Corp., Isolagen Technologies, Inc., Gemini IX, Inc., and William K. Boss,
                      Jr., Olga Marko and Dennis McGill dated August 1, 2001(1)

         3(i)         Amended Certificate of Incorporation (8)

         3(ii)        Bylaws (2)

         4.1          Specimen of Common Stock certificate (3)

         4.2          Certificate of Designations of Series A Convertible Preferred Stock (8)

         4.3          Certificate of Designations of Series B Convertible Preferred Stock (6)

         4.4          Letter of Transmittal for holders of promissory notes of Isolagen
                      Technologies, Inc. (1)

         4.5          Letter of Transmittal for stockholders of Isolagen Technologies, Inc. (1)

         4.6          Letter of Transmittal for stockholders of Gemini IX, Inc. (1)

           5          Opinion of Dilworth Paxson LLP (9)

        10.1          2003 Stock Option and Stock Appreciation Rights Plan (4)

        10.2          2001 Stock Option and Appreciation Rights Plan (5)

        10.3          Employment Agreement dated August 10, 2001 between Isolagen, Inc. and Olga
                      Marko (8)

        10.4          "Intentionally Blank"

        10.5          Employment Agreement dated May 28, 2002 between Isolagen, Inc. and Vaughan
                      Clift (8)

        10.6          Employment Agreement dated September 5, 2003 between Isolagen, Inc. and
                      Frank DeLape (8)

        10.7          Employment Agreement dated September 5, 2003 between Isolagen, Inc. and
                      Michael Macaluso (8)

        10.8          Employment Agreement dated September 5, 2003 between Isolagen, Inc. and
                      Jeffrey W. Tomz (8)

        10.9          Employment Agreement dated August 10, 2001 between Isolagen, Inc. and
                      William K. Boss, as amended on February 28, 2002 (8)

       10.10          "Intentionally Blank"

       10.11          Lease Agreement dated March 24, 2002 by and between the Registrant as
                      Lessee and Claire O Aceti Gbmh as Lessor (8)

       10.12          Lease Agreement dated November 20, 2002 by and between the Registrant as
                      Lessee and Lego Australia Pty Limited as Lessor (8)

       10.13          Intellectual Property Purchase Agreement between Isolagen Technologies, Inc.,
                      Gregory M. Keller, and PacGen Partners (9)

          21          List of Subsidiaries (7)

        23.1          Dilworth Paxson LLP Consent (9)

        23.2          Pannell Kerr Forster of Texas, P.C. Consent (10)

        24            Power of Attorney (included on signature page)


----------

(1) Previously filed as exhibit to the Registrant's Form 8-K as filed on August 22, 2001 and is incorporated by reference hereto.

(2) Previously filed as exhibit to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1991 and is incorporated by reference hereto.

(3) Previously filed as exhibit to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001 and is incorporated by reference hereto.

(4) Previously filed as appendix to the Registrant's Definitive Proxy Statement (DEF14A) filed with the SEC in connection with the 2003 Annual Stockholder Meeting and is incorporated by reference hereto.

(5) Previously filed as appendix to the Registrant's Definitive Proxy Statement (DEF14A) filed with the SEC in connection with the 2001 Annual Stockholder Meeting and is incorporated by reference hereto.

(6) Previously filed as appendix to the Registrant's Form 10-Q as filed on May 15, 2003 and is incorporated by reference hereto.

(7) Previously filed as exhibit to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 and is incorporated by reference hereto.

(8) Previously filed as appendix to the Registrant's Form S-1 as filed as filed on September 12, 2003 and is incorporated by reference hereto.


(9) Previously filed as appendix to the Registrant's amended Form S-1 as filed as filed on October 24, 2003 and is incorporated by reference hereto.



(10)     Filed herewith.

ITEM 17. UNDERTAKINGS.

    The Registrant hereby undertakes the following:

    (a) (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) include any Prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                  (iii) include any additional or changed material information of the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification relative to alleged securities act violations (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, the Registrant will submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this amended registration statement to be signed on its behalf by the undersigned, in the City of Houston, State of Texas, November 10, 2003.


                                            ISOLAGEN, INC.

                                            By: /s/ JEFFREY W. TOMZ

                                                Chief Financial Officer and
                                                Secretary

    In accordance with the requirements of the Securities Act of 1933, the following persons in their capacities and on the dates stated signed this registration statement.


 /s/ MICHAEL MACALUSO
-----------------------------
     Michael Macaluso              President, Chief Executive Officer and Director                            November 10, 2003

    /s/ FRANK DELAPE
-----------------------------
     Frank DeLape                  Chairman of the Board and Director                                         November 10, 2003

   /s/ MICHAEL AVIGNON
-----------------------------
     Michael Avignon               Director                                                                   November 10, 2003

    /s/ WILLIAM BOSS
-----------------------------
     William Boss                  Director                                                                   November 10, 2003

   /s/ JEFFREY W. TOMZ
-----------------------------
     Jeffrey W. Tomz               Chief Financial Officer and Accounting Officer and Secretary               November 10, 2003

   /s/ E. ASHLEY SMITH                                                                                        November 10, 2003
-----------------------------
     E. Ashley Smith               Director

 /s/ RALPH V. DE MARTINO                                                                                      November 10, 2003
-----------------------------
     Ralph V. De Martino           Director

   /s/ STEVEN MORRELL                                                                                         November 10, 2003
-----------------------------
     Steven Morrell                Director


                                INDEX TO EXHIBITS


   EXHIBIT NO.                   IDENTIFICATION OF EXHIBIT
   -----------                   -------------------------
        2        Agreement and Plan of Merger by and among American Financial Holding,
                 Inc., ISO Acquisition Corp., Isolagen Technologies, Inc., Gemini IX,
                 Inc., and William K. Boss, Jr., Olga Marko and Dennis McGill dated
                 August 1, 2001 (1)

        3 (i)    Amended Certificate of Incorporation (8)

        3 (ii)   Bylaws (2)

      4.1        Specimen of Common Stock certificate (3)

      4.2        Certificate of Designations of Series A Convertible Preferred Stock (8)

      4.3        Certificate of Designations of Series B Convertible Preferred Stock (6)

      4.4        Letter of Transmittal for holders of promissory notes of Isolagen Technologies, Inc. (1)

      4.5        Letter of Transmittal for stockholders of Isolagen Technologies, Inc. (1)

      4.6        Letter of Transmittal for stockholders of Gemini IX, Inc. (1)

        5        Opinion of Dilworth Paxson LLP (9)

     10.1        2003 Stock Option and Stock Appreciation Rights Plan (4)

     10.2        2001 Stock Option and Appreciation Rights Plan (5)

     10.3        Employment Agreement dated August 10, 2001 between Isolagen, Inc. and Olga Marko (8)

     10.4        "Intentionally Blank"

     10.5        Employment Agreement dated May 28, 2002 between Isolagen, Inc. and Vaughan Clift (8)

     10.6        Employment Agreement dated September 5, 2003 between Isolagen, Inc. and Frank DeLape (8)

     10.7        Employment Agreement dated September 5, 2003 between Isolagen, Inc. and Michael Macaluso (8)

     10.8        Employment Agreement dated September 5, 2003 between Isolagen, Inc. and Jeffrey W. Tomz (8)

     10.9        Employment Agreement dated August 10, 2001 between Isolagen, Inc. and William K. Boss, as amended on February 28, 2002 (8)

    10.10        "Intentionally Blank"

    10.11        Lease Agreement dated March 24, 2002 by and between the Registrant as Lessee and Claire O Aceti Gbmh as Lessor (8)

    10.12        Lease Agreement dated November 20, 2002 by and between the Registrant as Lessee  and Lego Australia
                 Pty Limited as Lessor (8)

    10.13        Intellectual Property Purchase Agreement between Isolagen Technologies, Inc., Gregory M. Keller, and PacGen Partners (9)

       21        List of Subsidiaries (7)

     23.1        Dilworth Paxson LLP Consent (9)

     23.2        Pannell Kerr Forster of Texas, P.C. Consent (10)

       24        Power of Attorney (included on signature page)


----------

  (1) Previously filed as exhibit to the Registrant's Form 8-K as filed on August 22, 2001 and is incorporated by reference hereto.

  (2) Previously filed as exhibit to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1991 and is incorporated by reference hereto.

  (3) Previously filed as exhibit to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001 and is incorporated by reference hereto.

  (4) Previously filed as appendix to the Registrant's Definitive Proxy Statement (DEF14A) filed with the SEC in connection with the 2003 Annual Stockholder Meeting and is incorporated by reference hereto.

  (5) Previously filed as appendix to the Registrant's Definitive Proxy Statement (DEF14A) filed with the SEC in connection with the 2001 Annual Stockholder Meeting and is incorporated by reference hereto.

  (6) Previously filed as appendix to the Registrant's Form 10-Q as filed on May 15, 2003 and is incorporated by reference hereto.

  (7) Previously filed as exhibit to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 and is incorporated by reference hereto.

  (8) Previously filed as appendix to the Registrant's Form S-1 as filed as filed on September 12, 2003 and is incorporated by reference hereto.


  (9) Previously filed as appendix to the Registrant's amended Form S-1 as filed as filed on October 24, 2003 and is incorporated by reference hereto.



 (10) Filed herewith.